Exhibit 99.1

THE CHOSEN, LLC
4 S 2600 W, SUITE 5
HURRICANE, UTAH 84737

TO THE UNITHOLDERS OF
THE CHOSEN, LLC:

You are cordially invited to attend a special meeting of unitholders of The Chosen, LLC (sometimes referred to herein as the “Company”) to be held on November 28, 2022.

The special meeting will be held virtually at 10:00 a.m., Hurricane, Utah time, on November 28, 2022. You can join the meeting using the following:

https://thechosen-tv.zoom.us/j/89569628545?pwd=cEtNV2dBd3MxdnF0S1RwZkkvaFVSQT09

Passcode: 291732

Or by Telephone dial (for higher quality, dial a number based on your current location):

US: +1 719 359 4580 or +1 253 205 0468 or +1 253 215 8782 or +1 346 248 7799 or +1 669 444 9171 or +1 669 900 9128 or +1 689 278 1000 or +1 301 715 8592 or +1 305 224 1968 or +1 309 205 3325 or +1 312 626 6799 or +1 360 209 5623 or +1 386 347 5053 or +1 507 473 4847 or +1 564 217 2000 or +1 646 558 8656 or +1 646 931 3860

Webinar ID: 895 6962 8545

Passcode: 291732

International numbers available: https://thechosen-tv.zoom.us/u/kgLf3yw7C

At this important meeting, you will be asked to consider and vote upon the following proposals:

•	The approval of the Plan of Conversion pursuant to which the Company will convert into a Delaware corporation;

•	The approval of a series of transactions and agreements with Come and See Foundation, Inc., a North Carolina non-profit corporation (“CAS”) (the “CAS Transactions”) reflected in the Contribution Funding Agreement (the “Contribution Agreement”), the Intellectual Property Assignment and Limited Assumption Agreement (the “IP Assignment Agreement”) and the License Agreement (the “License Agreement, and together with the Contribution Agreement and the IP Assignment Agreement, the “CAS Agreements”), pursuant to which CAS shall: (a) acquire from the Company substantially all of the intellectual property assets (but none of the liabilities) comprising the television series, “The Chosen,” including the first three existing seasons in distribution and all unproduced seasons of episodes, plus derivatives (collectively, the “Chosen Series”) (the “IP Purchase”); (b) make a series of financial contributions over time to the Company in the aggregate amount of One Hundred Fifty Million Dollars ($150,000,000) (the “Contribution Commitment”) for the Company’s use in the development, production, distribution and marketing of the Chosen Series and to provide the Company with operating and working capital, and including the Company’s and its principals’ agreement to continue developing, producing and delivering the Chosen Series and as consideration for the IP Purchase; and (c) exclusively and irrevocably license back to the Company, in perpetuity, all of the commercial rights in and to the Chosen Series, except for CAS’s retention of (i) exclusive rights to distribute the Chosen Series (in all languages) to non-profit entities and institutions (e.g., non-profit public and private educational institutions, ministries, churches, religious organizations and NGOs, government-religion organizations and public/private partnerships, educational institutions and schools affiliated with religious or ministerial organizations), (ii) exclusive rights to solicit charitable donations in connection with such non-profit sector distribution of, and in support of the further distribution of, the Chosen Series, (iii) certain royalty rights to the Chosen Series and the right to receive a special payment if certain defined liquidity events occur (if at all), (iv) non-exclusive rights to stream the Chosen Series on CAS’s VOD app and other related VOD media, and (v) certain approval and other administrative rights respecting the production and distribution of the Chosen series (the “CAS Reserved Rights”); and

•	The approval of any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies.

After careful consideration of all relevant factors, The Chosen Productions, LLC, a Utah limited liability company, that serves as The Chosen LLC’s Manager (the “Manager”), has determined that these proposals are fair to and in the best interests of the Company and its unitholders and has recommended that you vote or give instruction to vote “FOR” approval of each of them.

The Manager has determined that the CAS Transactions are fair to and in the best interests of the Company and its unitholders. Because the CAS Transactions require approval of a majority of the unitholders, the Company is seeking the consent of the unitholders of the CAS Transactions, and the Manager has recommended that you vote or give instruction to vote “FOR” approval of each of them. The Manager, which controls 55.4% of the voting power of The Chosen, LLC, intends to vote in favor of the proposals. Given that the Manager owns enough votes on its own to approve each of the proposals, it is unlikely that the proposals will not be approved.

The proxy statement following this letter is dated November 17, 2022 and is first being mailed to The Chosen, LLC unitholders on November 17, 2022. The Chosen, LLC’s Manager has specified the close of business on November 17, 2022 as the record date for the purpose of determining the unitholders who are entitled to receive notice of, and to vote at, the special meeting. Only unitholders of record at the close of business on the record date are entitled to notice of and to vote at the special meeting and at any adjournment or postponement thereof. Each unitholder is entitled to one vote for each unit of The Chosen, LLC held on the record date.

Enclosed is a notice of special meeting and proxy statement containing detailed information concerning the proposal to adopt the CAS Agreements, the other proposals and the meeting.

Your vote is important, regardless of the number of units of The Chosen, LLC you own. Whether or not you plan to attend the special meeting, please authorize the individuals named on your proxy to vote your units, by returning your proxy card electronically. This will not prevent you from voting in person at the special meeting, if you so desire.

I look forward to seeing you at the meeting.

Sincerely,

The Chosen Productions, LLC, Manager

/s/Derral Eves
Derral Eves

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE PLAN OF CONVERSION OR THE CASE AGREEMENTS (INCLUDING, WITHOUT LIMITATION, THE IP SALE, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

TABLE OF CONTENTS

Annexes

A.	Plan of Conversion
B.	Contribution Agreement
C.	IP Assignment Agreement
D.	License Agreement
E.	Delaware Certificate of Incorporation

QUESTIONS AND ANSWERS ABOUT THE
THE CHOSEN, LLC SPECIAL MEETING

These Questions and Answers are only summaries of the matters they discuss. Please read this entire proxy statement.

Q.	Why is The Chosen, LLC proposing to convert into a Delaware corporation?	A. The Manager believes it will be beneficial to The Chosen, LLC and its members to obtain the benefits of Delaware’s comprehensive, widely used and extensively interpreted body of corporate law. The Manager believes the benefits are supported by the fact that more than half of the Fortune 500 publicly traded companies are incorporated in Delaware.

Q.	Why is The Chosen, LLC proposing to enter the Contribution Agreement, the IP Assignment Agreement and the License Agreement with CAS?

A.           After careful consideration, the Manager has determined that the CAS Agreements are fair to, and in the best interests of, The Chosen, LLC and its unitholders for the following reasons:

•      The proposal offers The Chosen, LLC additional funding and liquidity, supplementing existing revenue sources, in order to increase production quality, deliver content quicker, and provide additional working capital to increase the marketing reach of the franchise and position the Company for growth in years to come.

•      The proposal allows The Chosen, LLC to partner with a non-profit to further the reach of the franchise into markets that may not be commercially viable for a for-profit-entity. For example, CAS may provide translation and marketing support into countries where it is unlikely that those investments will provide an adequate return to shareholders. The Company has determined that partnering with CAS offers the most effective way to extend the franchise to underserved markets worldwide furthering The Chosen, LLC’s stated goal of reaching one billion people with the story of Jesus.

•      The proposal offers the Chosen the additional liquidity necessary to pay the preferred shareholders 120% of their original investment (when and if declared by the Converted Entity’s Board of Directors).

Q	How will the CAS transaction effect the rights originally held by Angel Studios?	A. On September 2, 2022, The Chosen, LLC sent a notice to VidAngel Inc. (a/k/a Angel Studios, Inc.) (“Angel Studios”) providing Angel Studios with notice of termination of the Exclusive Video-on-Demand and Subscription Video-on-Demand License Agreement between the Company and Angel Studios, dated November 26, 2019 (the “Angel Agreement”). On October 18, 2022 The Chosen, LLC and Angel Studios entered into a new agreement that ended the Angel Agreement. The new agreement provides Angel Studios the ability to stream The Chosen Series only on the Angel app. Certain other performance based financial benefits were also granted to Angel Studios as a condition of a mutual release of all claims between the parties.

Q.	What is being voted on?

A.           You are being asked to vote on three proposals:

•      The approval of the Plan of Conversion, pursuant to which The Chosen, LLC will convert into a Delaware corporation;

•      The approval of the CAS Agreements pursuant to which CAS shall: (a) make a series of financial contributions to the Company in the aggregate amount of the Contribution Commitment, to be funded in one or more advances for the Company’s use in the development, production, distribution and marketing of the Chosen Series,to provide the Company with operating and working capital and as consideration for the IP Purchase; (b) effectuate the IP Purchase; and (c) exclusively and irrevocably license back to the Company, in perpetuity, all rights of every kind and nature whatsoever in and to the Chosen Series, except for CAS Reserved Rights; and

1

• The approval of any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies.

Q.	What vote is required to approve the proposals?	A. Approval of the Plan of Conversion to a Delaware Corporation, the approval of the CAS Agreements and the adjournment proposal requires the affirmative vote of holders of a majority of the voting power of The Chosen, LLC that is issued and outstanding on the record date. The Manager controls 55.4% of the voting power of The Chosen, LLC and intends to vote in favor of the proposals. Given that the Manager owns enough votes on its own to approve each of the proposals, it is unlikely that the proposals will not be approved.

Q.	What will happen to my membership interests if The Chosen LLC converts into a Delaware corporation?	A. At the effective time of conversion of the: (a) the Common Units of the members that were outstanding immediately prior to the Effective Time shall be converted into shares of Common Stock of the Delaware corporation (the “Converted Entity”), with $0.001 par value per share (the “Common Stock”), on a one-to-one-half basis, which shall be designated Series A Common Stock and shall have ten votes per share. To the extent such conversion results in the issuance of fractional shares of Series A Common Stock, such fractional shares shall be rounded up to the nearest whole shares of Series A Common Stock; and (b) the Class A Preferred Units that were outstanding immediately prior to the Effective Time shall be converted into shares of Series A Preferred Stock of the Converted Entity, with $0.001 par value per share (the “Series A Preferred Stock”), on a one-to-one-half basis, which shall be designated and Series A Preferred Stock and shall have one vote per share. To the extent such conversion results in the issuance of fractional shares of Series A Preferred Stock, such fractional shares shall be rounded up to the nearest whole shares of Series A Preferred Stock. Each share Series A Preferred Stock shall be entitled to a dividend (when and if declared by the Converted Entity’s Board of Directors) at the rate of up to 120% of the original issue price of $2.00 (after giving effect to a 1/2 for 1 reverse split that will take place prior to the Conversion) (the “Dividend”), and upon payment of the Dividend the shares of Series A Preferred Stock shall automatically convert, without any action on the part of the stockholders, into shares of the Converted Entity’s Series B Common Stock, with $0.001 par value per share, on a one-to-one basis. Each share of Series B Common stock shall have one vote per share and otherwise (except with respect to the number of votes per share) shall have the same rights and preferences as the Series A Common Stock.

	Will the Conversion change the voting control of the Company?	A. The Manager will continue to have majority voting control over the Converted Entity. However, because the Manager will receive Class A Common Stock, which has 10 votes for every one share owned, the Manager will control approximately 92.5% of the vote of the Converted Entity, as opposed to the 55.4% that it owns for The Chosen, LLC.

Q.	Do The Chosen, LLC unitholders have dissenter or appraisal rights under Utah law?	A. No. Unitholders do not have dissenter or appraisal rights.

2

Q.	When do you expect the Conversion and the transaction with CAS to close?	A. If the proposal to convert into a Delaware corporation and the proposal to adopt the CAS Agreements are approved at the special meeting, The Chosen, LLC expects to consummate the Conversion and close on the CAS Agreements promptly after the meeting.

Q.	If I am not going to attend the special meeting in person, should I return my proxy card instead?	A. Yes. After carefully reading and considering the information in this document, please fill out your proxy card electronically. A properly executed proxy will be counted for the purpose of determining the existence of a quorum.

Q.	How do I change my vote?	A. Send a later-dated, signed proxy card to The Chosen, LLC’s secretary prior to the date of the special meeting or attend the special meeting in person and vote. You also may revoke your proxy by sending a notice of revocation to The Chosen, LLC, 4 S 2600 W, Suite 5, Hurricane, Utah 84737 Attn: President

Q.	Who can help answer my questions?	A. If you have questions, you may write The Chosen, LLC, 4 S 2600 W, Suite 5, Hurricane, Utah 84737, Attention: President, or call(833) 924-6736.

Q.	When and where will the special meeting be held?

A.          The virtual meeting will be held at 10:00 a.m., local time, on November 28, 2022.  .  You can join the meeting using the following:

https://thechosen-tv.zoom.us/j/89569628545?pwd=cEtNV2dBd3MxdnF0S1RwZkkvaFVSQT09

Passcode: 291732

Or by Telephone dial (for higher quality, dial a number based on your current location):

US: +1 719 359 4580 or +1 253 205 0468 or +1 253 215 8782 or +1 346 248 7799 or +1 669 444 9171 or +1 669 900 9128 or +1 689 278 1000 or +1 301 715 8592 or +1 305 224 1968 or +1 309 205 3325 or +1 312 626 6799 or +1 360 209 5623 or +1 386 347 5053 or +1 507 473 4847 or +1 564 217 2000 or +1 646 558 8656 or +1 646 931 3860

Webinar ID: 895 6962 8545

Passcode: 291732

International numbers available: https://thechosen-tv.zoom.us/u/kgLf3yw7C

3

SUMMARY

This section summarizes information related to the (a) proposals to be voted on at the special meeting and (b) consideration to be offered to The Chosen, LLC unitholders. These items are described in greater detail elsewhere in this proxy statement. This entire proxy statement and the other documents to which it refers (which are annexed hereto) should be carefully read.

The Chosen, LLC

The Chosen, LLC, a Utah limited liability company, was formed on October 24, 2017. Our Company has two wholly-owned subsidiaries, The Chosen Texas, LLC and The Chosen House, LLC, and one subsidiary of which the Company owns 100% voting interest and none of the non-voting interest, Impossible Math, LLC, whose activity has been consolidated into The Chosen, LLC with all significant intercompany balances and transactions being eliminated. Our objective is to develop and produce an episodic television series entitled “The Chosen” (the “Series”). “The Chosen” is the first-ever multi-season TV series about the life of Christ and those He touched. Our Company produces, markets and distributes the Series to a worldwide market. Our Company has successfully released Seasons 1 and 2, consisting of eight episodes each, a Christmas special in theatres, commenced the pre-production phase for Season 3 in anticipation of future capital raising to continue to produce the Series.

The mailing address of The Chosen, LLC’s principal executive office is 4 S 2600 W, Suite 5, Hurricane, Utah 84737, and its telephone number is (833) 924-6736.

The Conversion

Pursuant to the Plan of Conversion, The Chosen, LLC will convert into a Delaware corporation. At the effective time of conversion of the: (a) the Common Units of the members that were outstanding immediately prior to the Effective Time shall be converted into shares of Common Stock of the Delaware corporation (the “Converted Entity”), with $0.001 par value per share (the “Common Stock”), on a one-to-one-half basis, which shall be designated Series A Common Stock; and (b) the Class A Preferred Units that were outstanding immediately prior to the Effective Time shall be converted into shares of Series A Preferred Stock of the Converted Entity, with $0.001 par value per share (the “Series A Preferred Stock”), on a one-to-one-half basis.

The CAS Transactions and Agreements

The Chosen LLC (including for the company pro forma for the Conversion) proposes to enter into a series of transactions and agreements with Come and See Foundation, Inc., a North Carolina non-profit corporation (“CAS”) (the “CAS Transactions”) reflected in the Contribution Funding and Production Services Agreement (the “Contribution Agreement”), the Intellectual Property Assignment and Limited Assumption Agreement (the “IP Assignment Agreement”) and the License Agreement (the “License Agreement, and together with the Contribution Agreement and the IP Assignment Agreement, the “CAS Agreements”) with CAS. Pursuant to the CAS Agreements, CAS shall: (a) acquire from the Company substantially all of the intellectual property assets (but none of the liabilities) comprising the television series, “The Chosen,” including the first three existing seasons in distribution and all unproduced seasons of episodes, plus derivatives (collectively, the “Chosen Series”) (the “IP Purchase”); (b) make a series of financial contributions over time to the Company in the aggregate amount of One Hundred Fifty Million Dollars ($150,000,000) (the “Contribution Commitment”) for the Company’s use in the development, production, distribution and marketing of the Chosen Series and to provide the Company with operating and working capital, and including the Company’s and its principals’ agreement to continue developing, producing and delivering the Chosen Series and as consideration for the IP Purchase; and (c) exclusively and irrevocably license back to the Company, in perpetuity, all of the commercial rights in and to the Chosen Series, for development, production, distribution and licensing by the Company. CAS shall retain (and is not licensing back to Company) certain rights in the Chosen Series, comprised of: (i) exclusive rights to distribute the Chosen Series (in all languages) to non-profit entities and institutions (e.g., non-profit public and private educational institutions, ministries, churches, religious organizations and NGOs, government-religion organizations and public/private partnerships, educational institutions and schools affiliated with religious or ministerial organizations), (ii) exclusive rights to solicit charitable donations in connection with such non-profit sector distribution of, and in support of the further distribution of, the Chosen Series, (iii) certain royalty rights to the Chosen Series and the right to receive a special payment if certain defined liquidity events occur (if at all), (iv) non-exclusive rights to stream the Chosen Series on CAS’s VOD app and other related VOD media, and (v) certain approval and other administrative rights respecting the production and distribution of The Chosen series (the “CAS Reserved Rights”).

4

Procedure. The Plan of Conversion and the CAS Transactions and the CAS Agreements must be adopted by the holders of a majority of the voting power of The Chosen, LLC’s units. After its unitholders have adopted the Plan of Conversion and Agreement, subject to certain government regulatory reviews and approvals, The Chosen, LLC will consummate the transaction with CAS and thereafter convert into a Delaware corporation, subject to the terms and conditions as described in this proxy statement.

If the CAS Agreements are Not Approved. If the CAS Agreements are not adopted, The Chosen, LLC will not be able to go forward with the transaction with CAS.

Vote Required. Approval of the proposal to adopt the CAS Agreements requires the affirmative vote of holders of a majority of the voting power of The Chosen, LLC’s units. Approval of the adjournment proposal will require the affirmative vote of holders of a majority of the voting power of The Chosen, LLC’s units represented in person or by proxy and entitled to vote at the special meeting. The Manager controls 55.4% of the voting power of The Chosen, LLC and intends to vote in favor of the proposals. Given that the Manager owns enough votes on its own to approve each of the proposals, it is unlikely that the proposals will not be approved.

The Chosen, LLC Special Meeting

Date, Time and Place. The special meeting of The Chosen, LLC’s unitholders will be held virtually at 10:00 a.m., Hurricane Utah, time, on November 28, 2022. You can join the meeting using the following:

https://thechosen-tv.zoom.us/j/89569628545?pwd=cEtNV2dBd3MxdnF0S1RwZkkvaFVSQT09

Passcode: 291732

Or by Telephone dial (for higher quality, dial a number based on your current location):

US: +1 719 359 4580 or +1 253 205 0468 or +1 253 215 8782 or +1 346 248 7799 or +1 669 444 9171 or +1 669 900 9128 or +1 689 278 1000 or +1 301 715 8592 or +1 305 224 1968 or +1 309 205 3325 or +1 312 626 6799 or +1 360 209 5623 or +1 386 347 5053 or +1 507 473 4847 or +1 564 217 2000 or +1 646 558 8656 or +1 646 931 3860

Webinar ID: 895 6962 8545

Passcode: 291732

International numbers available: https://thechosen-tv.zoom.us/u/kgLf3yw7C

Voting Power; Record Date. A The Chosen, LLC investor will be entitled to vote or direct votes to be cast at the special meeting if the investor owned The Chosen, LLC units at the close of business on November 17, 2022, the record date for the special meeting. Each investor will have one vote for each unit of The Chosen, LLC owned at that time.

At the close of business on November 17, 2022, the record date, there were 25,090,030 units of The Chosen, LLC outstanding. Each unit of The Chosen, LLC entitles its holder to cast one vote per proposal.

Dissenters and Appraisal Rights. Unitholders do not have dissenters and appraisal rights.

Proxies; Solicitation. Your proxy is being solicited by The Chosen, LLC on each proposal being presented to unitholders at the special meeting. Proxies may be solicited in person or by mail, telephone or other electronic means. If you grant a proxy, you may still vote your units in person if you revoke your proxy before the special meeting.

Significant Stockholdings. The Chosen Productions, LLC, the Manager of The Chosen, LLC, directly holds a majority of the issued and outstanding units of The Chosen, LLC. Most of the management team are members hold interested in the Manager. The holdings of the members of Manager whom are indirect significant unitholders are detailed in “Beneficial Ownership of Securities.”

5

The Chosen, LLC’s Recommendation; Interests of the Manager and Officers. After careful consideration, The Chosen, LLC’s Manager has determined that the Plan of Conversion and the CAS Transactions and the CAS Agreements are fair to, and in the best interests of, The Chosen, LLC and its unitholders. The Manager has approved and declared advisable the proposals, and recommends that the investors vote, or direct that the investor’s vote to be cast, “FOR” the approval of each. When you consider the recommendation of the Manager, you should keep in mind that the Manager may have interests in the merger that are different from, or in addition to, yours. For example:

•	Our management team, both before and after the conversion to a Delaware corporation, will directly and indirectly (through their ownership of the Manager) have majority voting control over us. However, they (directly and indirectly through their ownership of the Manager) will receive shares of Series A Common Stock in the Conversion, which have ten votes for each share, as opposed to Series A Preferred Stock and Series B Common Stock, which will have one vote per share. Therefore, the Manager will control approximately 92.5% of the vote for the Converted Entity, as opposed to the 55.4% that it owns for The Chosen, LLC. Given their majority control over our voting power, our management may approve actions or activities of the Converted Entity that benefit themselves to the detriment of the holders of the other securities in the Converted Entity.

•	Certain members of our management team have business interests outside of The Chosen, LLC and may be in a position to use the continued growth of the Converted Entity to engage in activities using rights obtained from The Chosen, LLC to enrich themselves personally.

6

THE CHOSEN, LLC SPECIAL MEETING

The Chosen, LLC is furnishing this proxy statement to its unitholders as part of the solicitation of proxies by the Manager for use at the special meeting in connection with the following Transactions:

•	The approval of the Plan of Conversion, pursuant to which The Chosen, LLC will convert into a Delaware corporation;

•	The approval of the Contribution Funding Agreement (the “Agreement”) with Come and See Foundation, Inc. (“CAS”); and

This document provides information unitholders need to know to be able to vote or instruct their vote to be cast at the special meeting.

Date, Time and Place. The Chosen, LLC will hold the special meeting virtually at 10:00 a.m., Hurricane, Utah, time, on November 28, 2022. . You can join the meeting using the following:

https://thechosen-tv.zoom.us/j/89569628545?pwd=cEtNV2dBd3MxdnF0S1RwZkkvaFVSQT09

Passcode: 291732

Or by Telephone dial (for higher quality, dial a number based on your current location):

US: +1 719 359 4580 or +1 253 205 0468 or +1 253 215 8782 or +1 346 248 7799 or +1 669 444 9171 or +1 669 900 9128 or +1 689 278 1000 or +1 301 715 8592 or +1 305 224 1968 or +1 309 205 3325 or +1 312 626 6799 or +1 360 209 5623 or +1 386 347 5053 or +1 507 473 4847 or +1 564 217 2000 or +1 646 558 8656 or +1 646 931 3860

Webinar ID: 895 6962 8545

Passcode: 291732

International numbers available: https://thechosen-tv.zoom.us/u/kgLf3yw7C

Purpose. At the special meeting, holders of The Chosen, LLC will be asked to approve the following proposals:

•	The approval of the Plan of Conversion, pursuant to which The Chosen, LLC will convert into a Delaware corporation;

•	The approval of a series of transactions and agreements between the Company and Come and See Foundation, Inc., a North Carolina non-profit corporation (“CAS”) (the “CAS Transactions”) reflected in the Contribution Funding and Production Services Agreement (the “Contribution Agreement”), the Intellectual Property Assignment and Limited Assumption Agreement (the “IP Assignment Agreement”) and the License Agreement (the “License Agreement, and together with the Contribution Agreement and the IP Assignment Agreement, the “CAS Agreements”); and

•	The approval of any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies.

The Chosen, LLC’s Manager determined that each of the foregoing proposals are fair to, and in the best interests of, The Chosen, LLC and its unitholders, approved and declared each of them advisable, and recommends that The Chosen, LLC’s unitholders vote “FOR” the approval of the Plan of Conversion, the CAS Agreements and any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies.

Record Date; Who is Entitled to Vote. The “record date” for the special meeting is November 17, 2022. Unit holders of The Chosen, LLC at the close of business on the record date are entitled to vote or have their votes cast at the special meeting. On the record date, there were 25,090,030 outstanding units of The Chosen, LLC. Each unit is entitled to one vote per proposal at the special meeting.

Vote Required. Approval of the proposal to adopt the Plan of Conversion and the CAS Agreements requires the affirmative vote of holders of a majority of the voting power of The Chosen, LLC. Approval of the adjournment or postponement of the proposal will require the affirmative vote of holders of a majority of the voting power of The Chosen, LLC represented in person or by proxy and entitled to vote at the special meeting.

The Manager controls 55.4% of the voting power of The Chosen, LLC and intends to vote in favor of the proposals. Given that the Manager owns enough votes on its own to approve each of the proposals, it is unlikely that the proposals will not be approved.

Voting Your Units. Each unit that you own in your name entitles you to one vote per proposal.

7

There are three ways to vote your units at the special meeting:

By signing and returning your proxy card electronically. If you vote by proxy, your “proxy,” whose names are listed on the proxy card, will vote your units as you instruct on the card. If you sign and return the proxy card, but do not give instructions on how to vote your units, your units will be voted as recommended by The Chosen, LLC Manager “for” approval of each proposal.

You can attend the virtual special meeting and vote in person.

Questions About Voting. If you have any questions about how to vote or direct a vote in respect of your The Chosen, LLC units, you may call the office of the President of The Chosen, LLC at (833) 924-6736. You may also want to consult your financial and other advisors about the vote.

Revoking Your Proxy and Changing Your Vote. If you are a record holder and you give a proxy, you may revoke it or change your voting instructions at any time before it is exercised by:

Sending another proxy with a later date;

Notifying The Chosen, LLC, 4 S 2600 W, Suite 5, Hurricane, Utah 84737, Attention: Brad Pelo, President, in writing before the special meeting that you have revoked your proxy; or

Attending the special meeting, revoking your proxy and voting in person.

Rights of Unitholders Who Object. The Chosen, LLC unitholders are not entitled to dissenters or appraisal rights under Utah law in connection with the Plan of Conversion or the Transaction.

Solicitation Costs. The Chosen, LLC is soliciting proxies on behalf of The Chosen, LLC’s Manager. This solicitation is being made by email, but also may be made in person or by telephone or other electronic means. The Chosen, LLC and its respective directors, officers, employees and consultants may also solicit proxies in person or by mail, telephone or other electronic means. In addition, The Chosen, LLC unitholders, officers and directors may solicit proxies in person or by mail, telephone or other electronic means on The Chosen, LLC’s behalf. These persons will not be paid for doing this.

The Chosen, LLC has not hired a firm to assist in the proxy solicitation process but may do so if it deems this assistance necessary. The Chosen, LLC will pay all fees and expenses related to the retention of any proxy solicitation firm.

8

PROPOSAL TO COnvert to a
delaware corporation

Pursuant to the Plan of Conversion, The Chosen, LLC will convert into a Delaware corporation. At the effective time of conversion: (a) the Common Units of the members that were outstanding immediately prior to the Effective Time shall be converted into shares of Common Stock of the Delaware corporation (the “Converted Entity”), with $0.001 par value per share (the “Common Stock”), on a one-to-one-half basis, which shall be designated Series A Common Stock and shall have ten votes per share. To the extent such conversion results in the issuance of fractional shares of Series A Common Stock, such fractional shares shall be rounded up to the nearest whole shares of Series A Common Stock; and (b) the Class A Preferred Units that were outstanding immediately prior to the Effective Time shall be converted into shares of Series A Preferred Stock of the Converted Entity, with $0.001 par value per share (the “Series A Preferred Stock”), on a one-to-one-half basis, which shall be designated and Series A Preferred Stock and shall have one vote per share. To the extent such conversion results in the issuance of fractional shares of Series A Preferred Stock, such fractional shares shall be rounded up to the nearest whole shares of Series A Preferred Stock. Each share Series A Preferred Stock shall be entitled to dividend (when and if declared by the Converted Entity’s Board of Directors) at the rate of up to 120% of the original issue price of $2.00 (after giving effect to a 1/2 for 1 reverse split that will take place prior to the Conversion) (the “Dividend”), and upon payment of the Dividend shall automatically convert without any action on the part of the stockholders into shares of the Converted Entity’s Series B Common Stock, with $0.001 par value per share, on a one-to-one basis. Each share of Series B Common stock shall have one vote per share and otherwise (except with respect to the number of votes per share) shall have the same rights and preferences as the Series A Common Stock.

Each share of Series A Preferred Stock will have the following rights and preferences:

•	Each share Series A Preferred Stock shall be entitled to dividend (when and if declared by the Converted Entity’s Board of Directors) at the rate of up to 120% of the original issue price of $2.00 (after giving effect to a 1/2 for 1 reverse split that will take place prior to the Conversion) (the “Dividend”);
•	Certain preferential payments in connection with mergers, acquisitions and liquidation events;
•	Each share of Series A Preferred Stock will be converted into one share of Series B Common Stock upon receipt of the Dividend. The Series B Common Stock has one vote per share (as compared to the Series A Common Stock, which has one vote per share; and
•	The right to one vote on each matter to be voted on by the Common Stock

The terms of the Series A Preferred Stock are described in more detail in the form of Certificate of Incorporation attached hereto as Annex E.

The Chosen, LLC’s Reasons for the Conversion and Its Recommendation.

The Chosen, LLC’s Manager concluded that the conversion to a Delaware corporation is in the best interests of The Chosen, LLC’s unitholders.

The Manager believes it will be beneficial to The Chosen, LLC and its members to obtain the benefits of Delaware’s comprehensive, widely used and extensively interpreted body of corporate law. The Manager believes the benefits are supported by the fact that more than half of the Fortune 500 publicly traded companies are incorporated in Delaware.

Conclusion of The Chosen, LLC’s Manager.

After careful consideration of all relevant factors, The Chosen, LLC’s Manager determined that the Plan of Conversion is fair to, and in the best interests of, The Chosen, LLC and its unitholders. The Manager has approved and declared the proposal advisable and recommends that you vote or give instructions to vote “FOR” the approval of the proposal to adopt the CAS Agreements.

The foregoing discussion of the information and factors considered by The Chosen, LLC Manager is not meant to be exhaustive, but includes the material information and factors considered by it.

9

PROPOSAL TO ADOPT THE
CONTRIBUTION AGREEMENT AND RELATED AGREEMENTS

General

The Chosen LLC (including for the company pro forma for the Conversion) a series of transactions and agreements with Come and See Foundation, Inc., a North Carolina non-profit corporation (“CAS”) (the “CAS Transactions”) reflected in the Contribution Funding Agreement (the “Contribution Agreement”), the Intellectual Property Assignment and Limited Assumption Agreement (the “IP Assignment Agreement”) and the License Agreement (the “License Agreement, and together with the Contribution Agreement and the IP Assignment Agreement, the “CAS Agreements”) with CAS. Pursuant to the CAS Agreements, CAS shall: (a) acquire from the Company substantially all of the intellectual property assets (but none of the liabilities) comprising the television series, “The Chosen,” including the first three existing seasons in distribution and all unproduced seasons of episodes, plus derivatives (collectively, the “Chosen Series”) (the “IP Purchase”); (b) make a series of financial contributions over time to the Company in the aggregate amount of One Hundred Fifty Million Dollars ($150,000,000) (the “Contribution Commitment”) for the Company’s use in the development, production, distribution and marketing of the Chosen Series to provide the Company with operating and working capital, and including the Company’s and its principals’ agreement to continue developing, producing and delivering the Chosen Series and as consideration for the IP Purchase; and (c) exclusively and irrevocably license back to the Company, in perpetuity, all of the commercial rights in and to the Chosen Series, for development, production, distribution and licensing by the Company. CAS shall retain (and is not licensing back to Company) certain rights in the Chosen Series, comprised of: (i) exclusive rights to distribute the Chosen Series (in all languages) to non-profit entities and institutions (e.g., non-profit public and private educational institutions, ministries, churches, religious organizations and NGOs, government-religion organizations and public/private partnerships, educational institutions and schools affiliated with religious or ministerial organizations), (ii) exclusive rights to solicit charitable donations in connection with such non-profit sector distribution of, and in support of the further distribution of, the Chosen Series, (iii) certain royalty rights to the Chosen Series and the right to receive a special payment if certain defined liquidity events occur (if at all), (iv) non-exclusive rights to stream the Chosen Series on CAS’s VOD app and other related VOD media, and (v) certain approval and other administrative rights respecting the production and distribution of The Chosen series (the “CAS Reserved Rights”).

The CAS Agreements

This section describes the material terms of the CAS Transactions. This summary does not purport to be complete and may not contain all of the information about the CAS Transactions that is important to you. This section is not intended to provide you with any factual information about The Chosen, LLC. As the documents are not yet finalized, the Manager may agree to make certain non-material changes to the CAS Agreements with CAS prior to signing.

The Company is proposing to enter into a series of transactions (the “CAS Transactions”) with the non-profit Come and See Foundation, Inc. (“CAS”) to become effective on or about November 28, 2022.

The CAS Transactions are set forth in the Contribution Funding and Production Services Agreement (the “Contribution Agreement”), the Intellectual Property Assignment and Limited Assumption Agreement (the “IP Assignment Agreement”) and the License Agreement (the “License Agreement, and together with the Contribution Agreement and the IP Assignment Agreement, the “CAS Agreements”) with CAS. Pursuant to the CAS Agreements, CAS shall: (a) acquire from the Company substantially all of the intellectual property assets (but none of the liabilities) comprising the television series, “The Chosen,” including the first three existing seasons in distribution and all unproduced seasons of episodes, plus derivatives (collectively, the “Chosen Series”) (the “IP Purchase”); (b) make a series of financial contributions over time to the Company in the aggregate amount of One Hundred Fifty Million Dollars ($150,000,000) (the “Contribution Commitment”) for the Company’s use in the development, production, distribution and marketing of the Chosen Series and to provide the Company with operating and working capital, and including the Company’s and its principals’ agreement to continue developing, producing and delivering the Chosen Series and as consideration for the IP Purchase; and (c) exclusively and irrevocably license back to the Company, in perpetuity, all of the commercial rights in and to the Chosen Series, for development, production, distribution and licensing by the Company. CAS shall retain (and is not licensing back to Company) certain rights in the Chosen Series, comprised of: (i) exclusive rights to distribute the Chosen Series (in all languages) to non-profit entities and institutions (e.g., non-profit public and private educational institutions, ministries, churches, religious organizations and NGOs, government-religion organizations and public/private partnerships, educational institutions and schools affiliated with religious or ministerial organizations), (ii) exclusive rights to solicit charitable donations in connection with such non-profit sector distribution of, and in support of the further distribution of, the Chosen Series, (iii) certain royalty rights to the Chosen Series and the right to receive a special payment if certain defined liquidity events occur (if at all), (iv) non-exclusive rights to stream the Chosen Series on CAS’s VOD app and other related VOD media, and (v) certain approval and other administrative rights respecting the production and distribution of The Chosen series (the “CAS Reserved Rights”).

10

In the CAS Transactions, a portion of the funds contributed by CAS t equal to $4.5 million will be allocated as the purchase price (the “Purchase Price”) for the IP Purchase. It is contemplated that a portion of the initial portion of the funding remitted to the Company will be used to pay a dividend to existing unit holders of the Company in an amount equal to one 120% of the original issuance price of such units or $2.00 (after giving effect to a 1/2 for 1 reverse split that will take place prior to the Conversion).

Pursuant to the terms of the CAS Transactions (a) the Company will receive a 90% share of donation net proceeds received by CAS through the NP Chosen App, and (b) CAS will receive a defined royalty participation (the “Royalty”) in certain revenue generated by the Company’s exhibition and distribution of the Programs, which Royalty will be equal to 5% of such defined revenue and which Royalty will be payable to CAS on a calendar quarterly basis for the initial two years following the initial commercial release or broadcast of each Program and on a calendar semi-annual basis thereafter for so long as such Royalty is payable to CAS.

The funds contributed by CAS will accrue interest only after seven years from the closing of the CAS Transactions, and will be repayable to CAS, less (i) the Purchase Price and (ii) all amounts of the Royalty previously paid to CAS, only on the occurrence of certain defined liquidity events, which include an acquisition, merger, sale of substantially all assets, bankruptcy, insolvency and/or any incurring of debt or equity financing in the amount of $98.5 million or more (but excluding the CAS Transactions).

As part of the CAS Transactions, the Company will hold (a) a security interest in the Assigned Rights which will terminate with respect to the CAS Reserved Rights upon the Company’s receipt of at least $38 million of the funds contributed by CAS, and which will terminate in its entirety upon the Company’s receipt of the full Contribution Commitment, and (b) a security interest in the Licensed Rights. CAS will hold a security interest in the Licensed Rights to secure CAS’s rights and entitlements pursuant to the Contribution Funding Agreement.

If the CAS Transactions are not consummated (through no fault of CAS), including if the Company unitholders fail to approve the CAS Transactions, the Company has agreed to issue CAS a reduced license of: (i) non-exclusive rights to distribute the Chosen Series (in all languages) to non-profit entities and institutions (e.g., non-profit public and private educational institutions, ministries, churches, religious organizations and NGOs, government-religion organizations and public/private partnerships, educational institutions and schools affiliated with religious or ministerial organizations); (ii) exclusive rights to solicit and retain charitable donations in connection with CAS’s distribution of the Chosen Series; and (iii) non-exclusive rights to stream the Chosen Series on CAS’s VOD app and other related VOD media (the “Backup CAS NP License”). The Backup CAS NP License shall be perpetual in duration and shall not require any license fee or royalty payment to Company by CAS, however, the Company will receive a 90% share of donation net proceeds received by CAS through the NP Chosen App.

Expenses

Each party to the CAS Agreements will bear its own expenses in connection with the CAS Agreements and the transactions contemplated by the CAS Agreements.

The Chosen, LLC’s Reasons for the CAS Transactions, the CAS Agreements and Its Recommendation.

After careful consideration, The Chosen LLC’s Manager has determined that the CAS Transactions and the CAS Agreements are fair to, and in the best interests of, The Chosen, LLC and its unitholders for the following reasons:

•	The Company has previously expended significant effort and time raising financing to produce and distribute The Chosen Series. CAS is a creditworthy non-profit entity, and its offer to provide funding to the Company and liquidity that it will provide, will allow Company management to devote additional time to the development, production and distribution of the Chosen Series, rather than procuring financing for the Company.

11

•	The proposal offers The Chosen, LLC additional funding and liquidity, supplementing existing revenue sources, in order to increase production quality, deliver content quicker, and provide additional working capital to increase the marketing reach of the franchise and position the Company for growth in years to come. The Company has expended considerable effort over time investigating its funding options, and the CAS Transactions represent a unique and highly attractive opportunity for the Company.

•	The proposal allows The Chosen, LLC to benefit directly from the financial wherewithal of a well-funded non-profit to further the reach of the franchise into markets that may not be commercially viable for a for-profit-entity. For example, CAS will provide translation and marketing support into countries where it is unlikely that those investments (if pursued as a commercial endeavor) would provide an adequate (or any) return to shareholders. The Company has determined that the funding and support comprising the CAS Transactions offers the most effective way to extend the franchise to underserved markets worldwide furthering The Chosen, LLC’s stated goal of reaching one billion people with the story of Jesus.

•	If subsequently approved by the Board of Directors of the Converted Entity, the proposal offers the Chosen the additional liquidity necessary to pay the preferred shareholders 120% of their original investment (when and if declared by the Converted Entity’s Board of Directors).

Other financing and funding proposals considered by the Company did not offer the certainty of funding, or the attractive financial and production terms, as the CAS Transactions. CAS allowed the Company reasonable and ample time to explore other opportunities while also considering the proposed CAS Transaction.

Conclusion of The Chosen, LLC’s Manager.

After careful consideration of all relevant factors, The Chosen, LLC’s Manager determined that the CAS Agreements are fair to, and in the best interests of, The Chosen, LLC and its unitholders. The Manager has approved and declared the proposal advisable and recommends that you vote or give instructions to vote “FOR” the approval of the proposal to approve the CAS Transactions and adopt the CAS Agreements.

The foregoing discussion of the information and factors considered by The Chosen, LLC Manager is not meant to be exhaustive, but includes the material information and factors considered by it.

12

PROPOSAL TO ADJOURN OR POSTPONE THE SPECIAL MEETING
FOR THE PURPOSE OF SOLICITING ADDITIONAL PROXIES

This proposal allows The Chosen, LLC’s Manager to submit a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the proposal to adopt the CAS Agreements.

If this proposal is not approved by The Chosen, LLC’s unitholders, its Manager may not be able to adjourn the special meeting to a later date in the event there are not sufficient votes at the time of the special meeting to approve the proposal to adopt the Transaction.

Conclusion of The Chosen, LLC’s Manager.

After careful consideration of all relevant factors, The Chosen, LLC’s Manager determined that the proposal to allow adjournment or postponement of the special meeting for the purpose of soliciting additional proxies is in the best interests of The Chosen, LLC and its unitholders. The Manager has approved and declared the proposal advisable and recommends that the unitholders vote or give instructions to vote “FOR” the proposal.

13

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets out certain information with respect to the beneficial ownership of the voting securities of the company, as of the Record Date, for:

•	Each person who we know beneficially owns more than five percent of any class of our voting securities.
•	Each of our director and director nominees.
•	Each of our executive officers.
•	All of our directors, director nominees and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all securities that they beneficially own, subject to applicable community property laws.

Title of Class	Name and Address of Beneficial Owner (1)	Number of Units (2)	Percent of Voting Power

Common Units	The Chosen Productions, LLC	13,900,000	55.4%

Common Units	Derrall Eves (3) (4)	13,900,000	55.4%

Common Units	The Manager and the Officers of the Company, as a group(4)	13,900,000	55.4%

(1)	Unless otherwise indicated, the address for each beneficial owner is c/o The Chosen, LLC, 4 S 2600 W, Suite 5, Hurricane, Utah 84737.
(2)	Based on 25,090,030 units outstanding as of the Record Date.
(3)	Derall Eves is the managing member of The Chosen Productions, LLC,
(4)	Consists of Common Units owned by the Chosen Productions, LLC.

14

Board of Directors and Management Following Conversion

Following the conversion to a Delaware corporation, the directors and officers of the Company will be the following persons:

Name	Position	Term of Office	Age
Derral Eves	Chief Strategy Officer and Director	February 2018-Present	48
Dallas Jenkins	Chief Creative Officer and Director	February 2018 - Present	47
JD Larsen	Chief Finance Officer	November 2022 - Present	47
Bradley Pelo	President	December 2021 - Present	59
Adam Swerdlow	Vice President, Operations	July 2020 - Present	37
Jeremiah Smith	Vice President, Creative Director	August 2021 - Present	45
Katherine Warnock	Vice President, Original Content	September 2021 - Present	41
Robert Starnes	Vice President, Product and Licensing	February 2022 - Present	64
Kyle Young	Vice President of Distribution and International	July 2022 - Present	43

Derral Eves

Derral Eves is our Chief Strategy Officer and will be one of our directors after we convert to a Delaware corporation. Mr. Eves graduated from Southern Utah University with a bachelor’s degree in Communications and Public Relations and a minor in Spanish. Since January 2006, Mr. Eves has served as the Chief Executive Officer of Creatus, LLC. Mr. Eves is the creator of VidSummit, the leading professional conference for social media creators. Mr. Eves is one of the world’s top YouTube and online video marketing experts. The content on Mr. Eves’ distribution channels have received over 24 billion video views on Youtube and over 9 billion views on Facebook. Mr. Eves is also the mentor of some of the biggest and most impactful YouTube and social media stars. He has been featured on Good Morning America, The Today Show, NBC, ABC, CBS, FOX, ESPN, FORBES, AdWeek, Christians Today, World Religion News, and several other media outlets. He was recently featured in an article published by Forbes as #4 on the list of “20 Must Watch YouTube Channels That Will Change Your Business.”

Dallas Jenkins

Dallas Jenkins is our Chief Creative Officer and will be one of our directors after we convert to a Delaware corporation. Mr. Jenkins graduated from Northwestern College with a bachelor’s degree in Bible and Communications. Mr. Jenkins currently serves as the president of Jenkins Entertainment and is primarily responsible for the oversight of the production of all films and videos produced by Jenkins Entertainment. Mr. Jenkins is also a film writer who has worked in Hollywood for nearly two decades, creating films for Warner Brothers, Lionsgate, Hallmark Channel, PureFlix and Universal. Mr. Jenkins has created several faith-based films, such as Midnight Clear, What If…, Though None Go With Me and The Resurrection of Gavin Stone. Mr. Jenkins is the son of celebrated Christian author Jerry B. Jenkins (the creator of The Left Behind Series and The Jesus Chronicles Series).

JD Larsen

JD Larsen is our Chief Finance Officer. Mr. Larsen has a broad range of experience working with organizations from technology start-ups to fortune 500 companies both private and public, most recently as VP of Finance and Operations for Driven Technologies, a start-up focused on cyber security and network modernization. Prior to that, Mr. Larsen spent 10 years at Presidio Networked Solutions, a $4 billion dollar technology company, where he held various executive level positions throughout his tenure, most notably Division CFO for Presidio’s largest division. Prior to that, Mr. Larsen spent six years at Marriott Vacations Worldwide and assisted in the successful tax-free spin-off from Marriott International as independently traded company. Prior to that, Mr. Larsen worked for the Walt Disney Company as a key leader in Disney’s highly selective Management Audit Organization as well as other finance roles where he worked with numerous operating segments, including Studio Entertainment, to optimize financial operations both domestically and internationally. He started his career working for PriceWaterhouseCoopers in Pittsburgh, PA as a Certified Public Accountant assisting clients through various public offerings and SEC reporting issues. He holds a bachelor’s of science degree in accounting from Grove City College and lives in Orlando Florida with his wife Caroline and their three children. After over 25 years in the corporate world with some of the largest most recognizable brands, he is passionate about now applying his knowledge and experience to the biggest mission of them all: reaching more people with the gospel of Jesus Christ.

15

Brad Pelo

Mr. Pelo is a seasoned business executive having served as co-founder, president or CEO of Ancestry.com, Folio (Microsoft), NextPage (Proofpoint), I.TV (DirecTV) and Radiant Studios. In the film and television world he was executive producer of The Legend of Johnny Lingo (MGM), Outlaw Trail and Forever Strong as well as an annual telecast for the Pentagon Channel, Stadium of Fire. Prior to his appointment as President of The Chosen, Brad was Chief Distribution Officer at Angel Studios. He serves on charitable boards that support the arts and leadership development.

Adam Swerdlow

Adam Swerdlow serves as VP of Operations. Mr. Swerdlow graduated from University of Massachusetts-Amherst with a bachelor’s degree in Communications and a minor in Film. Originally from the suburbs of New York City in Connecticut, starting in 2011 Adam built a financial planning practice at Northwestern Mutual. In order to be closer to his family who moved to California in 2007, Adam moved his practice and tenacity to Newport Beach in Q3 of 2016. During his tenure at Northwestern Mutual he accomplished many goals including achieving million dollar round table (MDRT) and other numerous company and industry accolades. He was also responsible for recruiting, building and managing teams of Financial Advisors in his respective offices. Adam left Northwestern in 2019 to practice as an Independent Financial Advisor and also co-founded The Financial Advisors Alliance, a coaching and consulting firm for Financial Advisors. In 2020 The Financial Advisors Alliance was acquired by Model FA where Adam continues to consult. Not only does he bring his wealth of knowledge from his near decade as a Financial Advisor, he also brings his skillset in business development, operations and management. Adam also stays active as a member of a few local charities, chambers and community foundations. When he is not working, he enjoys being as physically active as possible with his wife Shaylene, daughter Hazel and dog, Poppy.

Jeremiah Smith

Jeremiah Smith has worked in marketing at scale in three distinct industries. As a young pastor in New England, he cut his marketing teeth as a consultant for Purpose-Driven Ministries and the Willow Creek Association. Then, as a content strategist and producer for multiple global brands, his work appeared in over 20 languages across print, digital, and television. Most recently, Jeremiah was responsible for brand and creative across Walmart communications, including some of their largest branding efforts in company history. Jeremiah and his family are passionate foster and approval advocates.

Katherine Warnock

Katherine Warnock is VP of Original Content with the global phenomenon television series The Chosen. Katherine holds a background in strategic content, marketing, and branding-based leadership spanning media, fashion, and social enterprise. Previously head of faith and family content at MGM Studios, Katherine helped to steer growth by 985% to a 24 million-plus audience, averaging 1.4 billion organic video views yearly. A dual resident of America and the UK, Katherine has worked with elite brands from Paramount Pictures, Warner Brothers, and Sony to Ford, Aerie, and Gillette with a goal of positively affecting culture through purposeful, anchored, mission-driven media.

Robert Starnes

Robert Starnes serves The Chosen as VP Product Distribution & Licensing. Mr. Starnes has served as an executive in the licensing, product distribution space for 30+ years. His career began in retail at Target, where he served as one of the youngest operations executive in their history. Building on his time at Target, Bob went on to open a chain of children’s retail stores which won the Playthings Magazine award for “Best Up and Coming Toy Retailers of the 90’s” (FAO Schwarz was the co-winner). Bob went on to oversee stores for Lemstone Christian Bookstores and then served as VP of Licensing and Publishing at Big Idea VeggieTales before opening Brentwood Studios with former COO of VeggieTales Terry Pefanis and Brock Starnes. Serving as the Senior partner he oversaw three divisions of the worldwide brands in consulting, publishing, and production for 13+ years. Mr. Starnes is known as the key licensing and distribution executive on products with a Biblical worldview.

Kyle Young

Kyle leads distribution and international for The Chosen across platform partnerships, global expansion, and international audience connection. Most recently he founded Tiny Horse, an award-winning entertainment production and marketing company that sold to Team Whistle in 2020, overseeing partnerships and network growth from Charlotte NC. He previously led the launch and growth of Halogen TV, a millennial-focused cable network subsequently sold to Participant Media in 2012. Prior to this, he led INSP’s development of their international cable network across 80 countries. With extensive experience in entertainment, marketing, and corporate finance, he’s comfortable with a wide range of businesses from Fortune 100 media companies and investments to early-stage DTC ecommerce brands. Kyle has worked with media companies across the US and EMEA and grew up in France and Morocco.

16

Executive Compensation

This section describes the material elements of the compensation awarded to, earned by, or paid to our Chief Executive Officer, Derral Eves, and our two other most highly compensated executive officers, for the two fiscal years ended December 31, 2021.

Name and principal position	Year	Salary ($)	Bonus ($)	Stock awards ($)	Option awards ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)		Total ($)
Derral Eves, Chief Strategy Officer	2021	250,833	250,000	-	-	-			500,833
	2020	67,500	-	-	-	-			67,500
Dallas Jenkins, Chief Creative Officer (1)	2021	347,563	250,000	-	-	-	269,416	(1)	866,979
	2020	112,500	-	-	-	-	61,666	(1)	174,166
Adam Swerdlow, Vice President, Operations	2021	211,269	75,000	-	-	-			286,269
	2020	83,333	-	-	-	-			83,333

(1)	Included in all other compensation are payments made to companies owned by Dallas Jenkins and his spouse for various agreements to write various books related to the series and provide advertising services. See “— Certain Relationships and Related Transactions, and Director Independence” for additional information.

Principal Elements of Compensation

The compensation of the company’s executive officers comprises of the following major elements: (a) base salary; and (b) an annual, discretionary cash bonus. These principal elements of compensation are described below.

Base Salaries

Base salary is provided as a fixed source of compensation for our executive officers. Adjustments to base salaries will be reviewed annually and as warranted throughout the year to reflect promotions or other changes in the scope of breadth of an executive officer’s role or responsibilities, as well as to maintain market competitiveness.

Annual Bonuses

Annual bonuses may be awarded based on qualitative and quantitative performance standards and will reward performance of our executive officers individually. The determination of an executive officer’s performance may vary from year to year depending on economic conditions and conditions in the entertainment industry and may be based on measures such as stock price performance, the meeting of financial targets against budget, the meeting of acquisition objectives and balance sheet performance.

Certain Relationships and Related Transactions, and Director Independence.

From time to time the Company may engage in transactions with related persons. Related persons are defined as any director or officer of the Company; any person who is the beneficial owner of 10% or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power; any promotor of the Company; any immediate family member of any of the foregoing persons or an entity controlled by any such person or persons.

During 2019, the company engaged an advertising agency, which is wholly owned by Dallas Jenkins. The Company paid the advertising agency $0 in 2021 and $37,925 in 2020.

We have entered into various agreements with a company owned by Dallas Jenkins and his spouse to write various books related to the Series. The related company receives a percentage of sales for each book. In total, the amount paid and accrued to the related company for writer fees and book royalties was $269,416 as of December 31, 2021, and $23,741 as of December 31, 2020.

During 2021, we also engaged a relative of Dallas Jenkins to provide social media advertising services. The Company paid the related party $5,500 in 2021.

17

DELIVERY OF DOCUMENTS TO UNITHOLDERS

The Chosen, LLC and services that it employs to deliver communications to its unitholders are permitted to deliver to two or more unitholders sharing the same address a single copy of each of The Chosen, LLC’s proxy statement. Upon written or oral request, The Chosen, LLC will deliver a separate copy of the proxy statement to any unitholder at a shared address who wishes to receive separate copies of such documents in the future. Unitholders receiving multiple copies of such documents may likewise request that The Chosen, LLC deliver single copies of such documents in the future. Unitholders may notify The Chosen, LLC of their requests by calling The Chosen, LLC at (833) 924-6736 or writing The Chosen, LLC at The Chosen, LLC’s principal executive offices at 4 S 2600 W, Suite 5, Hurricane, Utah 84737.

WHERE YOU CAN FIND MORE INFORMATION

Information and statements contained in this proxy statement or any annex are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to or incorporated by reference into this document.

If you have questions about the CAS Agreements or the conversion, you should contact:

The Office of the President

The Chosen, LLC

4 S 2600 W, Suite 5

Hurricane, Utah 84737

18

FOLD AND DETACH HERE AND READ THE REVERSE SIDE

PROXY

THE CHOSEN, LLC
4 S 2600 W, SUITE 5, HURRICANE, UTAH 84737

SPECIAL MEETING OF UNITHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE MANAGER

OF THE CHOSEN, LLC

The undersigned appoints JD Larsen and Brad Pelo, and each of them with full power to act without the other, as proxies, each with the power to appoint a substitute, and thereby authorizes either of them to represent and to vote, as designated on the reverse side, all units of The Chosen, LLC held of record by the undersigned on November 17, 2022 at the Special Meeting of Unitholders to be held on November 28, 2022, and any postponement or adjournment thereof.

THIS PROXY REVOKES ALL PRIOR PROXIES GIVEN BY THE UNDERSIGNED.

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTIONS ARE GIVEN WITH RESPECT TO A PROPOSAL, THIS PROXY WILL BE VOTED “FOR” THE PROPOSAL. THE CHOSEN, LLC’S MANAGER RECOMMENDS A VOTE “FOR” THE PROPOSALS SHOWN ON THE REVERSE SIDE.

The Chosen, LLC

Voting electronically is quick, easy and immediate. As a The Chosen, LLC unitholder, you have the option of voting your units electronically, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your units in the same manner as if you marked, signed, dated and returned a proxy card. Votes submitted electronically must be received by 11:59 p.m., Utah time, on November 25, 2022.

i

FOLD AND DETACH HERE AND READ THE REVERSE SIDE PROXY

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTIONS ARE GIVEN WITH RESPECT TO A PROPOSAL, THIS PROXY WILL BE VOTED “FOR” THE PROPOSALS. THE CHOSEN, LLC’S MANAGER RECOMMENDS A VOTE “FOR” EACH OF THE PROPOSALS.

1. The approval of the Plan of Conversion, pursuant to which the Company will convert into a Delaware corporation.	FOR ☐	AGAINST ☐	ABSTAIN ☐

2 The approval of a series of transactions and agreements with Come and See Foundation, Inc., a North Carolina non-profit corporation reflected in the Contribution Funding and Production Services Agreement, the Intellectual Property Assignment and Limited Assumption Agreement and the License Agreement.	FOR ☐	AGAINST ☐	ABSTAIN ☐

3. The approval of any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies.	FOR ☐	AGAINST ☐	ABSTAIN ☐

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT		☐

PLEASE MARK, DATE AND RETURN THIS PROXY PROMPTLY.

Name	Signature	Date

Sign exactly as name appears on this proxy card. If units are held jointly, each holder should sign. Executors, administrators, trustees, guardians, attorneys and agents should give their full titles. If unitholder is a corporation, sign in full name by an authorized officer.

ii

Annex A

PLAN OF CONVERSION

This PLAN OF CONVERSION (this “Plan of Conversion”) is adopted as of December [●], 2022 for the purpose of effecting the conversion (the “Conversion”) of The Chosen, LLC, a Utah limited liability company (the “Converting Entity”), into a Delaware corporation to be known as “The Chosen, Inc.” (the “Converted Entity”).

1.             The name of the Converting Entity immediately prior to the Conversion is “The Chosen, LLC.” The Converting Entity is a limited liability company duly organized under the laws of the State of Utah.

2.             The name of the Converted Entity immediately after the Conversion shall be “The Chosen, Inc.” The Converted Entity will be a corporation duly incorporated under the laws of the State of Delaware.

3.             The Converting Entity and the Converted Entity intend for the Conversion to constitute a reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended, and for this Plan of Conversion to constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g).

4.             The Conversion shall become effective at the time of filing (the “Effective Time”) with the Secretary of State of the State of Delaware of the Certificate of Conversion and the Certificate of Incorporation, substantially in the forms attached hereto as Schedule I, pursuant to Section 48-3a-1041 of the Utah Revised Uniform Limited Liability Company Act and Section 265 of the Delaware General Corporation Law. After the filings with the Secretary of State of the State of Delaware, there shall be filed with the Secretary of State of the State of Utah the Articles/Statement of Conversion, substantially in the form attached hereto as Schedule II.

5.             Upon the Effective Time:

(a)           the Converting Entity shall for all purposes be considered to be the same entity as the Converted Entity, and the Conversion shall constitute a continuation of the existence of the Converting Entity in the form of the Converted Entity;

(b)           all the rights and property, whether real, personal or mixed, of the Converting Entity shall continue to be vested in the Converted Entity;

(c)           all debts, liabilities and obligations of the Converting Entity shall continue as debts, liabilities and obligations of the Converted Entity;

(d)           all rights of creditors and liens upon the property of the Converting Entity shall be preserved unimpaired and remain enforceable against the Converted Entity to the same extent as against the Converting Entity as if the Conversion had not occurred; and

(e)           any action or proceeding pending by or against the Converting Entity may be continued against the Converted Entity as if the Conversion had not occurred.

6.             As promptly as practical following the Effective Time, the board of directors of the Converted Entity (the “Board”) shall adopt the Bylaws of the Converted Entity, substantially in the form attached hereto as Schedule III (the “Bylaws”). From and after the Effective Time, the affairs of the Converted Entity shall be governed by the Delaware General Corporation Law, the Certificate of Incorporation of the Converted Entity and, following their adoption by the Board, the Bylaws. At the Effective Time, the Amended and Restated Operating Agreement of the Converting Entity (as amended, the “A&R Operating Agreement”) shall be terminated and of no further force and effect.

7.             At the Effective Time, the authorized number of directors on the Board shall be seven (7). Derral Eves and Dallas Jenkins shall be the initial members of the Board and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. Accordingly, at the Effective Time, there shall initially be five (5) vacant seats on the Board. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the A&R Operating Agreement.

8.             At the Effective Time, automatically by virtue of the Conversion and without any further action on the part of the Converting Entity, the Converted Entity or any Members or the Manager of the Converted Entity: (a) the Common Units of the Members that were outstanding immediately prior to the Effective Time shall be converted into shares of Common Stock of the Converted Entity, with $0.001 par value per share (the “Common Stock”), on a one-to-one-half basis, which shall be designated Series A Common Stock; and (b) the Class A Preferred Units that were outstanding immediately prior to the Effective Time shall be converted into shares of Series A Preferred Stock of the Delaware Corporation, with $0.001 par value per share (the “Series A Preferred Stock”), on a one-to-one-half basis. To the extent such conversion results in the issuance of fractional shares of Common Stock or Series A Preferred Stock, such fractional shares shall be rounded up to the nearest whole shares of Common Stock or Series A Preferred Stock, as applicable. For clarity, there will be no conversion of Class B Units because no Class B Units were outstanding immediately prior to the Effective Time and, accordingly, all of the authorized Class B Units shall be terminated at the Effective Time. As of the Effective Time, each such share of Common Stock and Series A Preferred Stock shall be duly and validly issued, fully paid and nonassessable. Each share of Series A Preferred Stock shall be entitled to a dividend (when and if declared by the Board) at the rate of up to 120% of the original issue price of $2.00 (after giving effect to the reverse split as set forth above).

9.             Notwithstanding its prior approval, this Plan of Conversion may be amended or abandoned before the Conversion takes effect if the amendment or abandonment is approved in writing by a Majority in Interest of the Members and the Manager.

Schedule I

STATE OF DELAWARE
CERTIFICATE OF CONVERSION
FROM A UTAH LIMITED LIABILITY COMPANY TO
A DELAWARE CORPORATION PURSUANT TO

SECTION 265 OF THE DELAWARE GENERAL CORPORATION LAW

November ___, 2022

1.)            The limited liability company is formed under the jurisdiction of the State of Utah.

2.)            The jurisdiction immediately prior to filing this Certificate is the State of Utah.

3.)            The name of the limited liability company immediately prior to filing this Certificate is The Chosen, LLC.

4.)            The date the limited liability company was first formed is October 24, 2017.

5.)            The name of the corporation as set forth in the Certificate of Incorporation is The Chosen, Inc.

IN WITNESS WHEREOF, the undersigned being duly authorized to sign on behalf of the converting Utah Limited Liability Company has executed this Certificate of Conversion as of the day and year first written above.

By:
Derral Eves, Authorized Person

Schedule II

Articles/Statement of Conversion (Utah)

This form cannot be hand written.

State of Utah
Department of Commerce
Division of Corporations & Commercial Code
Articles/Statement of Conversion

Non-Refundable Processing Fee: $37.00

1. The Articles/Statement of Conversion shall state:

Entity Number: 10573806-0160

First: The name and entity type of the company immediately prior to the filing of the conversion:

Name: The Chosen, LLC

Entity Type (Corp, LLC, LP, Partnership, DBA, etc.): LLC

Second: The date and state where the company was first created and, if it has changed, its jurisdiction immediately prior to its conversion;

October 24, 2017
Date of formation

Utah
State / Jurisdiction

Third: The name and entity type of the company as set forth in its converted entity filing;

Name: The Chosen, Inc.

Entity Type: Corporation

Delaware
State / Jurisdiction

____
Registered Agent address or mailing address for service of process if not qualified as a foreign entity in Utah

Fourth: The future effective date of the conversion to the new entity if it is not to be effective upon the filing of the conversion;

__________________(MM-DD-YYYY)

Fifth: Under penalties of perjury, I declare that the Articles/Statement of Conversion have been duly approved by the owners of the entity.

Name: Derral Eves

Signature: ______________________

Title: Authorized Person

Date: ______________________

2. Additional filing requirements: The non-refundable processing fee of $37.00 payable to the State of Utah, and application for new entity must accompany this form. No additional fee for the new application.

Under GRAMA {63G-2-201}, all registration information maintained by the Division is classified as public record. For confidentiality purposes, you may use the business entity physical address rather than the residential or private address of any individual affiliated with the entity.

Mailing/Faxing Information: www.corporations.utah.gov/contactus.html Division's Website: www.corporations.utah.gov

03/16

Schedule III

BYLAWS

OF

THE CHOSEN, INC.

ARTICLE I
OFFICES

SECTION 1. Principal Office. The registered office of The Chosen, Inc. (the “Corporation”) shall be located in such place as may be provided from time to time in the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”).

SECTION 2. Other Offices. The Corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors (the “Board”) may from time to time determine or as the business of the Corporation may require.

ARTICLE II
STOCKHOLDERS

SECTION 1. Annual Meetings. The annual meeting of the stockholders of the Corporation shall be held wholly or partially by means of remote communication or at such place, within or without the State of Delaware, on such date and at such time as may be determined by the Board and as shall be designated in the notice of said meeting.

SECTION 2. Special Meetings. Special meetings of the stockholders for any purpose or purposes, unless otherwise prescribed by statute or by the Certificate of Incorporation, may be held wholly or partially by means of remote communication or at any place, within or without the State of Delaware, and may be called by resolution of the Board, or by the Chief Executive Officer and/or President (in each case, as defined below), or by the holders of not less than one-quarter of all of the shares entitled to vote at the meeting.

SECTION 3. Notice and Purpose of Meetings. Notice of the place (if any), date, hour, the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting), and means of remote communication, if any, of every meeting of stockholders shall be given by the Corporation not less than ten days nor more than sixty days before the meeting (unless a different time is specified by law) to every stockholder entitled to vote at the meeting as of the record date for determining the stockholders entitled to notice of the meeting. Notices of special meetings shall also specify the purpose or purposes for which the meeting has been called. Notices of meetings to stockholders may be given by mailing the same, addressed to the stockholder entitled thereto, at such stockholder’s mailing address as it appears on the records of the Corporation and such notice shall be deemed to be given when deposited in the U.S. mail, postage prepaid. Without limiting the manner by which notices of meetings otherwise may be given effectively to stockholders, any such notice may be given by electronic transmission in accordance with applicable law. Notice of any meeting need not be given to any stockholder who shall, either before or after the meeting, submit a waiver of notice or who shall attend such meeting, except when the stockholder attends for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Any stockholder so waiving notice of the meeting shall be bound by the proceedings of the meeting in all respects as if due notice thereof had been given.

SECTION 4. Quorum. The holders of a majority of the shares of capital stock issued and outstanding and entitled to vote, represented in person or by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business, except as otherwise provided by statute or by the Certificate of Incorporation. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the stockholders present in person or represented by proxy shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented any business may be transacted which might have been transacted at the meeting as originally notified.

SECTION 5. Voting Process. If a quorum is present or represented, the affirmative vote of a majority of the shares of stock present or represented at the meeting, by ballot, proxy or electronic ballot, shall be the act of the stockholders unless the vote of a greater number of shares of stock is required by law, by the Certificate of Incorporation or by these bylaws of the Corporation (these “Bylaws”). Each outstanding share of stock having voting power, shall be entitled to one vote on each matter submitted to a vote at a meeting of stockholders. A stockholder may vote either in person, by proxy executed in writing by the stockholder or by his duly authorized attorney-in-fact, or by an electronic ballot from which it can be determined that the ballot was authorized by a stockholder or proxyholder. The term, validity and enforceability of any proxy shall be determined in accordance with the General Corporation Law of the State of Delaware.

SECTION 6. Written Consent of Stockholders Without a Meeting. Whenever the stockholders are required or permitted to take any action by vote, such action may be taken without a meeting, without prior notice and without a vote, if a written consent or electronic transmission, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting called for such purpose.

ARTICLE III
DIRECTORS

SECTION 1. Powers. The business affairs of the Corporation shall be managed by its Board, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these Bylaws directed or required to be exercised or done by the stockholders. The Board may adopt such rules and regulations, not inconsistent with the Certificate of Incorporation or these Bylaws or applicable laws, as it may deem proper for the conduct of its meetings and the management of the Corporation.

SECTION 2. Number, Qualifications, Term. The Board shall consist of one or more members. The number of directors shall be fixed initially by the Plan of Conversion adopted as of October [__], 2022 and may thereafter be changed from time to time by resolution of the Board. Directors need not be residents of the State of Delaware nor stockholders of the Corporation. The directors shall be elected at the annual meeting of the stockholders, and each director elected shall serve until the next succeeding annual meeting and until his successor shall have been elected and qualified.

SECTION 3. Vacancies. Vacancies and newly created directorships resulting from any increase in the number of directors may be filled by a majority of the directors then in office, though less than a quorum, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify. A vacancy created by the removal of a director by the stockholders may be filled by the stockholders.

SECTION 4. Place of Meetings. Meetings of the Board, regular or special, may be held either within or without the State of Delaware.

SECTION 5. Regular Meetings. Regular meetings of the Board may be held upon such notice, or without notice, and at such time and at such place as shall from time to time be determined by the Board.

SECTION 6. Special Meetings. Special meetings of the Board may be called by the Chairman (as defined below), the Chief Executive Officer and/or President or by the number of directors who then legally constitute a quorum, with at least forty-eight hours’ notice to each director given by one of the means specified in the following sentence other than by mail or with at least three days’ notice if given by mail. Such notice shall be deemed given effectively if given in person or by telephone, mail addressed to such director at such director’s address as it appears on the records of the Corporation, facsimile, email or by other means of electronic transmission.

SECTION 7. Notice; Waiver. Attendance of a director at any meeting shall constitute a waiver of notice of such meeting, except where a director attends for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board need be specified in the notice or waiver of notice of such meeting.

SECTION 8. Quorum. A majority of the total number of directors then in office shall constitute a quorum for the transaction of business unless a greater number is required by law, by the Certificate of Incorporation or by these Bylaws. If a quorum shall not be present at any meeting of directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

SECTION 9. Action Without a Meeting; Telephone Meetings. Any action required or permitted to be taken at a meeting of the directors may be taken without a meeting if a consent in writing or by electronic transmission, setting forth the action so taken, shall be signed by all of the directors entitled to vote with respect to the subject matter thereof. In addition, meetings of the Board may be held by means of telephone conference or other communications equipment by means of which all persons participating in the meeting can hear each other and be heard, as permitted by the General Corporation Law of the State of Delaware.

SECTION 10. Action. Except as otherwise provided by law or in the Certificate of Incorporation or these Bylaws, if a quorum is present, the affirmative vote of a majority of the members of the Board will be required for any action.

SECTION 11. Removal of Directors. Any director may be removed, either for or without cause, at any time by action of the holders of a majority of the outstanding shares of stock entitled to vote thereon, either at a meeting of the holders of such shares or, whenever permitted by law, without a meeting by their written consents thereto.

SECTION 12. Interested Directors. No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board or committee thereof which authorizes the contract or transaction, or solely because his, her or their votes are counted for such purpose, if (i) the material facts as to his, her or their relationship or interest and as to the contract or transaction are disclosed or are known to the Board or the committee, and the Board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or (ii) the material facts as to his, her or their relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (iii) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified, by the Board, a committee thereof or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board or of a committee which authorizes the contract or transaction.

ARTICLE IV
COMMITTEES

SECTION 1. Committees. The Board may, by resolution adopted by a majority of the whole Board, designate one or more committees, each of which shall, except as otherwise prescribed by law, have such authority of the Board as shall be specified in the resolution of the Board designating such committee. A majority of all the members of such committee may determine its action and fix the time and place of its meeting, unless the Board shall otherwise provide. The Board shall have the power at any time to change the membership of, to fill all vacancies in and to discharge any such committee, either with or without cause.

SECTION 2. Procedure; Meetings; Quorum. Regular meetings of any committee of the Board, of which no notice shall be necessary, may be held at such times and places as shall be fixed by resolution adopted by a majority of the members thereof. Special meetings of any committee of the Board shall be called at the request of any member thereof. So far as applicable, the provisions of Article III of these Bylaws relating to notice, quorum and voting requirements applicable to meetings of the Board shall govern meetings of any committee of the Board. Each committee of the Board shall keep written minutes of its proceedings.

ARTICLE V
OFFICERS

SECTION 1. Positions and Election. The officers of the Corporation shall be chosen by the Board and shall include a chief executive officer (the “Chief Executive Officer”), president (the “President”), a chief strategy officer, a chief financial officer (the “Chief Financial Officer”), a treasurer (the “Treasurer”) and a secretary (the “Secretary”). The Board may also choose a Chairman from among the directors, one or more vice presidents (“Vice Presidents”), assistant treasurers (“Assistant Treasurers”), assistant secretaries (“Assistant Secretaries”) and controller (“Controller”). The Board may appoint such other officers and agents as it shall deem necessary, who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board. The same person may hold two or more offices.

SECTION 2. Compensation. The salaries or other compensation of all officers of the Corporation shall be fixed by the Board. No officer shall be prevented from receiving a salary or other compensation by reason of the fact that he or she is also a director.

SECTION 3. Term; Removal; Vacancy. The officers of the Corporation shall hold office until their successors are chosen and qualify. Any officer may be removed at any time, with or without cause, by the affirmative vote of a majority of the whole Board. Any vacancy occurring in any office of the Corporation shall be filled by the Board.

SECTION 4. Chairman. The chairman of the Board (the “Chairman”) shall, if one be elected, preside at all meetings of the Board. The position of Chairman of the Board and the Chief Executive Officer and/or President may be held by the same person.

SECTION 5. Chief Executive Officer/ President. The Chief Executive Officer and/or President shall, subject to the provisions of these Bylaws and the control of the Board, have general supervision, direction and control over the business of the Corporation and over its officers. The Chief Executive Officer and/or President shall perform all duties incident to the office of the President, and any other duties as may be from time to time assigned to the Chief Executive Officer and/or President by the Board, in each case subject to the control of the Board.

SECTION 7. Vice Presidents. Each Vice President shall have such powers and perform such duties as may be assigned to them from time to time by the Board or the Chief Executive Officer and/or President, or that are incident to the office of vice president.

SECTION 8. Chief Financial Officer. The Chief Financial Officer shall have general supervision, direction and control of the financial affairs of the Corporation and shall perform such other duties and exercise such other powers which are or from time to time may be delegated to him or her by the Board or these Bylaws, all in accordance with basic policies as established by and subject to the oversight of the Board. In the absence of a named Treasurer, the Chief Financial Officer shall also have the powers and duties of the Treasurer as hereinafter set forth and shall be authorized and empowered to sign as Treasurer in any case where such officer’s signature is required.

SECTION 9. Treasurer. The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board. The Treasurer shall disburse the funds of the Corporation as may be ordered by the Board, taking proper vouchers for such disbursements, and shall render to the Chief Executive Officer and/or President, the Chief Financial Officer and the Board, at its regular meetings, or when the Board so requires, an account of all his or her transactions as Treasurer and of the financial condition of the Corporation. If required by the Board, the Treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board for the faithful performance of the duties of his or her office and for the restoration to the Corporation, in case of his or her death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his or her possession or under his or her control belonging to the Corporation.

Section 10. Assistant Treasurers. Assistant Treasurers, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board, the Chief Executive Officer and/or President, the Chief Financial Officer, any Vice President, if there be one, or the Treasurer, and in the absence of the Treasurer or in the event of his or her disability or refusal to act, shall perform the duties of the Treasurer, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Treasurer. If required by the Board, an Assistant Treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board for the faithful performance of the duties of his or her office and for the restoration to the Corporation, in case of his or her death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his or her possession or under his or her control belonging to the Corporation.

SECTION 10. Secretary. The Secretary shall attend all meetings of the Board and all meetings of the stockholders and record all the proceedings of the meetings of the stockholders and of the Board in a book to be kept for that purpose. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board, and shall perform such other duties as may be prescribed by the Board or the Chief Executive Officer and/or President, under whose supervision the Secretary shall be. The Secretary shall have custody of the corporate seal of the Corporation and the Secretary, or an assistant secretary, shall have the authority to affix the same to an instrument requiring it and when so affixed, it may be attested by the Secretary’s signature or by the signature of such assistant secretary. The Board may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing by the Secretary’s signature.

SECTION 11. Assistant Secretary. The Assistant Secretary, if there shall be one, or if there shall be more than one, the Assistant Secretaries in the order determined by the Board, shall, in the absence or disability of the Secretary, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such powers as the Board may from time to time prescribe.

SECTION 12. Controller. The Controller, if there shall be one, shall establish and maintain the accounting records of the Corporation in accordance with generally accepted accounting principles applied on a consistent basis, maintain proper internal control of the assets of the Corporation and shall perform such other duties as the Board, the Chief Executive Officer and/or President, the Chief Financial Officer or any Vice President of the Corporation may prescribe.

ARTICLE VI
CAPITAL STOCK

SECTION 1. Form. The shares of the capital stock of the Corporation shall be in the form of uncertificated shares. Such uncertificated shares shall be credited to a book entry account maintained by the registrar of such stock.

SECTION 2. Transfer of Shares. Shares of the Corporation shall be transferable in the manner prescribed by law and in these Bylaws. Transfers of shares shall be made on the books administered by or on behalf of the Corporation only by the direction of the registered holder thereof or such person’s attorney, lawfully constituted in writing.

SECTION 3. Transfer Agents and Registrars. The Board may appoint, or authorize any officer or officers to appoint, one or more transfer agents and one or more registrars.

ARTICLE VII
INDEMNIFICATION

SECTION 1. Indemnification.

(a)           The Corporation shall indemnify, subject to the requirements of this Article VII, any person who was or is made or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), other than a Proceeding by or in the right of the Corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation or, while a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against all liability and loss suffered and expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with such Proceeding if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that such person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

(b)           The Corporation shall indemnify, subject to the requirements of this Article VII, any person who was or is made a party or is threatened to be made a party to any Proceeding by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against all liability and loss suffered and expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery of the State of Delaware or such other court shall deem proper. Notwithstanding the foregoing, the Corporation shall be required to indemnify a person in connection with a Proceeding (or part thereof) commenced by such person only if the commencement of such Proceeding (or part thereof) by such person was authorized in the specific case by the Board.

SECTION 2. Expenses. To the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any Proceeding referred to in Section 1 above, or in defense of any claim, issue or matter therein, the Corporation shall indemnify such Person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

SECTION 3. Procedure for Receiving Indemnification. Any indemnification under Section 1 above (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 1 above. Such determination shall be made (a) by the Board by a majority vote of a quorum consisting of directors who were not parties to such Proceeding, (b) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (c) by the stockholders, by the affirmative vote or written consent of the holders of a majority of the shares entitled to vote.

SECTION 4. Advancement of Expenses. Expenses actually and reasonably incurred by a director, officer, employee or agent in defending a civil or criminal Proceeding may be paid by the Corporation in advance of the final disposition of such Proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article VII. Such expenses may be so paid upon such terms and conditions, if any, as the Board deems appropriate.

SECTION 5. Non-Exclusivity of Rights. Indemnification and advancement of expenses provided by, or granted pursuant to, this Article VII shall not limit the Corporation from providing any other indemnification or advancement of expenses permitted by law nor shall they be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

SECTION 6. Other Indemnification. The Corporation’s obligation, if any, to indemnify any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, other enterprise or nonprofit entity.

SECTION 7. Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article VII.

SECTION 8. No Duplication of Payments. The Corporation’s obligation, if any, to indemnify or pay expenses to any person under this Article VII shall be reduced to the extent such person has otherwise received payment (under any insurance policy, indemnity clause, Bylaw, agreement, vote or otherwise).

SECTION 9. Repeal, Amendment, or Modification. Any amendment, repeal or modification of this Article VII shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

SECTION 10. Miscellaneous.

(a)            For the purposes of this Section, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VII with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(b)           For purposes of this Article VII, references to “other enterprises” shall include employee benefit plans; references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to any employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article VII.

(c)           The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VII shall, unless otherwise provided when authorized or ratified by the Board, continue as to a person who has ceased to be a director, officer, employee or agent of the Corporation and shall inure to the benefit of the heirs executors and administrators of such person.

ARTICLE VIII
GENERAL PROVISIONS

SECTION 1. Checks. All checks or demands for money and notes of the Corporation shall be signed by such officer or officers or such other person or persons as the Board may from time to time designate.

SECTION 2. Fiscal Year. The fiscal year of the Corporation shall be determined, and may be changed, by resolution of the Board.

SECTION 3. Seal. The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words “Corporate Seal, Delaware.” The seal may be used by causing it or a facsimile thereof to be impressed or affixed or in any manner reproduced.

SECTION 4. Reliance on Books and Records. Each Director, each member of any committee designated by the Board, and each officer of the Corporation, shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books of account or other records of the Corporation, including reports made to the Corporation by any of its officers, by an independent certified public accountant, or by an appraiser selected with reasonable care.

SECTION 5. Inspection by Directors. Any director shall have the right to examine the Corporation’s stock ledger, a list of its stockholders, and its other books and records for a purpose reasonably related to his or her position as a director.

ARTICLE IX
AMENDMENTS

These Bylaws may be altered, amended, supplemented or repealed or new Bylaws may be adopted (a) by the stockholders, by the affirmative vote or written consent of the holders of a majority of the shares entitled to vote, or (b) by a resolution adopted by a majority of the whole Board at any regular or special meeting of the Board. The stockholders, by the affirmative vote or written consent of the holders of a majority of the shares entitled to vote, shall have authority to change or repeal any Bylaws adopted by the directors.

Annex B

CONTRIBUTION FUNDING AND PRODUCTION AGREEMENT

This Contribution Funding and Production Agreement (this “Agreement”) is dated as of November  __, 2022 (the “Agreement Date”) and is made and entered into by and between The Chosen, LLC, a Utah limited liability company (together with its successor-in-interest, The Chosen, Inc., a Delaware corporation “Recipient”), and Come and See Foundation, Inc., a North Carolina non-profit corporation (“Contributor”). Such entities are referred to herein collectively as the “Parties” and individually as a “Party”. Capitalized terms used but not otherwise defined herein shall have the meanings set forth in Section 1 hereof.

WITNESSETH:

WHEREAS, Recipient has requested that Contributor make a series of financial contributions (including purchase price payments) in the aggregate amount of One Hundred Fifty Million Dollars ($150,000,000) (the “Contribution Commitment”), to be funded in one or more remittances for Recipient’s use in the development, production, distribution and marketing of the television series “The Chosen,” including the costs of the first three (3) existing seasons in distribution and additional contemplated but unproduced seasons of episodes (herein, “The Chosen Series”) and to provide for operating and working capital of Recipient;

WHEREAS, concurrently with the execution of this Agreement, Recipient and Contributor are entering into (i) an Intellectual Property Assignment and Limited Assumption Agreement of even date herewith (the “IPAA Agreement”), and (ii) a License Agreement of even date herewith (the “License Agreement”);

WHEREAS, pursuant to the IPAA Agreement, Recipient shall transfer and assign to Contributor substantially all of the intellectual property rights in and to The Chosen Series, including all copyrights, trademarks, derivatives and proceeds of The Chosen Series, and a portion of the Contribution Commitment shall be allocated as the purchase price for Contributor’s purchase of all such property rights comprising The Chosen Series;

WHEREAS, pursuant to the License Agreement, concurrently herewith Contributor shall license to Recipient all commercial and other rights comprising The Chosen Series, except that Contributor shall not assign to Recipient (and Contributor shall retain) certain “CAS Reserved Rights” (as defined in the License Agreement) pertaining to The Chosen Series;

WHEREAS, this Agreement sets forth the terms and conditions pertaining to the Contributor’s obligation to make remittances to Recipient of the Contribution Commitment; and

WHEREAS, the transactions reflected in the IPAA Agreement, the License Agreement and this Agreement are being secured by various security agreements pertaining to various rights and obligations of the Parties (the “Various Security Agreements”), including mortgages and assignment of copyright, financing statements, trademark liens and such other recordations and/or notification filings as are useful or customary to perfect and prioritize the matters set forth in the Various Security Agreements.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned agree as follows:

1.            CERTAIN DEFINED TERMS. As used herein, the following terms shall have the respective meanings set forth below.

1.1            “AAA” has the meaning set forth in Section 12.4(a).

1.2            “Actions” has the meaning set forth in Section 8.5.

1.3            “Advisors” has the meaning set forth in Section 12.11(b).

1.4            “Affiliate” means, with respect to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, a Person shall be deemed to be “controlled by” another Person if such latter Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

1.5            “Agreement” has the meaning set forth in the preface to this Agreement.

1.6            “Agreement Date” has the meaning set forth in the preface to this Agreement.

1.7            “Appellate Rules” has the meaning set forth in Section 12.4(a).

1.8            “Bankruptcy” means, with respect to a Party: (a) the institution of any proceedings under any federal or state law for the relief of debtors, including the filing by or against such Party of a voluntary or involuntary case under the United States Bankruptcy Code, which proceedings, if involuntary, are not dismissed within sixty (60) days after their filing; (b) an assignment of the property of such Party for the benefit of creditors; (c) the appointment of a receiver, trustee or conservator of any substantial portion of the assets of such Party, which appointment, if obtained ex parte, is not dismissed within sixty (60) days thereafter; (d) the seizure by a sheriff, receiver, trustee or conservator of any substantial portion of the assets of such Party; (e) the failure by such Party generally to pay its debts as they become due within the meaning of Section 303(h)(1) of the United States Bankruptcy Code, as determined by the Bankruptcy Court; or (f) such Party’s admission in writing of its inability to pay its debts as they become due; provided, however, that for purposes of Section 11.2, the sixty (60) day-cure periods above shall be inapplicable.

1.9            “Business Day” means a day that is not a Saturday, Sunday, or other day on which the banks in Los Angeles, California are authorized or required by law to be closed for business.

1.10            “CAS Security Agreement” means that certain Security Agreement attached hereto as Exhibit B pursuant to which Recipient shall grant to Contributor a continuing senior security interest in and to the “Licensed Rights” (as such term is defined in the License Agreement) and the proceeds derived therefrom as security for Contributor’s rights and entitlements hereunder, as further set forth in Sections 6.1 and 6.2 below.

1.11            “CAS Security Documents” means the CAS Security Agreement and any related financing statements, storage facility pledgeholder agreements, and any other documents granting (i) a security interest (and the instruments for perfecting that interest), for the benefit of Contributor, or (ii) title to the Collateral (as defined in the CAS Security Agreement), whether through Contributor, as collateral for Contributor’s rights and entitlements hereunder.

1.12            “Contribution Commitment” has the meaning set forth in the recitals.

1.13            “Contribution Documents” means, collectively, this Agreement, the IPAA Agreement, the License Agreement and the Various Security Documents.

1.14            “Contributor” has the meaning set forth in the preface to this Agreement.

1.15            “Contributor Certificate” has the meaning set forth in Section 9.2(b).

1.16            “Contributor Marks” has the meaning set forth in Section 10.1(a).

1.17            “Disclosure Schedules” means the disclosure schedules delivered by Contributor and Recipient concurrently with the execution and delivery of this Agreement.

1.18            “Dollars” means the legal currency of the United States of America.

1.19            “Event of Contributor Default” has the meaning set forth in Section 11.4.

1.20            “Event of Recipient Default” has the meaning set forth in Section 11.1.

1.21            “Excluded Factors” has the meaning set forth in Section 11.3(a)(ii).

1.22            “Financial Projections” has the meaning set forth in Section 7.10.

1.23            “Funding Security Agreement” means that certain Security Agreement attached hereto as Exhibit A pursuant to which Contributor shall grant to Recipient a continuing senior security interest in and copyright mortgage on all of Contributor’s right, title and interest in and to The Chosen Series and the intellectual property assets related thereto (including all rights under copyright and trademark) subject to the terms and conditions set forth in the Funding Security Agreement, solely to secure Recipient’s right to receive payment of the Contribution Commitment and to secure the Reversion (as defined in Section 11.5(d) below) rights as set forth herein, as further set forth in Section 6.4 below.

1.24            “Governmental Authority” means any federal government, state, municipal, or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) and any entity exercising executive, legislative, judicial, regulatory or administrative authority of or pertaining to government.

1.25            “Guild” has the meaning set forth in Section 13.13.

1.26            “Indemnified Party” has the meaning set forth in Section 12.3.

1.27            “Indemnifying Party” has the meaning set forth in Section 12.3.

1.28            “Initial Remittance” has the meaning set forth in Section 3.2(a).

1.29            “IPAA Agreement” has the meaning set forth in the recitals.

1.30            “Jenkins” has the meaning set forth in Section 11.3(a)(i).

1.31            “Knowledge” means actual knowledge of the officers of Recipient after due investigation and reasonable inquiry, but shall not be construed as imposing any obligation on such persons to conduct any additional investigation after the Initial Remittance or Subsequent Remittance, as applicable.

1.32            “License Agreement” has the meaning set forth in the recitals.

1.33            “License Security Agreement” means that certain Copyright Mortgage and Security Agreement attached to and incorporated into the License Agreement as Schedule 1 and pursuant to which Contributor shall grant to Recipient a continuing senior security interest in and copyright mortgage on all of Contributor’s right, title and interest in and to The Chosen Series and the intellectual property assets related thereto (including all rights under copyright and trademark) to secure Recipient’s rights, interests, entitlements and quiet enjoyment of, in and to the Licensed Rights (as such term is defined in the License Agreement).

1.34            “Lien” means any lien, mortgage, assignment, pledge, hypothecation, deposit arrangement, encumbrance, security interest, or any other type of preferential arrangement having the practical effect of constituting a security interest, upon or with respect to any Collateral, including any agreement to give any of the foregoing, but excluding the Permitted Liens.

1.35            “Liquidity Event” means: (a) the acquisition of the equity of Recipient by a third party by means of any transaction or series of related transactions, including a merger, reorganization, equity purchase or consolidation, unless the members of record immediately prior to such transaction will, immediately after such transaction, hold, directly or indirectly, a majority of the voting power of the surviving or acquiring entity, or any assignment of rights which in substance constitutes such change of control; (b) a sale of all or substantially all the assets of Recipient in one or a series of related transactions unless the members of record immediately prior to such transaction will, immediately after such transaction, hold a majority of the voting power of the acquiring entity; (c) any Bankruptcy of Recipient; or (d) Recipient obtaining or incurring debt, equity or similar financing in any manner, in one or a series of transactions (including in any Bankruptcy proceeding), of $98.5 million or more; provided, however, that the transactions contemplated by the Contribution Documents shall not be deemed a Liquidity Event for purposes of this Agreement.

1.36            “Liquidity Event Adjusted Amounts Payment” has the meaning set forth in Section 5.1(b).

1.37            “Mark” has the meaning set forth in Section 10.1(a).

1.38            “Material Adverse Effect” means, with respect to a Party, any event, occurrence, fact, condition or change that is materially adverse to: (a) the business, results of operations, financial condition or assets of such Party and, with respect to Recipient, The Chosen Series; or (b) the ability of such Party to consummate the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which such Party operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of the other Party; (vi) any matter of which the other Party is aware on the date hereof; (vii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the other Party; or (viii) any natural or manmade disaster or acts of God.

1.39            “Obligations” means such obligations owing by Recipient to Contributor pursuant to Section 5.2.

1.40            “Party” or “Parties” has the meaning set forth in the preface to this Agreement.

1.41            “Permitted Liens” means: (a) liens for Taxes not yet due and payable; (b) liens held by guilds, unions or collective bargaining organizations (e.g., SAG, WGA, DGA, etc.) applicable to the Collateral and set forth in the Disclosure Schedules; (c) mechanic’s, materialmen’s, and similar liens; and (d) those items set forth in Section 1.41 of the Disclosure Schedules.

1.42            “Person” means any individual, corporation, partnership, trust, unincorporated organization, joint stock company or other legal entity or organization and any Governmental Authority.

1.43            “Receiving Party” has the meaning set forth in Section 12.11(a).

1.44            “Recipient” has the meaning set forth in the preface to this Agreement.

1.45            “Recipient Certificate” has the meaning set forth in Section 9.1.

1.46            “Recipient Marks” has the meaning set forth in Section 10.1(a).

1.47            “Remittance” has the meaning set forth in Section 3.1.

1.48            “Reversion” has the meaning set forth in Section 11.5(d).

1.49            “Subsequent Remittance” has the meaning set forth in Section 4.2(a).

1.50            “Subsequent Remittance Date” has the meaning set forth in Section 9.1(f).

1.51            “Subsidiary” means, with respect to any Person, any corporation, association, joint venture, partnership, limited liability company or other business entity (whether now existing or hereafter organized) of which at least a majority of the voting stock or other ownership interests having ordinary voting power for the election of directors (or the equivalent) is, at the time as of which any determination is being made, owned or controlled by such Person or one or more subsidiaries of such Person.

1.52            “Taxes” means any present or future income, stamp, value-added, registration, transfer and other taxes, levies, imposts, duties, fees, withholdings, assessments or other charges of whatever nature, or any interest, penalty, or similar liability with respect thereto, now or hereafter imposed by any taxing authorities in any jurisdiction (other than such taxes as may be measured by the overall net income of Contributor and imposed in the jurisdiction in which Contributor’s principal office is located) and any and all extraordinary taxes which may be imposed on this transaction or payments contemplated hereunder.

1.53            “TCL Security Documents” means the License Security Agreement and the Funding Security Agreement, along with any related financing statements, copyright mortgages respecting The Chosen Series, storage facility pledgeholder agreements, and any other documents granting (i) a security interest (and the instruments for perfecting that interest), for the benefit of Recipient, or (ii) title to the Collateral, whether through Recipient, as collateral for the Licensed Rights (as defined in the License Agreement) and Recipient’s rights and entitlements hereunder.

1.54            “The Chosen Series” has the meaning set forth in the recitals.

1.55            “United States Bankruptcy Code” means the United States Bankruptcy Code at Title 11, United States Code.

1.56            “Various Security Agreements” has the meaning set forth in the recitals.

2.            OTHER DEFINITIONAL PROVISIONS.

2.1            The term “including” is not limiting and means “including without limitation”.

2.2            The words “hereof”, “herein” and “hereunder” and words of similar import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article, Section, Schedule, and Exhibit references are to this Agreement unless otherwise specified.

2.3            References to statutes are to be construed as including all statutory provisions consolidating, amending or replacing the statute to which reference is made.

2.4            References to agreements and other contractual instruments shall be deemed to include all subsequent amendments and other modifications to such agreements and instruments, but only to the extent that such amendments and other modifications are permitted by, or not prohibited by, the terms of this Agreement.

2.5            The meaning given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

2.6            In this Agreement, unless otherwise specified, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”. Periods of days referred to in this Agreement shall be counted in calendar days unless Business Days are expressly presented.

3.            CONTRIBUTION COMMITMENT.

3.1            Contributor hereby agrees, subject to the terms and conditions hereof and relying upon the representations and warranties hereinafter set forth in this Agreement, to make disbursements of cash contributions to Recipient (each a “Remittance” and collectively the “Remittances”) in the aggregate amount of the Contribution Commitment.

3.2            Contributor shall make, and Recipient hereby accepts, Remittances to Recipient on the following schedule (the “Funding Schedule”):

(a)            on the Agreement Date, Sixty Million Dollars ($60,000,000) (which amount shall be inclusive of, and not in addition to, the Purchase Price (as defined in the IPAA Agreement) (the “Initial Remittance”);

(b)            within ten (10) business days (before or after) of December 31, 2022 (as designated by Contributor), Twenty-Five Million Dollars ($25,000,000);

(c)            on February 28, 2023, Twenty-Five Million Dollars ($25,000,000);

(d)            on April 28, 2023, Twenty Million Dollars ($20,000,000); and

(e)            on June 30, 2023, Twenty Million Dollars ($20,000,000).

3.3            All Remittances hereunder will be disbursed by Contributor solely into an account or accounts controlled by and designated by Recipient unless otherwise agreed in writing between Recipient and Contributor (e.g., for Contributor to fund to a third party creditor of Recipient pursuant to a payment direction by Recipient).

4.            DELIVERIES AT REMITTANCES.

4.1            Deliveries at the Initial Remittance.

(a)            Deliveries by Recipient – Initial Remittance. At the Initial Remittance, Recipient shall deliver to Contributor the following:

(i)            a true, correct, complete and duly signed copy of the resolutions of the manager of Recipient: (A) approving the terms hereof, and the transactions contemplated by the Contribution Documents; and (B) approving the execution of the Contribution Documents and the related notices and documents thereof on behalf of Recipient;

(ii)            copies of the Various Security Agreements, executed by Recipient;

(iii)            a certificate of the manager of Recipient certifying as to a meeting of the equity holders of Recipient in which certain equity holders of Recipient authorized Recipient’s execution, delivery and performance of this Agreement and the other Contribution Documents and the consummation of the transactions contemplated hereby and thereby, in each case, in accordance with applicable law;

(iv)            in the legal opinion attached hereto as Exhibit C; and

(v)            a copy of loan payoff instructions respecting a secured loan to Recipient made by The Signatry.

(b)            Deliveries by Contributor – Initial Remittance. At the Initial Remittance, Contributor shall deliver to Recipient the following:

(i)            the Initial Remittance, by wire transfer of immediately available funds to an account or accounts designated in writing by Recipient;

(ii)            a certificate of the Secretary (or equivalent officer) of Contributor certifying as to the resolutions of the board of directors of Contributor, which authorize the execution, delivery and performance of this Agreement and the other Contribution Documents and the consummation of the transactions contemplated hereby and thereby, in each case, in accordance with applicable law; and

(iii)            copies of the Various Security Agreements, executed by Contributor

4.2            Deliveries at Subsequent Remittances.

(a)            Deliveries by Recipient – Subsequent Remittances. At each Remittance after the Initial Remittance (each, a “Subsequent Remittance”), Recipient shall deliver to Contributor the following:

(i)            a Recipient Certificate; and

(ii)            any Liquidity Event Adjusted Amounts Payment which has accrued but is unpaid.

(b)            Deliveries by Contributor – Subsequent Remittances. At each Subsequent Remittance, Contributor shall deliver to Recipient the following:

(i)            a Contributor Certificate; and

(ii)            the applicable Remittance set forth in Section 3.2.

5.            OBLIGATIONS OF RECIPIENT

5.1            Certain Disbursement Obligations of Recipient Owing to Contributor.

(a)            Recipient shall from time to time remit to Contributor the “CAS Gross Royalty” (as defined in the License Agreement), on the terms and in the manner specified in the License Agreement.

(b)            Upon the consummation of any Liquidity Event, Recipient shall remit (or cause to be remitted) to Contributor (or its permitted successor or assignee) the Liquidity Event Adjusted Amounts Payment, as provided in the penultimate sentence of this Section 5.1(b). “Liquidity Event Adjusted Amounts Payment” shall mean an amount equal to the Contribution Commitment actually received by Recipient as of such determination date, minus (i) the amount of all CAS Gross Royalty payments remitted to Contributor as of such determination date, and (ii) the Purchase Price under the IPAA Agreement. Beginning on the date that is seven (7) years following the date of this Agreement, the remaining balance of the Liquidity Event Adjusted Amounts Payment shall be increased annually by the then-current Applicable Federal Rate as non-compounding “simple interest.” The Liquidity Event Adjusted Amounts Payment shall be made to Contributor on the consummation date of a Liquidity Event, if and when it occurs (if at all), or on a delayed basis not to exceed ninety (90) days following such consummation (if and only if necessary for the closing logistics of such Liquidity Event) and any such delayed payment being subject to the condition that the payment be cash collateralized or guaranteed by a creditworthy Person acceptable to Contributor and continuing obligation secured by the CAS Security Agreement. For clarity, Contributor shall retain all of its rights hereunder and under the other Contribution Documents following any such Liquidity Event and following the partial or complete remittances of Liquidity Event Adjusted Amounts Payment to Contributor.

5.2            Certain Performance and Payment Covenants and Obligations of Recipient.

(a)            Recipient shall at all times substantially perform and discharge (or cause to be discharged) its obligations owing to Contributor under the License Agreement, including without limitation the remittance to Contributor of the CAS Gross Royalty provided for therein.

(b)            Recipient shall at all times substantially perform and discharge, and cause its Affiliates to at all times substantially perform and adhere to, the “Production Integrity Obligations” set forth in Schedule I attached hereto and incorporated herein by this reference.

(c)            Recipient shall at all times substantially perform and adhere to, and cause its Affiliates to at all times substantially perform and adhere to, the material “Production Covenants” set forth in Schedule II attached hereto and incorporated herein by this reference.

(d)            The obligations owing by Recipient to Contributor set forth herein are referred to as the “Obligations.”

5.3            Disclaimer; No Third Party Beneficiaries. Notwithstanding the actual or proposed use of Remittances advanced hereunder by Contributor to Recipient, Contributor is not and shall not be deemed to have incurred or assumed any responsibility or liability of any nature whatsoever for, or arising out of or in connection with, such use or proposed use of Remittances, including with respect to any costs or liabilities of The Chosen Series, or any circumstances relating thereto. There are no intended third party beneficiaries of Contributor’s Contribution Commitment, other than Recipient.

6.            GRANT OF SECURITY INTERESTS

6.1            CAS Security Interest. As security for Recipient’s Obligations, Recipient hereby grants to Contributor (including for the benefit of any assignee) a valid, first-priority continuing senior security interest and Lien in and to the Licensed Rights and the Collateral, as set forth in the CAS Security Agreement.

6.2            Liquidity Event Payment. The CAS Security Agreement shall also secure the obligation of Recipient to remit to Contributor (or its permitted successor or assignee) the Liquidity Event Adjusted Amounts Payment.

6.3            Use of Collateral. Recipients shall, at all times prior to Contributor’s exercise of Contributor’s rights pursuant to an “Event” (as such term is defined in the CAS Security Agreement) as delineated in the CAS Security Agreement, have the exclusive right to use the Collateral subject to the terms and conditions set forth in the License Agreement.

6.4            TCL Security Interest. Solely to the extent necessary to enforce (i) Recipient’s right to receive the Contribution Commitment in accordance with the Funding Schedule, (ii) Recipient’s rights and remedies in the event Contributor fails to fund the Contribution Commitment in accordance with the Funding Schedule, Contributor hereby grants to Recipient a continuing senior security interest and Lien in the Collateral as set forth in the Funding Security Agreement. Anything in any Contribution Document or any other writing notwithstanding, the Funding Security Agreement (and the Lien related thereto) shall terminate (a) with respect to only the CAS Reserved Rights upon Recipient’s receipt of the first $38,000,000 of the Contribution Commitment in accordance with the Funding Schedule and (b) in its entirety upon Contributor’s timely remittance of the entire Contribution Commitment (i.e., $150,000,000) in accordance with the Funding Schedule. For clarity, such termination (if and when it occurs) shall not apply to or affect the separate security interest benefitting Recipient which is granted by Contributor to Recipient in connection with the License Agreement.

7.            REPRESENTATIONS AND WARRANTIES OF RECIPIENT

Subject to such exceptions as are specifically set forth in the appropriate section of the Disclosure Schedules, Recipient hereby represents and warrants to Contributor that each of the representations and warranties contained in this Article 7 is true and correct as of the Agreement Date and as of the Subsequent Remittance Date, as follows:

7.1            Organization, Qualification and Corporate Power. Prior to the proposed conversion of Recipient into a Delaware corporation, Recipient is a limited liability company duly formed, validly existing, and in good standing under the laws of Utah and, following such conversion, Recipient is and shall be a corporation duly formed, validly existing, and in good standing under the laws of Delaware. Recipient is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a Material Adverse Effect. Recipient has full power and authority to carry on the businesses in which it is engaged and to own and use the Collateral owned and used by it.

7.2            Authorization of the Transaction. Recipient has full power and authority to execute and deliver this Agreement and the other Contribution Documents, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Recipient of this Agreement and the other Contribution Documents, the performance by Recipient of its obligations hereunder and the consummation by Recipient of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Recipient, including the requisite approval of Recipient’s equity holders. This Agreement constitutes the valid and legally binding obligation of Recipient, enforceable in accordance with its terms and conditions except as enforceability may be limited by bankruptcy, insolvency, moratorium, or other laws affecting the enforcement of creditors’ rights generally or provisions limiting competition, and by equitable principles.

7.3            Non Contravention.

(a)            Neither the execution and the delivery of this Agreement nor the consummation by Recipient of the transactions contemplated by this Agreement or the other Contribution Documents will violate (i) to Recipient’s Knowledge, any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Recipient is subject or (ii) any provision of the operating agreement, certificate of formation, certificate of incorporation or bylaws, as applicable, of Recipient.

(b)            Recipient does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would have a Material Adverse Effect.

7.4            Security Interests; Title. As of the Agreement Date, the CAS Security Documents create (or will create, as the case may be), as security for Contributor’s rights and entitlements hereunder, valid and enforceable first priority perfected security interests in and Liens on all of the Collateral. Recipient has good title to all of its Collateral free and clear of all Liens except as created under the CAS Security Documents or the Permitted Liens. Recipient has good and marketable title to and owns all of the Collateral free and clear of any and all liens, encumbrances or security interests whatsoever, except the Permitted Liens and in favor of Contributor.

7.5            Litigation. There are no Actions (as defined below) pending or, to Recipient’s Knowledge, threatened in writing against or by Recipient relating to or affecting the Collateral.

7.6            Solvency; No Insolvency Proceeding. Recipient is solvent. Recipient has been and is currently paying its obligations as they come due. The consummation of the transactions contemplated hereunder and under the Contribution Documents will not cause Recipient to become insolvent or to be unable to pay its debts and obligations generally as they become due. No insolvency or receivership proceedings of any nature are now pending or threatened in writing by or against Recipient.

7.7            No Violations of Laws. To Recipient’s Knowledge, Recipient has conducted its business so as to comply in all material respects with all applicable federal, state, county and municipal statutes and regulations. Neither Recipient nor any officer nor the manager of Recipient is charged with, or to Recipient’s Knowledge, is under investigation with respect to, any violation of any such statutes, regulations or orders that could have a Material Adverse Effect.

7.8            Joint Ventures, Subsidiaries and Affiliates. Except as set forth on Section 7.8 of the Disclosure Schedules, Recipient does not have any Subsidiaries, nor is engaged in any joint venture or partnership with any other Person, nor is an Affiliate of any other Person.

7.9            Taxes and Assessments. Recipient has paid and discharged when due all taxes, assessments and other governmental charges which may lawfully be levied or assessed upon its income and profits, or upon all or any portion of any property belonging to it, whether real, personal or mixed, to the extent that such taxes, assessment and other charges have become due. Recipient has filed all tax returns, foreign, federal, state and local, and all related information, required to be filed by it.

7.10            Financial Projections. Section 7.10 of the Disclosure Schedules sets forth Recipient’s five (5)-year financial projections as of November 10, 2022 (collectively, the “Financial Projections”). The Financial Projections were prepared and reviewed by senior management in good faith and are based on Recipient’s current reasonable expectations and assumptions and may be affected by subsequent developments, regulatory actions and business conditions, including such developments, actions and conditions that are not within Recipient’s control. The Financial Projections are not to be viewed as facts, and nothing in this Section 7.10 shall be construed as a representation or covenant that such projections in fact will be achieved.

7.11            Insurance. Section 7.11 of the Disclosure Schedules sets forth a true, correct and complete list of any and all policies of insurance of any kind held or maintained by Recipient with respect to the production and/or exploitation of the Collateral.

7.12            Books and Records. As of the Agreement Date, Recipient maintains its chief executive office and its books and records at its address set forth in Section 7.12 of the Disclosure Schedules.

7.13            No Other Representations and Warranties. Except for the representations and warranties contained in this Article 7 (including the related portions of the Disclosure Schedules) or in the other Contribution Documents, neither Recipient nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Recipient, with respect to the subject matter contained herein. Recipient acknowledges and agrees that Contributor is only making those representations and warranties with respect to Contributor and this Agreement as expressly set forth in Article 8 of this Agreement or in the applicable representations and warranties in the other Contribution Documents.

8.            REPRESENTATIONS AND WARRANTIES OF CONTRIBUTOR

Subject to such exceptions as are specifically set forth in the appropriate section of the Disclosure Schedules, Contributor hereby represents and warrants to Recipient that each of the representations and warranties contained in this Article 8 is true and correct as of the Agreement Date and as of the Subsequent Remittance Date, as follows:

8.1            Incorporation of Contributor. Contributor is a not-for-profit corporation duly organized, validly existing, and in good standing under North Carolina law.

8.2            Authorization of Transaction. Contributor has full power and authority to execute and deliver this Agreement and the other Contribution Documents, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Contributor of this Agreement and the other Contribution Documents, the performance by Contributor of its obligations hereunder and the consummation by Contributor of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Contributor. This Agreement constitutes the valid and legally binding obligation of Contributor, enforceable in accordance with its terms and conditions except as enforceability may be limited by bankruptcy, insolvency, moratorium, or other laws affecting creditors’ rights generally or provisions limiting competition, and by equitable principles.

8.3            No Conflicts; Consents. The execution, delivery and performance by Contributor of this Agreement and the other Contribution Documents, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or breach any provision of the certificate of incorporation or bylaws of Contributor; (b) to the knowledge of Contributor, violate or breach any provision of any law applicable to Contributor; or (c) require the consent, notice or other action by any Person under, conflict with, violate or breach, constitute a default under or result in the acceleration of any agreement to which Contributor is a party; except, in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to obtain consent or give notice would not have a Material Adverse Effect.

8.4            Financial Capability. Contributor will have at the Initial Remittance and each Subsequent Remittance sufficient funds and adequate financial resources to satisfy its monetary and other obligations under this Agreement.

8.5            Legal Proceedings. There are no claims, actions, suits, investigations or other legal proceedings (collectively, “Actions”) pending or threatened against or by Contributor that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

8.6            Security Interests; Title. As of the Agreement Date, the TCL Security Documents create (or will create, as the case may be), as security for Recipient’s rights and entitlements hereunder valid and enforceable first priority perfected security interests in and Liens on all of the Collateral. Contributor has good title to all of its Collateral free and clear of all Liens except as created under the TCL Security Documents or as transferred to Recipient in accordance with their terms.

8.7            No Other Representations and Warranties. Except for the representations and warranties contained in this Article 8 or in the other Contribution Documents, neither Contributor nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Contributor, with respect to the subject matter contained herein. Contributor acknowledges and agrees that Recipient is only making those representations and warranties with respect to Recipient, the Collateral and this Agreement as expressly set forth in Article 7 of this Agreement (including the related portions of the Disclosure Schedules) or in the applicable representations and warranties in the other Contribution Documents.

9.            CONDITIONS PRECEDENT TO EACH SUBSEQUENT REMITTANCE.

9.1            Conditions Precedent of Recipient. The obligation of Contributor to consummate each Subsequent Remittance is subject to full satisfaction or Contributor’s waiver, at or prior to each Subsequent Remittance, of the following conditions:

(a)            each of the representations and warranties made by or on behalf of Recipient to Contributor in this Agreement and in the other Contribution Documents shall be true, correct, and complete in all material respects;

(b)            nothing shall have occurred since the Agreement Date, which has had or could reasonably be expected to have a Material Adverse Effect;

(c)            Recipient shall be in material compliance with each of, and have not violated, the Production Integrity Obligations;

(d)            Recipient shall be in material compliance with each of, and have not violated, the Production Covenants;

(e)            Recipient shall have duly and properly performed, complied with and observed each of its covenants, agreements and obligations contained in this Agreement and any of the Contribution Documents to which it is a party or by which it is bound;

(f)            Recipient is solvent; Recipient has been and is currently paying its obligations as they come due; Recipient has adequate liquidity and capital resources to pay its obligations as they come due, and to conduct its operations; and that no insolvency or receivership proceedings of any nature are now pending or threatened in writing by or against Recipient;

(g)            no Event of Recipient Default has occurred;

(h)            any Liquidity Event Adjusted Amounts Payment then due has been paid;

(i)            there shall not have occurred any Bankruptcy respecting Recipient;

(j)            the Subsequent Remittance shall be used by Recipient in accordance with the use of proceeds as set in Schedule II; and

(k)            Contributor shall have received a certificate, dated as of the date on which a Subsequent Remittance is to occur (each, a “Subsequent Remittance Date”), and signed by the manager or authorized officer of Recipient, that each of the conditions set forth in Sections 9.1(a) through (j) have been satisfied (each, a “Recipient Certificate”).

9.2            Conditions Precedent of Contributor. The obligation of Recipient to accept each Remittance is subject to full satisfaction or Recipient’s waiver, at or prior to the Initial Remittance or each Subsequent Remittance, as applicable, of the following conditions:

(a)            each of the representations and warranties made by or on behalf of Contributor to Recipient in this Agreement shall be true, correct, and complete in all material respects; and

(b)            Recipient shall have received a certificate, dated as of the Agreement Date or a Subsequent Remittance Date, as applicable, and signed by the manager or authorized officer of Contributor, that the conditions set forth in Section 9.2((a)) have been satisfied (each, a “Contributor Certificate”).

(c)            Anything in any Contribution Document notwithstanding, this Agreement does not create any obligation of Contributor to become a performers guild or music or publishing society signatory with respect to The Chosen Series, nor guaranty the obligations of Recipient respecting any such performers guild or music or publishing society.

10.            COVENANTS

10.1            Brand, Mark and Name Use.

(a)            Recipient must and shall receive prior written approval (including e-mail approval) from Contributor for any proposed use by Recipient of the Marks (defined below) of Contributor (“Contributor Marks”) other than as permitted pursuant to the License Agreement (and the credits provisions therein). All use of the Marks of Recipient (“Recipient Marks”) by Contributor must first be approved in writing (including e-mail approval) by Recipient. For purposes of this Agreement, “Mark” shall mean, as to a Party, such Party’s trademarks, trade names, logos, service marks, trade styles, trade dress, domain names and other proprietary identifying marks, whether or not registered or otherwise legally determined to be owned by such Party.

(b)            Each Party acknowledges the other Party’s (and its Affiliate’s) proprietary interest in such other Party’s (and such Affiliate’s) Marks. Subject to the terms and conditions hereof, each Party hereby grants to the other Party a limited, royalty-free, non-exclusive and revocable license to use the other’s Marks solely as is necessary to perform the using Party’s obligations under this Agreement or any other Contribution Document. Each Party recognizes and acknowledges that it acquires no right, title or interest in or to any of the Marks of the other Party by virtue of this Agreement, or any use of such Marks, and hereby waives any right to or interest in such Marks, other than the specific limited rights granted hereunder.

(c)            A Mark owner shall have the right to require that any use of its Marks be done in accordance with graphic standards and similar criteria provided by such owner. The owner of the Mark shall have the right, upon reasonable notice and at all reasonable time during business hours, to inspect the user’s use of the owner’s Marks. Without limitation, an owner of a Mark in its discretion may demand (and receive) the correction of any deficiencies in a user’s use of a Mark, including if there is a risk of disparagement of the Mark or other loss of protection in the Mark. The user shall correct such deficiency or cease using the Mark as expeditiously as possible.

10.2            Public Announcements and Media Relations. Each Party agrees to refrain from making any public announcement regarding this Agreement and/or Contributor’s support hereunder without the prior review and written approval (including email approval) by the other Party, except (a) to the extent this Agreement and/or Contributor’s support hereunder need to be disclosed to obtain approval of any regulatory authority or Recipient’s equity holders, (b) for disclosures made in accordance with the terms of this Agreement, or (c) to the extent required by applicable law, regulations or U.S. Securities and Exchange Commission requirements. Each Party also agrees to participate in joint public announcement activities with the other Party from time to time and in such form to be agreed upon by the Parties. Except as otherwise provided in the first sentence of this Section 10.2, after the Agreement Date, if a Party wishes to issue any communications regarding this Agreement or the Contribution, the details of such communication must be identified and submitted to the other Party (including such representatives, as such other Party may direct) in writing (including e-mail) for its review and written approval (including email approval), prior to any release or dissemination. A Party may also refer to this Agreement, the Contribution and Contributor’s support of The Chosen Series in such Party’s communications, press releases and/or other public relations activities.

10.3            Negative Covenants. Except as otherwise provided in the following sentence, Recipient shall not use the Remittances for any purpose other than charitable, educational, religious and/or scientific purposes. Such permitted uses shall primarily consist of the development, production, distribution and marketing of The Chosen Series and the ancillary rights therein for commercial and non-profit exploitation and to provide for operating and working capital of Recipient.

10.4            Morals. As a material inducement to enter into this Agreement, the Parties (including the Parties’ respective officers, directors, and senior executives) each agree that, on and after the Agreement Date, they will not commit (a) a misdemeanor of moral turpitude that is punishable by a prison term of at least 6 months or a felony (regardless of the length of prison term associated with such offense), or (b) any act which cannot be reasonably cured which can reasonably be considered by contemporary community standards to be immoral, deceptive, scandalous, or obscene that is likely to cause public ridicule or disapproval or otherwise negatively affect the reputation and goodwill associated with the other Party; or which would subject the Programs (as defined in the License Agreement) or the Program-related trademarks to public ridicule or disapproval, or uses thereof which portray (or would reasonably be perceived by the public as portraying) the underlying Biblical material in a derogatory, scandalous or defamatory manner.

11.            EVENTS OF DEFAULT; REMEDIES

11.1            Events of Recipient Default. Each of the following shall be an “Event of Recipient Default” under this Agreement:

(a)            Insolvency of Recipient. The occurrence of a Bankruptcy respecting Recipient;

(b)            Government Intervention. Any Governmental Authority shall: (i) take any action to condemn, seize, nationalize, attach, compulsory purchase, occupy, intervene with respect to or expropriate all or substantially all of the assets of Recipient (either with or without payment of compensation); (ii) take any other action that (A) causes a Material Adverse Effect or (B) renders any or all of the Contribution Documents invalid or unenforceable or materially delays the performance or observance by Recipient of its obligations thereunder; (iii) prevent Recipient from exercising normal control over all or a substantial part of its assets; or (iv) declare a moratorium on the payment of indebtedness by corporations that includes indebtedness of a kind contemplated by the Contribution Documents; or

(c)            Cessation of Business. If all or substantially all of Recipient’s business is prohibited or suspended by any Governmental Authority, or if Recipient suspends, ceases or threatens to suspend or cease to carry on all or substantially all of its business.

(d)            Key Man Control and Affiliation. Jenkins ceases to control Recipient, or ceases to timely perform his primary show runner and direct producing of the episodes of Chosen Series, or ceases to exert customary directorial creative control over The Chosen Series episodes (and any Derivative Chosen Program), or ceases to be the controlling decisionmaker at Recipient directly incorporating into each seasonal treatment of The Chosen Series as well as each episodic screenplay and casting decision to ensure substantial conformity thereof with the written opinions of the Biblical Advisory Council (in the same manner in which Jenkins has previously interacted with such council) regarding the Evangelical theological standards incorporated therein; or ceases to be exclusive to the production of The Chosen Series during its shooting schedule, or becomes exclusive or substantially exclusive to another production other than The Chosen Series except during an agreed production hiatus period (which shall not exceed four (4) months per calendar year); or ceases to be the controlling decisionmaker at Recipient directly overseeing the Contributor’s Production Integrity Obligations and the Production Covenants.

(e)            Failure to Remit Liquidity Event Adjusted Amounts Payment. Recipient has not paid a Liquidity Event Adjusted Amounts Payment as provided in the penultimate sentence of Section 5.1(b).

11.2            Contributor Remedies. If an Event of Recipient Default has occurred, and is continuing without cure by Recipient for a period of no less than sixty (60) days from Recipient’s receipt of written notice thereof from Contributor, Contributor may take any or all of the following actions:

(a)            terminate this Agreement;

(b)            exercise any and all other rights and remedies available to it under this Agreement, the Various Security Documents and the other Contribution Documents, or otherwise under applicable law or in equity; and

(c)            upon the occurrence and during the continuation of an Event of Recipient Default, Contributor is authorized, to the fullest extent permitted by law and with prior written notice to Recipient, at any time and from time to time to set off and apply any and all indebtedness at any time then due and owing by, Contributor to or for the credit or the account of Recipient against any and all obligations then due and owing to Contributor under the Contribution Documents, now or hereafter existing, irrespective of whether or not Contributor shall have made demand under the Contribution Documents and irrespective of whether any obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or indebtedness.

Notwithstanding anything set forth herein, in no event shall Contributor have the right to terminate or rescind the License Agreement by reason of any Event of Recipient Default or any breach by Recipient hereunder other than an Event of Recipient Default pursuant to Section 11.1(a) or 11.1(e) above. In pursuing its remedies as set forth in this Agreement, Contributor shall not terminate, interfere or disturb the quiet enjoyment of the license or sublicense rights granted to any third party, including any distribution rights of licensees or sublicensees, pursuant to the terms of any applicable distribution agreement, license agreements or sublicense agreements with such parties.

11.3            Recipient Breach of Obligations.

(a)            If Recipient fails to maintain the Key Man Affiliation as provided in Schedule II, or if Recipient otherwise fails to perform or comply with the material Obligations (for clarity including the material Production Integrity Obligations and the material Production Covenants), and such failure remains uncured for sixty (60) days following Recipient’s receipt of written notice from Contributor specifying the nature of such failure, the following shall apply and shall be the sole remedy for Contributor in such event:

(i)            If Recipient is unable to maintain the Key Man Affiliation due to the death, disability, or incapacity of Dallas Jenkins (“Jenkins”), or for any other reason beyond the reasonable control of Recipient, Contributor and Recipient shall discuss and work with each other in good faith to identify and mutually approve a suitable replacement for Jenkins so as to enable the production and delivery of The Chosen Series to continue through completion as contemplated hereunder; provided that if the Parties are not able to mutually approve such replacement after sixty (60) days of mutual consultation, Contributor shall be entitled to designate such replacement.

(ii)            If Recipient fails to perform or comply with the Obligations (other than a failure to maintain the Key Man Affiliation), Contributor and Recipient shall discuss and work with each other in good faith to implement abandonment mitigation remedies so as to enable the production and delivery of The Chosen Series to continue through completion as contemplated hereunder; provided, however, that if the Parties are unable to implement abandonment mitigation remedies following such good faith discussions, and if such failure is not due to the reasons set forth in Section 11.3(a)(ii)(A)-(H) below (“Excluded Factors”), Contributor shall have the right to assume control of the development, pre-production, production, and/or post-production of The Chosen Series solely to the extent and for the period of time necessary to reach an abandonment mitigation resolution that enables the Parties to complete the production and delivery of The Chosen Series as contemplated hereunder. The Excluded Factors shall mean any of the following (and in each case below, the failure of the Key Man Affiliation obligation cannot form the basis of such exclusion):

(A)            Costs incurred or delays caused as a result of force majeure.

(B)            Costs incurred or delays caused as a result of new or changed scenes done, reshoots done, or changes in the production schedule made, at the request of Contributor.

(C)            Costs incurred or delays caused as a result of any breach of contract by any third party or any disability of any principal cast member (provided, that Contributor shall be entitled to designate replacement cast if the Parties have not mutually agreed within thirty (30) says of such loss of key cast).

(D)            Laboratory delays.

(E)            Costs which have been reimbursed by insurance.

(F)            Increases in the cost for union personnel under collective bargaining agreements, and costs arising from labor disputes, which were not reasonably foreseeable for the approved budget.

(G)            Costs caused by currency fluctuations.

(H)            Costs incurred or delays caused by any other reason outside of Recipient’s reasonable control.

11.4            Events of Contributor Default. Each of the following shall be an “Event of Contributor Default” under this Agreement:

(a)            Bankruptcy. Any Bankruptcy of Contributor;

(b)            Government Intervention. Any Governmental Authority shall: (i) take any action to condemn, seize, nationalize, attach, compulsory purchase, occupy, intervene with respect to or expropriate all or substantially all of the assets of Contributor (either with or without payment of compensation); (ii) take any other action that (A) causes a Material Adverse Effect or (B) renders any or all of the Contribution Documents invalid or unenforceable or materially delays the performance or observance by Contributor of its obligations thereunder; (iii) prevent Contributor from exercising normal control over all or a substantial part of its assets; or (iv) declare a moratorium on the payment of indebtedness by corporations that includes indebtedness of a kind contemplated by the Contribution Documents;

(c)            Cessation of Business. If all or substantially all of Contributor’s business is prohibited or suspended by any Governmental Authority, or if Contributor suspends, ceases or threatens to suspend or cease to carry on all or substantially all of its business; or

(d)            Failure to Fund. If Contributor fails to fund the Contribution Commitment and/or make any Remittance in accordance with the Funding Schedule and the terms set forth herein.

11.5            Recipient Remedies. If an Event of Contributor Default has occurred, and is continuing without cure by Contributor for a period of no less than sixty (60) days from Contributor’s receipt of written notice thereof from Recipient, Recipient may take any or all of the following actions:

(a)            terminate this Agreement;

(b)            exercise any and all other rights and remedies available to it under this Agreement, the Various Security Documents and the other Contribution Documents, or otherwise under applicable law or in equity;

(c)            upon the occurrence and during the continuation of an Event of Contributor Default, Recipient is authorized, to the fullest extent permitted by law and with prior written notice to Contributor, at any time and from time to time to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time then due and owing by, Recipient to or for the credit or the account of Contributor against any and all obligations then due and owing to Recipient under the Contribution Documents, now or hereafter existing, irrespective of whether or not Recipient shall have made demand under the Contribution Documents and irrespective of whether any obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or indebtedness; and

(d)            solely with respect to an Event of Contributor Default by Contributor to fund the Contribution Commitment and/or make any Remittance in accordance with the Funding Schedule, Recipient may elect, upon written notice to Contributor, to effect a reversion to Recipient of the Assigned Rights (as defined in the IPAA Agreement) (the “Reversion”); provided, however, that in the event Contributor has remitted to Recipient the aggregate amount of $38,000,000, any such Reversion hereunder shall exclude (and not be exercisable with respect to) the CAS Reserved Rights (i.e., Contributor would retain the CAS Reserved Rights in the event that such a Reversion is effected); provided, further, that upon a Reversion, Contributor and Recipient shall execute and deliver such documents, instruments and conveyances and take such further actions as may be required to carry out the provisions hereof and give effect to the Reversion.

11.6            No Waiver. Neither any delay nor any omission by either Party to exercise any right or remedy shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise thereof or any exercise of any other right or remedy.

12.            INDEMNIFICATION PROVISIONS.

12.1            Contributor agrees to defend, indemnify and hold harmless Recipient and its equity holders, managers, officers, directors, employees, investors, representatives and agents, from any damages and/or losses (including reasonable outside attorneys’ fees) resulting from or relating to any third-party demand or claim arising from any breach of a representation, warranty or covenant of Contributor contained herein.

12.2            Recipient agrees to defend, indemnify and hold harmless CAS and its equity holders, officers, directors, employees, investors, representatives and agents, from any damages and/or losses (including reasonable outside attorneys’ fees) resulting from or relating to any third-party demand or claim arising from (i) Recipient’s exploitation of the Licensed Rights and (ii)  any breach of a representation, warranty or covenant of Recipient contained herein.

12.3            Each Party’s indemnification obligations under this section are hereby expressly conditioned on the following: (i) the Party requesting indemnity (“Indemnified Party”) provides the purported indemnifying Party (“Indemnifying Party”) with prompt written notice of any such claim; and (ii) the Indemnified Party permits the Indemnifying Party to control the defense of such action, with counsel chosen by the Indemnifying Party (who will be reasonably acceptable to Indemnified Party); and (iii) Indemnified Party provides the Indemnifying Party with any reasonable information or assistance requested by the Indemnifying Party, at the Indemnifying Party’s expense. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, effect any settlement of any pending or threatened proceeding in respect to which the Indemnified Party is or could be indemnified hereunder unless such settlement either (A) includes an unconditional release of the Indemnified Party from all liability on all claims that are the subject matter of such proceeding or (B) is consented to in writing by the Indemnified Party (which consent shall not be unreasonably withheld).

12.4            The aggregate liability for which Recipient shall be liable under this Agreement shall not exceed the aggregate amount of Remittances actually received by Recipient. Neither Party shall have any liability to the other Party for any direct claim unless and until the aggregate amount of all damages and/or losses associated with each such claim exceeds Twenty-Five Thousand Dollars ($25,000), but if and when such threshold is met, such Party shall be required to pay or be liable for all of such claim, subject to the other qualifications in this Section 12. Each of the Parties hereby agrees that it shall not be entitled to recover damages and/or losses or otherwise obtain reimbursement or restitution more than once with respect to the same damages and/or losses arising out of this Agreement and the other Contribution Documents.

12.5            Payments by a Party in respect of any damage and/or loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds received or reasonably expected to be received by the other Party in respect of any such claim. Such other Party shall use its commercially reasonable efforts to recover under insurance policies for any damages and/or losses prior to seeking indemnification under this Agreement.

12.6            Each Party to be indemnified hereunder shall take all reasonable steps to mitigate any damage and/or loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such damage and/or loss.

12.7            In no event shall any Party be liable for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple.

13.            MISCELLANEOUS.

13.1            Notices: All notices and other communications required or permitted under this Agreement shall be in writing, and shall be deemed effectively given: (i) three (3) Business Days after by deposit with the United States mail, certified, return receipt requested; (ii) one (1) Business Day after the Business Day of deposit with a nationally recognized overnight carrier; (iii) upon receipt if by personal delivery; or (iv) when sent, if sent by electronic mail during the recipient’s normal business hours, and if not sent during normal business hours, then on the next Business Day. Rejection or other refusal to accept or inability to deliver because of a changed address or email address of which no notice has been received shall also constitute service of notice. The Parties may change their respective addresses by sending written notice to the other Party in accordance with the foregoing. Physical and email addresses for the notices are as follows:

If to Contributor:

Come and See Foundation, Inc.
Attn: Stan Janz, President
2601 Oberlin Road
Raleigh, North Carolina 27608
Email: Stan@ComeAndSee.net

With a copy to:

Barnes Law Firm PC
Attn: Michael Barnes Esq.
100 Wilshire Blvd. Ste. 700
Santa Monica, CA 90401
Email: MBarnes@BarnesLaw.US

-and-

Envisage Law
Attn: Anthony Biller Esq.
2601 Oberlin Road
Raleigh, North Carolina 27608
Email: AJBiller@envisage.law

If to Recipient:

The Chosen, LLC
Attn: Brad Pelo
4 South 2600 West, Suite 5
Hurricane, Utah 84737
Email: brad@thechosen.tv

With a copy to:

Loeb & Loeb LLP
Attn: Andrew Kramer, Esq.
10100 Santa Monica Blvd., Suite 2200
Los Angeles, California 90067
Email: akramer@loeb.com

13.2            Successors and Assigns. (a) Neither Party may assign this Agreement or any of its rights hereunder or delegate any of its obligations hereunder without the prior written consent of the other Party; provided, however, that Recipient’s rights and obligations hereunder shall automatically be assigned to its successor-in-interest, The Chosen, Inc., a Delaware corporation, pursuant to its “Conversion” (as defined below) into a Delaware corporation, without the need to obtain the consent of Contributor. Any purported assignment made contrary to the terms of this Agreement (including any assignment for the benefit of creditors, or assignment to a trustee pursuant to any bankruptcy or insolvency) shall constitute a breach hereof and shall be void ab initio. Contributor in any event, shall not be obligated to accept any executory performances from, or render any executory performances to, any purported assignee of this Agreement or any other Contribution Document in any Bankruptcy. (b) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the Parties. The term “Conversion” shall mean the transaction described in, and approved by Recipient’s members a Form 1-U filing (and all attachments) by the Recipient with the Securities and Exchange Commission on or about November 17, 2022 respecting this Agreement and the transactions set forth in the Contribution Documents.

13.3            Applicable Law. This Agreement and the rights and obligations of the Parties hereunder shall be governed and construed according to the laws of the State of Delaware without regard to the conflict-of-laws principles of any jurisdiction.

13.4            Mandatory Arbitration; Jurisdiction.

(a)            Any dispute, claim, or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation, or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by private, confidential binding arbitration as provided by the Federal Arbitration Act (or, if inapplicable, by similar state statute) in Oklahoma City, Oklahoma, before one arbitrator. The arbitrator shall be selected by application of the rules of the American Arbitration Association (“AAA”) or other formal arbitration rules mutually agreed upon by the Parties. No Party to this Agreement will challenge the jurisdiction or venue provisions as provided in this section. In the event a Party fails to proceed with arbitration, unsuccessfully challenges the arbitrator’s award, or fails to comply with the arbitrator’s award, the other Party is entitled to costs of suit, including reasonable attorneys’ fees for having to compel arbitration or defend or enforce an award. Judgment on the award may be entered in any court having jurisdiction. The underlying award may be appealed pursuant to the AAA’s Optional Appellate Arbitration Rules (“Appellate Rules”). The award shall not be considered final until after the time for filing the notice of appeal pursuant to the Appellate Rules has expired. Appeals must be initiated within thirty (30) days of receipt of an underlying award, as defined by Rule A-3 of the Appellate Rules, by filing a Notice of Appeal with any AAA office. Following the appeal process the decision rendered by the appeal tribunal may be entered in any court having jurisdiction thereof. In the event any action is brought by any Party hereto to enforce any aspect of this Agreement, the prevailing Party in any such enforcement action shall be entitled to reasonable attorneys’ fees and costs, in addition to all of the relief to which that Party may be entitled.

(b)            Each of the Parties hereby irrevocably: (i) waives any objection which it may have as to determining the basis for jurisdiction in any claim, action or proceedings arising as a result of this Agreement or related thereto, including any claim for which the tribunal set forth above would be a forum non conveniens for the suit, action or proceedings; (ii) waives any right which it may have to initiate any claim, action or proceedings arising as a result of this Agreement before a court in its own domicile; (iii) agrees as follows: WAIVER OF JURY TRIAL: EACH OF THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES THE RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT (OR ANY OTHER FACILITY DOCUMENT); and (iv) agrees that a final judgment issued in respect of such action, claim or process shall be conclusive and may be enforced by filing legal proceedings in any court in the jurisdiction to which such Party and its assets are subject.

13.5            Counterparts. This Agreement or any amendment hereto may be executed in separate counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute one instrument. A signed copy of this Agreement or any amendment hereto delivered by facsimile, email or other means of electronic transmission (including DocuSign) shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement. In proving this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

13.6            Severability. If any provision of this Agreement or any other Contribution Document is held to be illegal, invalid or unenforceable: (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Contribution Documents shall not be affected or impaired thereby; and (b) the Parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

13.7            Waiver, Amendment. The Contribution Documents may not be waived, amended, varied, novated, supplemented or modified except pursuant to an agreement or agreements in writing entered into by, or approved in writing by, Recipient and Contributor.

13.8            Certain Further Assurances Respecting Non-Profit Status. Contributor has filed an application with the IRS for 501(c)(3) recognition, which application is pending. If such application is not approved, then pursuant to one or more expenditure responsibility arrangements between Contributor and registered non-profit organizations, Contributor shall use best efforts to cause the Contribution Commitment to be fulfilled by one or more such other non-profit organizations. In such instance, Recipient shall enter into such customary and reasonably necessary documentation as requested by Contributor and any such other non-profit organization to effect such arrangement, and shall undertake commercially reasonable efforts to facilitate such substitution of the non-profit entity(ies) effecting the Contribution Commitment; provided, that such other documentation shall not impose fundamental adverse effects upon Recipient which in substance would deny Recipient of the benefit of receiving the Contribution Commitment amounts.

13.9            No Presumption. In the interpretation of this Agreement and the other Contribution Documents, no Party shall be deemed the drafting Party and each provision hereof and thereof shall be interpreted neutrally with no presumption arising in favor of one Party or the other based upon which Party prepared the drafts or the final version hereof or thereof.

13.10            Entire Agreement. This Agreement and the other Contribution Documents (including the Various Security Documents) represent the final agreement between the Parties with respect to the subject matter hereof and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the Parties. There are no unwritten agreements between the Parties.

13.11            Tax Matters. Notwithstanding anything to the contrary in this Agreement, the Parties agree that the transactions contemplated by this Agreement and the Contribution Documents shall be treated, for income and other applicable tax purposes, as a secured financing, the Remittances shall be treated as indebtedness for income tax purposes, and the payment of any CAS Gross Royalty or any Liquidity Event Adjusted Amounts Payments by the Recipient shall be treated as a repayment of principal on such indebtedness and any applicable interest thereon, imputed or otherwise.

13.12            Confidentiality.

(a)            The Parties shall acknowledge and agree that they may receive confidential information of the other Party, including information about or concerning the other Party’s: (i) financial condition; (ii) business ventures and strategic plans; (iii) marketing strategies and operational methods and strategies; (iv) donor, family and personal information respecting Persons affiliated with or contracting with any Party; and (v) other information that may reasonably be deemed confidential, proprietary or a trade secret. Confidential Information does not include information that: (x) has become part of the public domain, through no act or omission of the Party receiving the Confidential Information (“Receiving Party”); (y) was developed independently by the Receiving Party without reference to the Confidential Information; or (z) is or was lawfully and independently provided to Receiving Party prior to disclosure hereunder, from a third party who, to the knowledge of the Receiving Party, was not subject to an obligation of confidentiality or otherwise prohibited from transmitting such information.

(b)            Each Receiving Party agrees that it, its Affiliates and Advisors (defined below) will not disclose the Confidential Information of the other Party, will protect such information using customary and reasonable safeguards and will use the Confidential Information exclusively for the purpose of exercising its rights or fulfilling its obligations under this Agreement and for no other purpose. Notwithstanding the foregoing, either Party may disclose this Agreement or any part or portion hereof (i) to the extent this Agreement and/or Contributor’s support hereunder need to be disclosed to obtain approval of any regulatory authority or Recipient’s equity holders, (ii) for disclosures made in accordance with the terms of this Agreement, or (iii) to the extent required by applicable law, regulations or U.S. Securities and Exchange Commission requirements. The Receiving Party may disclose Confidential Information to its Affiliates, managers, directors, officers, employees and agents and advisors (“Advisors”) solely to the extent necessary to exercise its rights or fulfill its obligations under this Agreement and/or the Program, but shall remain liable for confidentiality breaches of its Advisors. The Receiving Party acknowledges that the Confidential Information is considered proprietary and of competitive value, and in many cases, trade secrets. Accordingly, the Receiving Party agrees that the Party providing the Confidential Information shall be entitled without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance, as a remedy for any breach of the confidentiality obligations hereunder.

13.13            Guilds. Anything herein or in any Contribution Document notwithstanding, this Agreement and the other Contribution Documents do not create any obligation of Contributor to become a signatory to any guild, union or collective bargaining agreement (each, a “Guild”) or performing rights society, with respect to The Chosen Series, nor to guaranty the obligations of Recipient respecting any such Guild. In the event any Guild requests that Contributor provide financial assurances or other documents with respect to The Chosen Series, the Parties shall meet and confer and shall cooperate with each other in good faith to resolve such Guild requests and ensure the continuation of production of The Chosen Series.

13.14            Supplement to Disclosure Schedules. From time to time prior to the Initial Remittance and each Subsequent Remittance, Recipient shall have the right (but not the obligation) to supplement or amend the Disclosure Schedules with respect to any matter hereafter arising or of which it becomes aware after the date hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Agreement Date.

RECIPIENT:

The Chosen, LLC, a Utah limited liability company

By:	The Chosen Productions, LLC, a Utah limited liability company, its Manager

By:
Name:
Title:

CONTRIBUTOR:

Come and See Foundation, Inc., a North Carolina non-profit corporation

By:
Name:
Title:

[Signature Page to Contribution Funding Agreement]

Schedule I1

Production Integrity Obligations

I.            Contributor has the right to take such actions (and require Recipient to take such actions or refrain from actions) to (in Contributor’s discretion) protect The Chosen Series and Contributor’s rights from uses (including programming and merchandise) which are (or would reasonably be perceived by the public using contemporary community standards as being) derogatory, scandalous or defamatory, or which would subject The Chosen Series or The Chosen trademarks to public ridicule or disapproval, or uses which portray (or would reasonably be perceived by the public as portraying) the underlying Biblical material in a derogatory, scandalous or defamatory manner.

II.            Contributor shall have the right to review and approve procedures, costs and schedules so that The Chosen production proceeds substantially in accordance with the schedules, technical specs, cast, scripts and budgets (including as approved by Contributor), subject to customary exclusions (e.g., events outside of the control of Recipient such as force majeure, events reimbursable by insurance, and third party breaches). Contributor shall also have (without limitation) the right to exercise customary abandonment mitigation remedies (e.g., in the event of breach or abandonment of The Chosen Series production by Dallas Jenkins, or the violation of the Key Man Affiliation, or breach or abandonment by any primary producer(s) of The Chosen Series whose work is necessary for Dallas Jenkins to perform his services and Key Man Affiliation.

III.            The parties agree that modern productions of the scale of The Chosen Series may be effected in whole or in part using a variety of corporate structures, including with affiliated (and sometimes non-affiliated) single-purpose entities (“SPEs”) and/or designees. Recipient and Contributor will use good faith commercially reasonable efforts to effectuate the corporate structuring of the future episodes of The Chosen (and any Programs) in accordance with the rights of Contributor, and it is anticipated that some or all of the production, financing and/or rights-holding entities for The Chosen may be one or more such SPEs and/or designees (acceptable to Recipient and Contributor). Because of the unique nature of The Chosen and the transactions contemplated hereby, Contributor may reasonably and in good faith require modifications to otherwise customary industry practices, in order to effect the material provisions hereof. (For example, guild, union or collective bargaining agreement requirements may apply, but will not be used by either party to cause Contributor to become a guild signatory or guarantor (except solely as may be required for purposes of Contributor’s exploitation of the CAS Reserved Rights (as defined in the License Agreement)), or as means to adversely affect the substantive rights of Contributor or the creative rights of Dallas Jenkins per his Key Man Affiliation).

None of the approval rights to be exercised by Contributor hereunder shall be unreasonably withheld, delayed or conditioned by Contributor or exercised in a manner to frustrate the development, production, distribution, marketing or exploitation of The Chosen Series by Recipient.

1 Note to Draft: Under review.

Schedule II2

Use of Proceeds by Recipient; Certain Production Covenants and Rights.

1.            Recipient shall use the Remittances substantially entirely for charitable, educational, religious and/or scientific purposes, including the development, production, distribution and marketing of The Chosen Series and the ancillary rights therein for commercial and non-profit exploitation and to provide for operating and working capital of Recipient.

2.            The parties acknowledge that Contributor’s Contribution Commitment may not be sufficient to enable Recipient to produce all of the contemplated episodes of all of the contemplated seasons of The Chosen Series. Accordingly, Recipient (with cooperation and support from Contributor) will use good faith efforts to source additional production funding for The Chosen Series, if and as needed, from other persons, if such additional production financing (in excess of the Contribution Commitment) is necessary or desirable; and Contributor agrees to negotiate and enter into any interparty and/or accommodation agreements which are customary and standard for motion picture or television structured financing arrangements and which are consistent with the fundamental terms and purposes of the transactions set forth in the Contribution Documents.

3.            Contributor to have customary production financing protective rights (including abandonment mitigation remedies, on-set representative(s), etc.) and customary financier approval rights with respect to the matters set forth in sections 4 and 6, below for all episodes of The Chosen Series produced with production funding from Contributor. Contributor to have customary financier perquisites on all productions of The Chosen Series, plus additional customary and reasonable executive producer perquisites (e.g., set access; books and records access; reasonable access to production personnel; additional named insured coverage; and access to publicity and marketing materials).

4.            Production Schedule. The proposed production schedule for Seasons 4-7 of The Chosen anticipated by the parties is that one additional season of The Chosen will be produced and delivered every 10-14 months (commencing with the completion of Season 3), at all times requiring that Dallas Jenkins maintain first priority and/or exclusive services covenants for the production of The Chosen Series, which shall be non-delegable.

5.            [redacted] Non-Chosen Projects. Recipient (and the Key Man) will not produce or direct [redacted] any other non-Chosen film or TV project prior to the completion and delivery of seven seasons of The Chosen Series, without Contributor’s prior approval. No such project shall be produced prior to the completion and delivery of Season 4, whereupon Contributor will in good faith consider granting permission, if the proposed production schedule of The Chosen Series for Seasons 5, 6 and 7 (which Recipient shall from time to time propose to Contributor) would not be interrupted or delayed by the loss of the Key Man for such special project. Contributor would exercise its approval right in good faith in light of such anticipated production schedule of The Chosen and the shooting schedule proposed for such other project (i.e., that it occur during a regular hiatus of The Chosen).

2 Note to Draft: Under review.

6.            Contributor to have approval rights over any replacement of the actor portraying “Jesus” and meaningful consultation with respect to any replacements of the Key Talent (four (4) key The Chosen Series characters agreed by the parties) on The Chosen Series.

7.            Biblical Advisory Council – Script Review. Recipient has a Biblical Advisory Council (“BAC”) of its choosing. Contributor shall have the right to meaningfully participate with such Biblical Council. Contributor shall initially designate one person (“Initial CAS Designee”) to interact with the BAC, and Contributor may designate up to two (2) additional members to interact with the BAC. Contributor anticipates that its input to the BAC respecting approval of the shooting scripts shall be to tag any issues with yellow or red notations. The BAC shall provide all of Contributor’s tags to Recipient and Jenkins, including with its own comments as it chooses. “Yellow” comments are cautionary, for close review by Recipient and Jenkins that the yellow tagged material may cause some controversy. [Matthew helping Jesus with the Sermon on the Mount is an example.] Recipient and Jenkins may accept or reject yellow tags and comments from Contributor and its Initial CAS Designee. “Red” comments from Contributor are disapprovals, limited to serious problems requiring resolution, and in the case of a red tag from Contributor, Recipient and Jenkins would interact directly with the Initial CAS Designee (or Contributor’s designee) as to such red-tagged item(s) to see if a solution can be agreed. If a deadlock remained (e.g., Contributor’s designee still objected), then the Contributor (by its board) would caucus directly with (to decide with) Jenkins on the matter. The Contributor board (after such direct caucus with Jenkins) would be the controlling decision if any disagreement remained as to such re-tagged matter. Red tag items are intended to be limited to fundamental and controversial items which present a serious and present risk of causing schisms within the Christian community.

8.            Contributor Approval of Completed Episode. Prior to picture lock of any Episode of The Chosen Series, a Contributor representative will have the right to review the cut, with an approval right limited to reviewing and approving the conformity of such final cut with the BAC-approved screenplay (or Contributor board decision as to a red-tagged matter), and that the final version has only such non-fundamental changes which neither cause a “red tag” nor amount to a fundamental or material failure or refusal of the production to follow the BAC-approved screenplay (or the Contributor board decision on a red-tagged matter).

9.            Dallas Jenkins shall be engaged as the principal show runner of Seasons 4-7 of The Chosen Series, to render creative writing and directing services on a first-priority basis (and on an exclusive basis during principal photography of each episode of The Chosen) (“Key Man Affiliation”). For clarity, the services of Dallas Jenkins are not delegable (or assignable in any bankruptcy). Contributor acknowledges that Recipient (via its key man, Dallas Jenkins) shall have customary creative control and creative discretion respecting the creative content of The Chosen Series episodes ( subject to review and approval rights of Contributor set forth in Section 5 above. Contributor shall also have the right to insist upon and enforce the Key Man Affiliation requirements, to insist that Dallas Jenkins must have and exert customary directorial creative control over The Chosen Series (and any Program), including as to the Evangelical theological standards incorporated therein as to the seasonal arcs as well as episodic content. Contributor also has the right to review and approve the seasonal production schedule of The Chosen Series or any derivative production, including the availability (or non-availability) of Dallas Jenkins to provide services on a derivative production that overlaps or conflicts with the production schedule for The Chosen Series. Contributor also has the right to review and approve the seasonal budget for The Chosen, as well as episodic budgets.

10.            Contributor shall not be required to become a Guild signatory nor enter into any guaranty of any Guild payments (except solely as may be required for purposes of Contributor’s exploitation of the CAS Reserved Rights (as defined in the License Agreement)), unless otherwise required by any applicable Guild relating to The Chosen Series.

11.            Subject to any applicable contractual and/or guild requirements, Contributor shall have the right (provided that Contributor exercises such right in writing in a timely manner) to be accorded a production credit for “Come and See” (which may be shared) and other credits and logos on all episodes of Seasons 4 and after of the Chosen Series. Contributor and its designees shall also be accorded such additional credits as are customary and reasonable for Contributor’s role in supporting the Series to be discussed and mutually approved by the Parties in good faith, and all such credits shall be subject to any applicable contractual and/or guild requirements. No casual or inadvertent failure by Recipient, nor any failure by any third party, to comply with the terms of this paragraph shall constitute a breach hereof and in no event shall Contributor seek or be entitled to injunctive or other equitable relief for breach of any of the credit/billing requirements hereof. Recipient agrees, upon receipt of written notice from Contributor specifying any failure to accord such credit, to take prompt, commercially reasonable steps to prospectively cure such failure, but Recipient will be under no obligation to recall any printed materials, ads, or other materials.

None of the approval rights to be exercised by Contributor hereunder shall be unreasonably withheld, delayed or conditioned by Contributor or exercised in a manner to frustrate the development, production, distribution, marketing or exploitation of The Chosen Series by Recipient.

Exhibit A

Funding Security Agreement

Exhibit B

CAS Security Agreement

Exhibit C

Legal Opinion

Annex C

INTELLECTUAL PROPERTY ASSIGNMENT AND LIMITED ASSUMPTION AGREEMENT

This Intellectual Property Assignment and Limited Assumption Agreement (this “Agreement”) is made the [__] day of November, 2022, by and between The Chosen, LLC, a Utah limited liability company (together with its successor in interest, The Chosen, Inc., a Delaware corporation, the “Seller”), and Come and See Foundation, Inc., a North Carolina non-profit corporation (the “Buyer” and, together with the Seller, the “Parties” and each, a “Party”).

RECITALS

A.            The Seller is the owner of all right, title and interest in and to the intellectual property comprising the audio-visual series called “The Chosen” (the “Chosen Series”) and any and all derivatives thereof (including Christmas-themed or other specials, animated productions of any and all kinds, so-called bonus materials and/or director’s cuts, presentation/“The Chosen Presents” title and title licensing rights, and expanded versions of episodes) (collectively with the Chosen Series, the “Programs”).

B.            The Seller wishes to sell and assign to the Buyer, and the Buyer wishes to purchase and assume from the Seller, substantially all of the assets and certain liabilities associated with the Programs, subject to the terms and conditions set forth herein (the “Assignment”).

C.            Reference is made to the License Agreement (as defined below) and the Funding Agreement (as defined below), each of which is being consummated contemporaneously with the consummation of the transactions set forth in this Agreement.

D.            As provided herein, Buyer is not assuming any existing liabilities (including any existing license or sublicense agreements or other contracts respecting the Programs) except as specified herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1
DEFINITIONS

“AAA” has the meaning set forth in Section 9.8(a).

“Action” has the meaning set forth in Section 4.5.

“Affiliate” means, with respect to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, a Person shall be deemed to be “controlled by” another Person if such latter Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Agreement” has the meaning set forth in the preface to this Agreement.

“Appellate Rules” has the meaning set forth in Section 9.8(a).

“Assigned Rights” has the meaning set forth in Section 2.1.

“Assignment” has the meaning set forth in the recitals.

“Assignment Agreement” has the meaning set forth in Section 3.2(a)(i).

“Bill of Sale” has the meaning set forth in Section 3.2(a)(ii).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Los Angeles, California are authorized or required by law to be closed for business.

“Buyer” has the meaning set forth in the preface to this Agreement.

“Buyer Fundamental Representations” means the representations and warranties of the Buyer in Sections 4.1, 4.2 and 4.6.

“Chosen Series” has the meaning set forth in the recitals.

“Claim Notice” has the meaning set forth in Section 7.4(a).

“Closing” has the meaning set forth in Section 3.1(a).

“Closing Date” has the meaning set forth in Section 3.1(a).

“Disclosure Schedules” means the disclosure schedules delivered by the Seller and the Buyer concurrently with the execution and delivery of this Agreement.

“Excluded Liabilities” has the meaning set forth in Section 2.2(b).

“Financing Agreement” means that certain Contribution Funding and Production Agreement, dated as of the date hereof, between the Parties, whereby the Buyer will make certain financial contributions to the Seller.

“Guild” has the meaning set forth in Section 5.10.

“Indemnified Party” has the meaning set forth in Section 7.4(a).

“Indemnifying Party” has the meaning set forth in Section 7.4(a).

2

“Knowledge” means actual knowledge of the officers of the Seller after due investigation and reasonable inquiry, but shall not be construed as imposing any obligation on such persons to conduct any additional investigation after the Closing Date.

“Liabilities” means liabilities, debts, obligations or commitments of any nature whatsoever, whether asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“License Agreement” means that certain License Agreement, dated as of the date hereof, between the Parties, whereby the Buyer is granting certain exclusive rights to the Seller in relation to the exploitation of certain of the Property.

“Losses” has the meaning set forth in Section 7.2.

“Material Adverse Effect” means, with respect to a Party, any event, occurrence, fact, condition or change that is materially adverse to (a) the business, results of operations, financial condition or assets of such Party and, with respect to the Seller, relating to the Programs, or (b) the ability of such Party to consummate the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which such Party operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; or (v) any natural or manmade disaster or acts of God. The failure of any representation or warranty set forth in Section 4.2 or 5.2 shall constitute a Material Adverse Effect.1

“Party” or “Parties” has the meaning set forth in the preface to this Agreement.

“Permitted Encumbrances” means (a) liens (if any) for Taxes not yet due and payable, (b) liens which may be held by guilds, unions or collective bargaining organizations (e.g., SAG, WGA, DGA, etc.) applicable to the Property and (c) those items set forth in Section 5.5 of the Disclosure Schedules. Anything in the Disclosure Schedules notwithstanding, by this Agreement Buyer is not assuming or guarantying any liabilities or obligations applicable to the Property which are owed, or might be owing, to any guilds, unions or collective bargaining organizations, or to any music publishing or performance guild or society, in each case, to the extent such liabilities or obligations arose or existed (or may have arose or existed) prior to and up to the Closing.

“Person” means any natural person, legal entity, association or other organized group of natural persons or entities, or the successors, assigns and representatives of the foregoing.

“Post-Closing CAS Reserved Rights Obligations” has the meaning set forth in Section 2.3.

“Programs” has the meaning set forth in the recitals.

1 Note to Draft: Under review.

3

“Property” has the meaning set forth in Section 2.1.

“Property Contracts” means all agreements with respect to the development, production, financing or distribution of the Property (other than Property Licenses), including Seller or any Seller Affiliate is a party.

“Property Licenses” means all licenses, sublicenses, distribution agreements or other agreements granting any right to exploit the Property, including licenses where Seller is or was the granting party and sublicenses (i.e. where Seller’s licensee including Angel Studios Inc. is or was the granting party).

“Purchase Price” has the meaning set forth in Section 2.4.

“SEC Requirements” has the meaning set forth in Section 6.3.

“Security Interest” means any mortgage, pledge, lien, charge, or other security interest, other than (a) mechanic’s, materialmen’s, and similar liens, or (b) liens for Taxes not yet due and payable.

“Seller” has the meaning set forth in the preface to this Agreement.

“Seller Affiliate” shall mean any Affiliate of any Seller, including The Chosen Texas LLC, a Texas limited liability company, Impossible Math, LLC, a Texas limited liability company, and The Chosen Productions LLC (DBA “Loaves and Fishes”), a Utah limited liability company. For clarity, in connection with this Agreement the Seller is effecting certain corporate reorganization steps and shall thereupon be known as The Chosen, Inc., a Delaware corporation, as a result of such reorganization steps.2

“Seller Fundamental Representations” means the representations and warranties of the Seller in Article 5 hereof (but excluding Sections 5.4, 5.5, 5.6, and 5.9).

“Tax” or “Taxes” means all taxes, levies, duties, assessments, fees or withholdings imposed by or payable to a Taxing Authority (including, without limitation, all interest, penalties and additions to tax) with respect thereto.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means any governmental or regulatory organization which has the right and/or authority to impose or levy any Taxes.

“Third Party Claim” has the meaning set forth in Section 7.4(a).

“Transaction Documents” or “Transaction Agreements” means this Agreement, the Non Profit Alternate Language License Agreement, the License Agreement, the Financing Agreement, the Bill of Sale, the Assignment Agreement and the other agreements, instruments and documents required to be delivered at the Closing.

2 Note to Draft: Under review.

4

ARTICLE 2
PURCHASE AND SALE

2.1            Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, the Seller shall sell, assign, transfer, convey and deliver to the Buyer, and the Buyer shall purchase, receive and accept, from the Seller, all of the Seller’s right, title and interest in, to and under all of the intellectual property rights and assets as set forth on Schedule I attached hereto (collectively, the “Property” and such assignment, the “Assigned Rights”), free and clear of all Security Interests (except for the Permitted Encumbrances). The Assigned Rights shall be subject to the terms and conditions of the “Reversion” (as defined in the Funding Agreement).3

2.2            NO ASSUMPTION OF LIABILITIES. The Buyer is not assuming (and shall not be deemed to have assumed) and shall not be liable for any Liabilities of Seller or any Seller Affiliate with respect to or arising from the Property, or any Property License or Property Contract, including without limitation with respect to the development, production, financing or distribution of the Property.

2.3            POST-CLOSING CAS RESERVED RIGHTS OBLIGATIONS. The Buyer shall be solely responsible, liable and obligated for the post-Closing use and exploitation of the CAS Reserved Rights (as defined in the License Agreement), including post-Closing compliance with respect to the post-Closing exploitation of the NP Chosen App (as defined in the License Agreement), any advertising, marketing, promotional or other materials created by the Buyer post-Closing respecting the Buyer’s production or exploitation of a Program, and any Non-Profit Organization’s (as defined in the License Agreement) post-Closing exploitation of a Program (as defined in the License Agreement), and the payments of all guild and/or talent residuals and re-use fees, royalties and amounts required of Buyer or as a result of Buyer’s use and exploitation of the CAS Reserved Rights (provided that the foregoing does not create any intended third party beneficiaries and does not confer to any third party any such rights) (collectively, the “Post-Closing CAS Reserved Rights Obligations”); provided, that the Post-Closing CAS Reserved Rights Obligations do not impose upon Buyer any obligation (express or implied) to assume or guaranty any liabilities of Seller, any Seller Affiliate or any other Person which arose from any action or inaction by any such Person (occurring prior to and up to the Closing) respecting the production or exploitation of any Program prior to the Closing.

2.4            PURCHASE PRICE. The aggregate purchase price to be paid by the Buyer to the Seller at Closing in exchange for the Property is Four Million Five Hundred Thousand Dollars ($4,500,000.00) (the “Purchase Price”). The Purchase Price shall be paid by wire transfer of immediately available funds to an account or accounts designated in writing by the Seller.

3 Note to Draft: Under review.

5

ARTICLE 3
CLOSING

3.1            THE CLOSING.

(a)            Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely by electronic exchange of documents and signatures, and shall be deemed to have occurred at 12:01 a.m. pacific time on the date hereof, or at such other time or date as the Parties may mutually agree upon in writing. The date on which the Closing is to occur is herein referred to as the “Closing Date.”

(b)            The transactions contemplated by each of the License Agreement and the Financing Agreement shall be consummated contemporaneously with the Closing.

3.2            DELIVERIES AT THE CLOSING.

(a)            Documents to be Delivered by the Seller – Closing. At the Closing, the Seller shall deliver to the Buyer the following:

(i)            a Short Form Assignment Agreement, in the form of Exhibit A attached hereto (the “Assignment Agreement”), executed by the Seller;

(ii)            a Bill of Sale, in the form of Exhibit B attached hereto (the “Bill of Sale”), executed by the Seller; and

(iii)            resolutions of the Manager of the Seller, which authorize the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, in each case, in accordance with applicable law; and

(iv)            a certificate of the manager of the Seller certifying as to a meeting of the equity holders of the Seller in which sufficient equity holders of the Seller authorized the Seller’s execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, in each case, in accordance with applicable law.

(b)            Documents to be Delivered by the Buyer - Closing. At the Closing, the Buyer shall deliver to the Seller the following:

(i)            the Purchase Price, by wire transfer of immediately available funds to an account or accounts designated in writing by the Seller;

(ii)            the Assignment and Assumption Agreement, executed by the Buyer;

(iii)            the Bill of Sale, executed by the Buyer; and

(iv)            a certificate of the Secretary (or equivalent officer) of the Buyer certifying as to the resolutions of the board of directors of the Buyer, which authorize the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, in each case, in accordance with applicable law.

6

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE BUYER

Subject to such exceptions as are specifically set forth in the appropriate section of the Disclosure Schedules or in any other section of the Disclosure Schedules if and to the extent that it is reasonably apparent that it applies to such other section of Article 4, the Buyer hereby represents and warrants to the Seller that each of the representations and warranties contained in this Article 4 is true and correct as of the date of this Agreement, as follows:

4.1            INCORPORATION OF THE BUYER. The Buyer is a not-for-profit corporation duly organized, validly existing, and in good standing under North Carolina law.

4.2            AUTHORIZATION OF TRANSACTION. The Buyer has full power and authority to execute and deliver this Agreement, to carry out its obligations hereunder and to consummate the Assignment and the transactions contemplated hereby. The execution and delivery by the Buyer of this Agreement, the performance by the Buyer of its obligations hereunder and the consummation by the Buyer of the Assignment and the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Buyer. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions except as enforceability may be limited by bankruptcy, insolvency, moratorium, or other laws affecting creditors’ rights generally or provisions limiting competition.

4.3            NO CONFLICTS; CONSENTS. The execution, delivery and performance by the Buyer of this Agreement, and the consummation of the Assignment and the transactions contemplated hereby, do not and will not: (a) violate or breach any provision of the certificate of incorporation or bylaws of the Buyer; (b) to the knowledge of the Buyer, violate or breach any provision of any law applicable to the Buyer; or (c) require the consent, notice or other action by any Person under, conflict with, violate or breach, constitute a default under or result in the acceleration of any agreement to which the Buyer is a party; except, in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to obtain consent or give notice would not have a Material Adverse Effect.

4.4            FINANCIAL CAPABILITY. The Buyer will have at the Closing sufficient funds and adequate financial resources to satisfy its monetary and other obligations under this Agreement.

4.5            LEGAL PROCEEDINGS. There are no claims, actions, suits, investigations or other legal proceedings (collectively, “Actions”) pending or threatened against or by the Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

7

4.6            NO BROKERS’ FEES. The Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of the Buyer.

4.7            NO OTHER REPRESENTATIONS AND WARRANTIES. Except for the representations and warranties contained in this Article 4 or in the other Transaction Documents, neither the Buyer nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Buyer, with respect to the subject matter contained herein. The Buyer acknowledges and agrees that the Seller is only making those representations and warranties with respect to the Seller, the Property and this Agreement as expressly set forth in Article 5 of this Agreement or in the applicable representations and warranties in the other Transaction Documents.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES CONCERNING THE SELLER

Subject to such exceptions as are specifically set forth in the appropriate section of the Disclosure Schedules, or in any other section of the Disclosure Schedules if and to the extent that it is reasonably apparent that it applies to such other section, the Seller (inclusive of its subsidiary Seller Affiliates, to the extent required to make the representation true and correct as to Seller and its controlled Seller Affiliates)4 hereby represents and warrants to the Buyer that each of the representations and warranties contained in this Article 5 is true and correct as of the date of this Agreement, as follows:

5.1            ORGANIZATION, QUALIFICATION, AND CORPORATE POWER. Prior to the proposed conversion of the Seller into a Delaware corporation, the Seller is a limited liability company duly formed, validly existing, and in good standing under the laws of Utah and, following such conversion, the Seller is and shall be a corporation duly formed, validly existing, and in good standing under the laws of Delaware. Seller is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a Material Adverse Effect. Seller has full power and authority to carry on the businesses in which it is engaged and to own and use the Property owned and used by it.

5.2            AUTHORIZATION OF TRANSACTION. Seller has full power and authority to execute and deliver this Agreement, to carry out its obligations hereunder and to consummate the Assignment and the transactions contemplated hereby. The execution and delivery by Seller of this Agreement, the performance by Seller of its obligations hereunder and the consummation by Seller of the Assignment and the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its terms and conditions except as enforceability may be limited by bankruptcy, insolvency, moratorium, or other laws affecting the enforcement of creditors’ rights generally or provisions limiting competition.

4 Note to Draft: References to Seller Affiliate throughout Article 5 is under review.

8

5.3            NON CONTRAVENTION.

(a)            Neither the execution and the delivery of this Agreement nor the consummation by the Seller of the Assignment or the transactions contemplated by this Agreement will violate (i) to the Seller’s Knowledge, any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Seller is subject or (ii) any provision of the operating agreement, certificate of formation, certificate of incorporation or bylaws, as applicable, of Seller.

(b)            Seller does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the Assignment or the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would have a Material Adverse Effect.

5.4            NO BROKERS’ FEES. The Seller has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller.

5.5            TITLE TO PROPERTY. The Seller has, or will have, good title to the Property as of the Closing Date free and clear of all Security Interests except for the Permitted Encumbrances. None of the Seller Affiliates or any other Affiliate of Seller have any rights in the Property.

5.6            COPYRIGHT AND TRADEMARK RECORDATIONS. Section 5.6 of the Disclosure Schedules sets forth all filings and recordations by Seller or any Seller Affiliate with respect to the Property with the U.S. Copyright Office, the U.S. Patent and Trademark Office, and any other domestic or foreign intellectual property registry. The Property and each Episode (as defined in Schedule I) of the Programs have been or will be registered for copyright in the United States of America by filing with the U.S. Copyright Office.

5.7            NO INFRINGEMENT. To the Knowledge of the Seller, the Property, and the literary, dramatic or musical material contained therein or incorporated in the Property, do not (a) infringe upon any patent, trademark, service mark, trade name, copyright, literary, dramatic, music, artistic, personal, private, civil, contract or property right or rights of privacy or any other right, whether tangible or intangible, of any Person, or (b) contain any element or material which in any manner constitutes a libel, slander or other defamation of any Person.

5.8            FINANCIAL STATEMENTS. Copies of the financial statements consisting of (a) the balance sheet of the Seller as of June 30, 2022 and the related statements of income and cash flow for the six (6)-month period then ended and (b) the balance sheet of the Seller as at December 31 in each of the years 2020 and 2021 and the related statements of income and cash flow for the years then ended (collectively, the “Financial Statements”) have been delivered or made available to the Buyer. The Financial Statements fairly present in all material respects the financial condition of the Seller as of the respective dates they were prepared and the results of the operations of the Seller for the periods indicated.

9

5.9            THIRD PARTY LOCATIONS AND STORAGE. Section 5.9 of the Disclosure Schedules sets forth a true, correct and complete list of the locations where the elements comprising the Property are stored or held.

5.10            GUILD AGREEMENTS. Section 5.10 of the Disclosure Schedules sets forth a true, correct and complete list of any and all agreements between or among Seller (or any Seller Affiliate) and any guild, union or collective bargaining organization (including SAG-AFTRA, DGA, WGA, PGA, IATSE or any music performance or publishing guild (each, a “Guild”) with respect to the production or distribution of the Property.

5.11            SOLVENCY; NO INSOLVENCY PROCEEDING. The Seller is solvent. Seller has been and is currently paying its obligations as they come due. The consummation of the Assignment, the transactions contemplated hereunder and under the Transaction Agreements will not cause the Seller to become insolvent or to be unable to pay its debts and obligations generally as they become due. No insolvency or receivership proceedings of any nature are now pending or threatened in writing by or against the Seller.

5.12            INSURANCE. Section 5.12 of the Disclosure Schedules sets forth a true, correct and complete list of any and all policies of insurance of any kind held or maintained by Seller or a Seller Affiliate with respect to the production and/or exploitation of the Property.

5.13            LITIGATION. There are no Actions pending or, to the Seller’s Knowledge, threatened in writing against or by the Seller (or a Seller Affiliate) relating to or affecting the Property.

5.14            EQUIVALENT VALUE. Seller’s receipt of the Purchase Price hereunder together with Seller’s receipt of the consideration in the other Transaction Documents in exchange for the rights granted to Buyer hereunder and in the other Transaction Documents, collectively constitute a receipt by Seller of reasonably equivalent value in exchange for the rights granted to Buyer herein and in the other Transaction Documents.

5.15            FINANCIAL PROJECTIONS. Section 5.15 of the Disclosure Schedules sets forth the Seller’s five (5)-year financial projections as of November 10, 2022 (collectively, the “Financial Projections”). The Financial Projections were prepared and reviewed by Seller’s senior management in good faith and are based on the Seller’s current, good faith and reasonable expectations and assumptions and may be affected by subsequent developments, regulatory actions and business conditions, including such developments, actions and conditions that are not within the Seller’s control. The Financial Projections are not to be viewed as facts, and nothing in this Section 5.15 shall be construed as a representation or covenant that such projections in fact will be achieved.

5.16            NO OTHER REPRESENTATIONS AND WARRANTIES. Except for the representations and warranties contained in this Article 5 (including the related portions of the Disclosure Schedules) or in the other Transaction Documents, neither the Seller nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Seller, with respect to the subject matter contained herein. The Seller acknowledges and agrees that the Buyer is only making those representations and warranties with respect to the Buyer and this Agreement as expressly set forth in Article 4 of this Agreement or in the applicable representations and warranties in the other Transaction Documents.

10

ARTICLE 6
COVENANTS

6.1            FURTHER ASSURANCES. Following the Closing, each of the Parties shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement. Without limiting the foregoing, the Seller shall execute and deliver to the Buyer such additional documents necessary to assign the copyright in and to future Programs (including additional episodes of Programs), and any other additional acquired property comprising a derivative work of a Program,5 in accordance with and subject to the terms of this Agreement.

6.2            BULK SALES. The Buyer and the Seller acknowledge that neither Utah nor Delaware has no bulk sales or similar laws that are applicable to the sale of the Property to the Buyer, and thus no Party is required to comply with the provisions of any such bulk transfer statutes.

6.3            CONFIDENTIALITY. Each of the Parties shall, and shall cause its Affiliates to, keep confidential the terms of this Agreement and the negotiations relating hereto and all documents and information obtained by such Party from the other Party in connection with the transactions contemplated hereby, except (a) to the extent this Agreement and such negotiations need to be disclosed to obtain approval of any regulatory authority or such Party’s equity holders, (b) for disclosures made in accordance with the terms of this Agreement, (c) to the extent required by applicable law, regulations or U.S. Securities and Exchange Commission requirements (“SEC Requirements”), or (d) in connection with any financings arranged by the Buyer or the Seller.

6.4            TRANSFER TAXES. All transfer, sales, use, registration, documentary, stamp, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents, if any, shall be paid by the Seller when due. Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and the Buyer shall cooperate with respect thereto as necessary). The Buyer shall file all of its tax returns required to be filed, including tax returns and reports required of the Buyer as a non-profit organization.

6.5            TRANSITION SERVICES AND SUPPORT. For a period of nine (9) months after the Closing, the Seller shall provide a meaningful and good-faith level of support and efforts to the Buyer, in order to facilitate the orderly transfer of the Property to the Buyer. Such efforts shall be in addition to the Seller’s obligations under the License Agreement and the Financing Agreement.

6.6            LITIGATION. In the event and for so long as any Party or Seller Affiliate actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, judgment or demand in connection with (a) any transaction contemplated under this Agreement or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Seller, each of the other Parties will cooperate with such Party and such Party’s counsel and cause its Affiliates so to cooperate in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, at the sole cost and expense of the contesting or defending Party or Affiliate.

5 Note to Draft: Under review.

11

6.7            SELLER PERFORMANCE OF AGREEMENTS. As of and after the Closing Date:

(a)            Seller shall (or shall cause a Seller Affiliate to, as applicable) use commercially reasonable efforts to perform and administer any and all obligations required of Seller (or of a Seller Affiliate or a Seller’s licensee, including any other licensee of rights in the Property, as applicable) under any Property License, including with any Guild, subject to any applicable cure provisions contained therein and except as otherwise provided in Section 2.2.

(b)            Seller shall (or shall cause a Seller Affiliate to, as applicable) use commercially reasonable efforts to perform and administer any and all obligations required of Seller (or a Seller Affiliate or a Seller’s licensee, including any licensee of rights in the Property, as applicable) under any Property Contract, including with any Guild, subject to any applicable cure provisions contained therein and except as otherwise provided in Section 2.2.

(c)            Seller shall (or shall cause a Seller Affiliate to, as applicable) use commercially reasonable efforts to discharge any and all liabilities and obligations of the Seller or any Seller Affiliate respecting the development, production, financing or distribution of the Property, including with any Guild, subject to any applicable cure provisions contained therein and except as otherwise provided in Section 2.2.

ARTICLE 7
INDEMNIFICATION

7.1            SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All of the representations and warranties of the Seller and the Buyer contained herein shall survive the Closing and continue in full force and effect for a period ending the date that is twenty-four (24) months following the Closing Date. The Buyer acknowledges and agrees that, except for the representations and warranties of the Seller specifically set forth in this Agreement and its Schedules and Exhibits, the Buyer has not relied on any information provided by the Seller in connection with the transactions contemplated by this Agreement as constituting a representation or warranty of the Seller except to the extent expressly stated herein.

7.2            INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE BUYER. Subject to the other terms and conditions of this Article 7, from and after the Closing, the Seller shall indemnify and hold the Buyer harmless from and against any and all losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees (collectively, “Losses”), the Buyer may suffer resulting from, arising out of, relating to, or caused by: (a) the Seller’s breach of any representation, warranty, covenants or agreement of the Seller contained herein; and/or (b) any Excluded Liability.

12

7.3            INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE SELLER. Subject to the other terms and conditions of this Article 7, from and after the Closing, the Buyer shall indemnify and hold the Seller harmless from and against any and all Losses the Seller may suffer resulting from, arising out of, relating to, or caused by: (a) the Buyer’s breach of any representation, warranty, covenant or agreement of the Buyer contained herein; and/or (b) the Post-Closing CAS Reserved Rights Obligations.

7.4            PROCEDURE FOR MATTERS INVOLVING THIRD PARTIES.

(a)            The Party making a claim under this Article 7 is referred to as the “Indemnified Party,” and the Party against whom such claims are asserted under this Article 7 is referred to as the “Indemnifying Party.” If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a Party or an Affiliate of a Party (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof (a “Claim Notice”). The Claim Notice shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the aggregate dollar value estimate of the Losses that have been or may be sustained by the Indemnified Party. No inadvertent delay in the issuance of a Claim Notice shall relieve any Party from any obligation under this Article 7, unless and solely to the extent such Party is thereby prejudiced. The Indemnifying Party will have the right and obligation to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within 30 days following the receipt of the Claim Notice that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of the Losses described therein, and (ii) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

(b)            So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 7.4(a), the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim.

(c)            The Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld, conditioned or delayed and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party, which consent will not be unreasonably withheld, conditioned or delayed, except the Indemnifying Party may consent to the entry of judgment or settlement without the consent of the Indemnified Party if the judgment or settlement is solely for money damages and the Indemnifying Party agrees to bear all such costs without reference to limitations on indemnification otherwise provided for herein.

13

7.5            CERTAIN LIMITATIONS. The indemnification provided for in Sections 7.2 and 7.3 shall be subject to the following limitations:

(a)            Ceiling. Other than a breach of the Buyer Fundamental Representations or the Seller Fundamental Representations, the aggregate liability for which an Indemnifying Party shall be liable pursuant to Section 7.2 or 7.3, as the case may be, shall not exceed $337,500.00. With respect to a breach of the Buyer Fundamental Representations or the Seller Fundamental Representations, the aggregate liability therefor shall not exceed the Purchase Price.

(b)            Threshold. The Indemnifying Party shall not have any liability to the Indemnified Party for an indemnification claim under Section 7.2 or 7.3, unless and until the aggregate amount of all Losses associated with each such claim exceeds Twenty-Five Thousand Dollars ($25,000), but if and when such threshold is met, the Indemnifying Party shall be required to pay or be liable for all of such claim, subject to the other qualifications in this Article 7.

(c)            Insurance Proceeds. Payments by an Indemnifying Party pursuant Section 7.2 or 7.3 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds received or reasonably expected to be received by the Indemnified Party in respect of any such claim. The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies for any Losses in conjunction with seeking indemnification under this Agreement.

(d)            Mitigation. Each Indemnified Party shall take all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.

(e)            Punitive Damages. In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple.

(f)            No Duplication of Recovery. Each of the Parties hereby agrees that it shall not be entitled to recover Losses or otherwise obtain reimbursement or restitution more than once with respect to the same Losses arising out of this Agreement and the other Transaction Documents.

7.6            EXCLUSIVE REMEDY. The Buyer and the Seller acknowledge and agree that the foregoing indemnification provisions in this Article 7 shall be the exclusive remedy of the Parties from and after the Closing with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, provided that the foregoing notwithstanding, each Party reserves all of its equitable rights (subject to the arbitration provisions herein, and without the requirement of posting a bond or other security) as may be necessary in order to provide such Party with the fundamental benefits of its bargain as set forth herein.

14

ARTICLE 8
TAX MATTERS

Notwithstanding anything to the contrary in this Agreement, the Parties agree that the transactions contemplated by this Agreement and the other Transaction Documents shall be treated, for income and other applicable tax purposes, as a secured financing and not as a sale of the Property. The Seller shall be treated as the continuing tax owner of the Property for income and other applicable tax purposes, and the Buyer shall not take any depreciation or amortization deductions with respect to the Property on its income Tax Returns.

ARTICLE 9
MISCELLANEOUS

9.1            PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure if such Party’s counsel determines in good faith is required by applicable law, SEC Requirements or any listing or trading agreement concerning its securities (in which case the disclosing Party will use reasonable best efforts to advise the other Party prior to making the disclosure).

9.2            NO THIRD-PARTY BENEFICIARIES. Subject to the terms of Section 9.4, this Agreement is for the sole benefit of the Parties and nothing herein, express or implied, is intended to or shall not confer any rights or remedies upon any Person other than the Parties.

9.3            ENTIRE AGREEMENT. This Agreement (including the Exhibits, Schedules hereto and the documents referred to herein, including the other Transaction Documents) constitutes the entire agreement among the Parties with respect to the subject matter contained herein and therein and, except as provided herein, supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof. Concurrently herewith, the Parties are entering into the License Agreement and the Financing Agreement, and the terms of those agreements (and not this Agreement) shall govern the subject matter of such other agreements.

9.4            SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. Neither Party may assign its rights or obligations hereunder without the prior written consent of the other Party; provided, however, that the Seller’s rights and obligations hereunder shall automatically be assigned to its successor in interest, The Chosen, Inc., a Delaware corporation, pursuant to its conversion into a Delaware corporation, without the need to obtain the consent of the Buyer.

9.5            COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission (including DocuSign) shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

15

9.6            HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

9.7            NOTICES. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (a) three Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or via FedEx, (b)  when delivered by hand (with written confirmation of receipt) or (c) on the date sent by email if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient. Such communications must be sent to the respective Parties at the following addresses:

If to the Seller, to:

The Chosen, LLC
4 South 2600 West, Suite 5
Hurricane, Utah 84737
Attention: Brad Pelo
Email: brad@thechosen.tv

with a copy (which will not constitute notice) to:

Loeb & Loeb LLP
10100 Santa Monica Boulevard, Suite 2200
Los Angeles, California 90067
Attention: Andrew Kramer, Esq.; Christopher Kelly, Esq.
Email: akramer@loeb.com; ckelly@loeb.com

If to the Buyer, to:

Come and See Foundation, Inc.
Attn: Stan Jantz, President
2601 Oberlin Road
Raleigh, North Carolina 27608
Email: Stan@ComeAndSee.net

with a copy (which will not constitute notice) to:

Barnes Law Firm PC
100 Wilshire Blvd. Ste. 700
Santa Monica, CA 90401
Attn: Michael Barnes, Esq.
Email: MBarnes@BarnesLaw.US

-and-

Envisage Law
2601 Oberlin Road
Raleigh, North Carolina 27608
Attn: Anthony Biller Esq.
Email: AJBiller@envisage.law

16

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be made available by giving the other Parties notice in the manner herein set forth.

9.8            ARBITRATION.

(a)            Any dispute, claim, or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation, or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by private, confidential binding arbitration as provided by the Federal Arbitration Act (or, if inapplicable, by similar state statute) in Oklahoma City, Oklahoma, before one arbitrator. The arbitrator shall be selected by application of the rules of the American Arbitration Association (“AAA”) or other formal arbitration rules mutually agreed upon by the Parties. No Party to this Agreement will challenge the jurisdiction or venue provisions as provided in this section. In the event a Party fails to proceed with arbitration, unsuccessfully challenges the arbitrator’s award, or fails to comply with the arbitrator’s award, the other Party is entitled to costs of suit, including reasonable attorneys’ fees for having to compel arbitration or defend or enforce an award. Judgment on the award may be entered in any court having jurisdiction. The underlying award may be appealed pursuant to the AAA’s Optional Appellate Arbitration Rules (“Appellate Rules”). The award shall not be considered final until after the time for filing the notice of appeal pursuant to the Appellate Rules has expired. Appeals must be initiated within thirty (30) days of receipt of an underlying award, as defined by Rule A-3 of the Appellate Rules, by filing a notice of appeal with any AAA office. Following the appeal process the decision rendered by the appeal tribunal may be entered in any court having jurisdiction thereof. In the event any action is brought by any Party to enforce any aspect of this Agreement, the prevailing Party in any such enforcement action shall be entitled to reasonable attorneys’ fees and costs, in addition to all of the relief to which that Party may be entitled.

(b)            Each of the Parties hereby irrevocably: (i) waives any objection which it may have as to determining the basis for jurisdiction in any claim, action or proceedings arising as a result of this Agreement or related thereto, including any claim for which the tribunal set forth above would be a forum non conveniens for the suit, action or proceedings; (ii) waives any right which it may have to initiate any claim, action or proceedings arising as a result of this Agreement before a court in its own domicile; (iii) agrees as follows: WAIVER OF JURY TRIAL: EACH OF THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES THE RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT (OR ANY OTHER FACILITY DOCUMENT); and (iv) agrees that a final judgment issued in respect of such action, claim or process shall be conclusive and may be enforced by filing legal proceedings in any court in the jurisdiction to which such Party and its assets are subject.

9.9            GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

17

9.10            AMENDMENTS AND WAIVERS. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

9.11            SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

9.12            EXPENSES. Except as provided herein regarding indemnification matters, each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. The Buyer shall pay the cost of any title policies or surveys it elects to obtain, and shall pay all recording costs.

9.13            CONSTRUCTION. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean “including, without limitation,”. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole.

9.14            INCORPORATION. The Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

[Signature Page(s) Follow]

18

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

SELLER:

The Chosen, LLC,
a Utah limited liability company

By:	The Chosen Productions, LLC, a Utah limited liability company, its Manager

By:
Name:
Title:

BUYER:

Come and See Foundation, Inc.,
a North Carolina non-profit corporation

By:
Name:
Title:

[Signature Page to Intellectual Property Assignment and Limited Assumption Agreement]

Schedule I

The Property shall include all of Seller’s intellectual property rights in the Programs, including all general intangibles, contract rights, copyrights, trademarks, patents, chattel paper, and all other intellectual property that the Seller now or hereafter owns or controls or hereafter come into existence with respect to the Programs, and including the following with respect to “The Chosen” written by Dallas Jenkins, Ryan Swanson and Tyler Thompson:

(a)            the underlying literary, copyright and trademark properties of all of the literary property comprising the sixteen (16) episodes in two existing seasons (the Copyright Office filings reference numbers and the Trademark Office registration numbers with respect thereto being set forth on Section 5.6 of the Disclosure Schedules), plus a third season comprised of eight episodes which are not yet distributed, plus any and all unproduced episodes;

(b)            all video or other audio-visual work or any episode of the Programs including works produced for theatrical, non-theatrical, television (including digital) release or for release in any other medium, including video on demand (“VOD”) of every type, including subscription, advertising-based, pay-per-view, free streaming, pay-it-forward and donation model, and all app- or cellular phone based media, in each case whether recorded on film, drive, cloud server or platform, videotape, cassette, cartridge, disc or on or by any other means, method, process or device whether now known or hereafter developed (each an “Episode”) and all collateral, allied, ancillary and subsidiary intellectual property rights therein (excluding merchandising, print publication non-fungible token (“NFT”) rights), and all intellectual properties pertaining thereto and all products and proceeds thereof whether now in existence or hereafter made, acquired or produced (as used in this definition the term the “Episode” means and includes each Episode, all of the aforesaid rights and the rights and property set forth in (b)(i) through (xv) below) including:

(i)            all intellectual property rights of every kind and nature (including copyrights) in and to the screenplay for each Episode (including any and all drafts, versions and variations of such screenplay) and any other literary, musical, dramatic or other literary material of any kind or nature upon which, in whole or in part, an Episode is or may be based, or from which it is or may be adapted or inspired or which may be or has been used or included in such Episode including all scripts, scenarios, screenplays, bibles, stories, treatments, novels, outlines, books, titles, concepts, manuscripts or other properties or materials of any kind or nature in whatever state of completion and all drafts, versions and variations thereof (collectively, the “Literary Property”);

(ii)            all physical elements of each Episode, including all negatives, duplicate negatives, fine grain prints, soundtracks, positive prints (cutouts and trims excepted), and sound, all video and digital formats, and other physical properties in connection with each Episode and any trailer or promotional production for each Episode, exposed film, developed film, positives, negatives, prints, answer prints, special effects, pre-print materials (including interpositives, negatives, duplicate negatives, internegatives, color reversals, intermediates, lavenders, fine grain master prints and matrices and all other forms of pre-print elements which may be necessary or useful to produce prints or other copies or additional pre-print elements, whether now known or hereafter devised) soundtracks, recordings, audio and video tapes and discs of all types and gauges, cutouts, trims, non-analog recordings and tapes, including any video digital recordings and HDTV format recordings, including files stored or recorded on various drives and/or with various cloud servers, and any and all other physical properties of every kind and nature relating to each Episode in whatever state of completion, and all duplicates, drafts, versions, variations and copies of each thereof (collectively, the “Episode Elements”);

(iii)            all rights of every kind or nature in and to any and all music and musical compositions created for, used in or to be used in connection with any Episode including, without limitation, all copyrights therein and all rights to perform, copy, record, re-record, produce, publish, reproduce or synchronize any or all of said music and musical compositions as well as all other rights to exploit such music including record, soundtrack recording, and music publishing rights, subject to the provisions of any third party agreements (e.g., master use and synchronization licenses) with respect to any music licensed for the Programs;

(iv)            all collateral, allied, ancillary and subsidiary, intellectual property rights of every kind and nature (excluding merchandising, print publication NFT rights), without limitation, derived from, appurtenant to or related to any Episode or the Literary Property or any part thereof, including, without limitation, all production, exploitation, reissue, remake, sequel, serial or series production rights by use of film, tape or any other recording devices now known or hereafter devised, whether based upon, derived from or inspired by any Episode, the Literary Property or any part thereof; all rights to use, exploit and license others to use or exploit any and all commercial tie-ups rights of every kind and nature, including, without limitation, all commercial tie-ups arising out of or connected with or inspired by any Episode or the Literary Property, the title or titles of any Episode, the characters appearing in any Episode or said Literary Property and/or the names or characteristics of said characters, and including further any and all commercial exploitation in connection with or related to any Episode;

(v)            to the extent necessary or desirable to complete any Episode, all rights of every kind or nature, present and future, in and to all agreements relating to the development, production, completion, delivery and exploitation of any Episode, and all agreements for personal services, including the services of writers, directors, cast, producers, special effects personnel, personnel, animators, cameramen and other creative, artistic and technical staff and agreements for the use of studio space, equipment, facilities, locations, animation services, special effects services and laboratory contracts;

(vi)            all copyrights, rights in copyrights, interests in copyrights and renewals and extensions of copyrights, domestic and foreign, common law and statutory heretofore or hereafter obtained upon any Episode or the Literary Property or any part thereof, and the right (but not the obligation) to make publication thereof for copyright purposes, to register a claim under copyright, and the right (but not the obligation) to renew and extend such copyrights, and the right (but not the obligation) to sue in the name of any of the Seller or in the name of the Seller for past, present and future infringements of copyright;

(vii)            all rights to produce, acquire, release, sell, distribute, subdistribute, lease, sublease, market, license, sublicense, exhibit, broadcast, transmit, reproduce, publicize or otherwise exploit any Episode, the Literary Property and any and all rights therein (including, without limitation, the rights referred to in Subsection (b)(iv) above) in perpetuity, without limitation, in any manner and in any media whatsoever throughout the universe, including by projection, radio, all forms of television (including, without limitation, free, pay, toll, cable, sustaining subscription, sponsored and direct satellite broadcast), in theaters, non-theatrically, on cassettes, cartridges and discs and by any and all other scientific, mechanical or electronic means, methods, processes or devices now known or hereafter conceived, devised or created;

(viii)            all rights of any kind or nature, direct or indirect, to acquire, produce, develop, reacquire, finance, release, sell, distribute, subdistribute, lease, sublease, market, license, sublicense, exhibit, broadcast, transmit, reproduce, publicize, or otherwise exploit any Episode, or any rights in any Episode, including pursuant to agreements between any of the Seller and any Affiliate of any such Seller which relate to the ownership, production or financing of any Episode;

(ix)            all contract rights and general intangibles which may arise in connection with the creation, production, completion, delivery, financing, ownership, possession or exploitation of any Episode or which grant to any Person any right to acquire, produce, develop, reacquire, finance, release, sell, distribute, subdistribute, lease, sublease, market, license, sublicense, exhibit, broadcast, transmit, reproduce, publicize, or otherwise exploit any Episode or any rights in any Episode and all collateral, allied, ancillary and subsidiary intellectual property rights therein (excluding merchandising, print publication NFT rights), and all intellectual properties pertaining thereto and all products and proceeds thereof whether now in existence or hereafter made, acquired or produced and the rights and property set forth in Subsections (b)(i) through (b)(xv), including all such rights pursuant to agreements between any of the Seller and any Affiliate of any such Seller which relate to the ownership, production or financing of any of the Episodes;

(x)            non-exclusive access to any and all documents, receipts or books and records, including, without limitation, documents or receipts of any kind or nature issued by any pledgeholder, warehouseman or bailee with respect to any Episode and any element thereof; and

(c)            all title or titles of any Episode and all of the Seller’s rights to the exclusive use thereof including rights protected pursuant to trademark, service mark, unfair competition and/or other laws, rules or principles of law or equity.

Exhibit A

Short Form Assignment Agreement

Exhibit B

Bill of Sale

Annex D

LICENSE AGREEMENT

This License Agreement (“Agreement”) is made and entered into as of November ___, 2022 (the “Effective Date”), by and between The Chosen, LLC, a Utah limited liability company (together with its successor-in-interest, The Chosen, Inc., a Delaware corporation) (“TCL”) and Come and See Foundation, Inc., a North Carolina non-profit corporation (“CAS”), with respect to the license by CAS to TCL of certain rights in and to certain audiovisual programs as further set forth below. Each of TCL and CAS are sometimes referred to herein as a “Party” and are collectively referred to herein as the “Parties.” This Agreement supersedes and replaces in its entirety the Memorandum of Understanding (the “Prior Agreement”) dated as of October 12, 2022 between TCL and CAS.

RECITALS

I.	Pursuant to the Intellectual Property Assignment and Limited Assumption Agreement of even date herewith (the “IPAA Agreement”), CAS is the owner of all intellectual property rights in and to that certain program known as “The Chosen.”

II.	Pursuant to this Agreement, CAS hereby licenses to TCL certain rights to The Chosen. Pursuant hereto, CAS shall receive a royalty on proceeds from TCL’s distribution of The Chosen.

III.	CAS is reserving and retaining certain rights in and to The Chosen, as described herein.

AGREEMENT

In consideration of the agreements and mutual promises set forth herein, the Parties hereby agree as follows:

1.            License: Subject to the terms, conditions and restrictions herein, CAS hereby grants to TCL the exclusive and irrevocable license (the “License”) of all rights of every kind and nature whatsoever (the “Licensed Rights”) in and to that certain episodic audiovisual series entitled “The Chosen” (including all previously released episodes and seasons thereof as well as all episodes and seasons thereof which are produced and released in the future) (the “Series”), subject in all cases only to the CAS Reserved Rights (as set forth and defined below), and including, without limitation, all of the following:

a.            Commercial Exploitation Rights: TCL (and/or its designee, assignee or affiliate all of which shall be subject to the provisions of Paragraph 22, below) shall have and is hereby granted:

(i)            the exclusive rights to develop, produce, distribute, market and exploit the Series and any and all derivatives thereof (including, without limitation, Christmas-themed or other specials, animated productions of any and all kinds, so-called bonus materials and/or director’s cuts, presentation/“The Chosen Presents” title and title licensing rights, and expanded versions of episodes) (collectively, with the Series, the “Programs”), in each and every case in any and all media now known or hereafter devised, including, without limitation, with respect to Seasons 1 and 2 of the Series (which Seasons have been previously released) as well as all episodes comprising Season 3 of the Series (which episodes have been completed but not yet released and for which the initial release is anticipated on or after the Effective Date) and all future episodes and Seasons of the Series (it currently being anticipated that such future episodes may extend to and include a Season 7 of the Series);

(ii)            the exclusive rights in and to (subject only to the CAS Reserved Rights as defined hereinbelow) all distribution, exhibition, exploitation, broadcast, performance, and transmission rights with respect to the Programs in any and all media, whether now known or hereafter devised, including, without limitation, all of the following: theatrical; non-theatrical (including, without limitation, airlines, ships and other carriers and the like); pay-per-view; home entertainment (including, without limitation, digital videodiscs, DVDs, Blu-rays, and similar disc systems, interactive media and multi-media, and any other devices and/or formats); all forms of television (including, without limitation, pay, free, network, syndication, cable, satellite, and digital); all forms of video-on-demand (including, without limitation, AVOD, FVOD, FAST and SVOD); all forms of digital and/or online distribution and/or transmission (including, without limitation, the internet, fiber optic or other exhibition, broadcast and/or delivery systems); all rights of communication to the public, rights of distribution to the public or other forms of public or private communication and/or distribution; and all forms of dissemination, communication or distribution to one or more identifiable locations or parties; and

(iii)            the exclusive rights to exploit any and all marketing, promotion, merchandising, soundtrack album, music publishing, print publishing, non-fungible token (i.e., NFT) and all other ancillary, allied and subsidiary rights in and to the Programs.

b.            Sub-Licensing: TCL shall be free to sub-license and sub-distribute the Licensed Rights (or any part thereof) in connection with TCL’s distribution and exploitation of the Programs and/or any ancillary, subsidiary or allied rights therein; provided, however, that TCL shall not license to any unrelated third party (“Third Party Prodco”) the right to create or produce any works derivative of the Series (or Programs) without the prior written approval of CAS, it being acknowledged hereby that (i) CAS has pre-approved The Chosen Texas, LLC and The Chosen Productions, LLC (DBA Loaves and Fishes Productions) as the production services entities for the production of the Series and certain Programs (e.g., “The Chosen – House of David”), and provided further, that any such Third Party Prodco, or any other production company affiliated with TCL (an “Affiliated Prodco”) shall be required to execute customary and appropriate production services agreements or other customary documentation reasonably acceptable to CAS as may be necessary in order to obligate such Third Party Prodco (or Affiliated Prodco) to adhere to certain applicable provisions as set forth herein. TCL shall meaningfully consult with CAS with respect to any non-customary (i.e., outside of the ordinary course of the business of licensing rights to entertainment programs) material terms of such sub-license and sub-distribution agreements. Without limiting anything set forth in this Paragraph 1, the Licensed Rights shall include, without limitation, all rights in and to the Programs as are necessary for TCL (or its permitted assignee or delegate) to fulfill, continue performance under, and comply with all existing license agreements (the “Existing Licenses”) with respect to the Programs. TCL agrees that it will continue to fulfill, administer, perform under and comply with all of the Existing Licenses, provided, however, that any inadvertent failure to do so shall not be deemed a breach hereunder, provided that TCL shall use commercially reasonable good faith efforts to cure such failure (to the extent such failure is curable) within a reasonable time.

2

c.            Territory/Languages: All of the Licensed Rights shall be for worldwide exploitation and in any and all languages. TCL shall have free access to all foreign language dubbed and subtitled versions (including all picture and sound elements) of the Programs created by CAS in connection with the CAS Versions (as defined below).

d.            Term: All of the Licensed Rights shall be perpetual, extending, without limitation, for and beyond the full term of copyright (and any extensions and renewals thereof) in and to each of the Programs.

2.            CAS Reserved Rights: The following rights (the “CAS Reserved Rights”) are retained by and reserved to CAS and have not been and are not being assigned to TCL:

a.            Non-Profit Rights:

(i)            Exclusive worldwide rights to distribute the Programs (including episodes thereof, whether already produced or to be produced) and the Programs (which for clarity includes derivative productions of the Series) in all media to non-profit persons and institutions (e.g., ministries, churches, religious organizations and NGOs, government-religion organizations and public/private partnerships, educational institutions and schools affiliated with religious or ministerial organizations, and public and private educational institutions) (each a “Non-Profit Organization” and collectively the “Non-Profit Sector”), but excluding certain non-profit broadcast television networks (collectively, the “Excluded Non-Profit TV Networks”, for which rights are acknowledged as being granted to TCL hereunder), including the exclusive distribution, exhibition, exploitation, broadcast, performance, and transmission rights solely for access by and exhibition to Non-Profit Organizations and the Non-Profit Sector with respect to the Programs in any and all media (subject to the overspill provisions hereof), whether now known or hereafter devised, including all of the following: theatrical; non-theatrical; pay-per-view; home entertainment (including, without limitation, digital videodiscs, DVDs, Blu-rays, and similar disc systems, interactive media and multi-media, and any other devices and/or formats) solely for distribution to the Non-Profit Sector (subject to the overspill provisions hereof); non-profit broadcast television networks and Non-Profit Sector FAST channels (collectively, “Non-Profit Sector TV Rights”) [redacted] all forms of video-on-demand (including, without limitation, AVOD, FVOD and SVOD) for distribution to the Non-Profit Sector only (collectively, “VOD”), without any holdback or blackout period other than the First Window and App Exclusive Window (as such terms are defined herein); all forms of Non-Profit Sector digital and/or online distribution and/or transmission limited to distribution to or through the Non-Profit Sector only (including, without limitation, the internet, fiber optic or other exhibition, broadcast and/or delivery systems limited to distribution to or through the Non-Profit Sector only and subject to the overspill provisions hereof), including without limitation any VOD exploitation of the NP Chosen App (defined herein) to or through the Non-Profit Sector only; communication to the public, rights of distribution to the public or other forms of public or private communication and/or distribution to the Non-Profit Sector only (and subject to the overspill provisions hereof); and all forms of dissemination, communication or distribution to one or more identifiable locations or parties reasonably targeted to Non-Profit Sector audiences or Non-Profit Sector prospective audiences only(and subject to the overspill provisions hereof). [redacted]

3

(ii)            CAS shall on a case-by-case basis consider in good faith requests by TCL for CAS to grant additional individual licenses to TCL in order for TCL to license the Licensed Rights to additional broadcast television network or FAST channel Non-Profit Organizations (i.e., in addition to the Excluded Non-Profit TV Networks) with such scope and limitations as the parties may agree.

(iii)            Exclusive worldwide rights in all media to create and distribute dubbed, subtitled and/or foreign and local-language versions of the Programs (each, a “CAS Version” and collectively, the “CAS Versions”) to the Non-Profit Sector, including, by way of example, animated, abbreviated or compiled programs utilizing segments or content from the Programs and marketing and promotional materials which CAS or its assigns or contractor may create or contract to be created (such CAS Versions and marketing and promotional materials shall be subject to the approval of TCL, provided that such approvals shall not be unreasonably withheld, delayed or conditioned by TCL, and such approval rights are non-delegable and non-assignable by TCL; and pursuant to the approval mechanisms [the “TCL Approval Process”] set forth in Paragraph 6 below), and including the right to create and distribute foreign language versions and translations (whether dubbed, subtitled or using hybrid/AI technology) of some or all of the Series episodes or Programs or portions thereof (collectively, the rights of subsection (i) and (iii) are referred to as, the “Non-Profit Rights”).

(iv)            For clarity, the Non-Profit Rights include the right of CAS in its discretion to grant licenses for some or all of the Non-Profit Rights to TCL or other persons (as approved by TCL in accordance with the TCL Approval Process), on a case by case basis, including for example, where a distribution arrangement desired to be effected by TCL might be enhanced by inclusion of certain non-exclusive (or limited exclusive) Non-Profit Rights. TCL shall have the right to approve any CAS Versions, subject to and in accordance with the TCL Approval Process.

(b)            Non-Exclusive Video-On-Demand and OTT App Rights. The following rights, which are in addition to the Non-Profit Rights:

(i)            A non-exclusive royalty-free right to exhibit all seasons (past and future) of the Series and Programs solely for access by and exhibition to the Non-Profit Sector via a video-on-demand (“VOD”), over-the-top (“OTT”) and other VOD-like content streaming application (the “NP Chosen App”) (which shall include corresponding website(s)) of the NP Chosen App (herein, “VOD Rights”), and subject to the overspill provisions hereof. CAS’s exercise of its VOD Rights shall include CAS’s exclusive Donation Rights (as defined herein). Neither TCL nor any licensee of VOD Rights to the Series or Program may exercise Donation Rights except through CAS.

(ii)            The VOD Rights shall include the right to release new episodes of the Programs on the NP Chosen App on a day-and-date basis concurrent with the release of such new episodes on or in any other media, subject to the First Window and the App Exclusive Window (as such terms are defined herein).

4

(iii)            TCL shall have the right to license and/or authorize the initial commercial exhibition of any new season and/or episode of a Program via (A) an initial U.S. theatrical release and (B) subject to the prior written approval of CAS in each instance, an initial international television exhibition window (each, a “First Window”).

(iv)            Immediately following and consecutive to any applicable First Window (which shall not exceed 90 days from and after the date of initial theatrical release without CAS’s approval, and such period as CAS in its discretion may (or may not) agree with respect to an international television release), CAS shall have the right to exhibit all episodes of each new season of a Program (which may include, but not be restricted by, a concurrently exclusive basis with the Angel Studios App (the “Angel App”) for a period of sixty (60) days following the initial release on the NP Chosen App of the final episode of each new season of the Series, respectively (the “App Exclusive Window”), excepting from such exclusivity any livestream premiere accompanied by the exhibition of a new episode on Facebook or YouTube (or other similar social media platform). After the expiration of the App Exclusive Window, CAS may exploit the Non-Profit Rights in all Non-Profit Sector media [redacted]and TCL may exploit the Licensed Rights in all media (other than Non-Profit Sector media) [redacted].

(c)            Marketing and Promotional Rights: CAS has and shall retain non-exclusive worldwide right to market and promote the Series and other Programs to the Non-Profit Sector in all media and Non-Profit Sector markets, in connection with CAS’s exploitation of the CAS Reserved Rights; provided that all marketing and promotional materials created by CAS relating to the exploitation of episodes or seasons of the Series and other Programs shall be subject to TCL’s approval to ensure consistent messaging and marketing efforts for the Series and other Programs, all in accordance with the TCL Approval Process provided further that CAS’s exploitation of its Non Profit Rights and its marketing thereof, in and of itself shall not be deemed to be a conflicting message or marketing effort; TCL’s approval right shall be to coordinate messaging, not to prevent or delay CAS messaging.

(d)            Charitable Donation Rights: CAS has and shall retain the exclusive, worldwide right (“Donation Rights”) to solicit, direct and process charitable donations directly tied to exploitation of the Series or any Program (“Donations”), and provided that CAS shall exercise such Donation Rights primarily and substantially for the purpose of supporting the production, distribution, marketing and translation of the Series or any Program subject to any applicable laws, and to administer and retain (as applicable) any such Donations in accordance with the terms set forth herein, subject to TCL’s right to receive the Net Amount (as defined below) of such Donations as set forth below.

(e)            Exclusive App and Channel Naming Right. CAS has and shall retain the exclusive right to use and employ the name and trademark rights of “The Chosen” in the name or title of the NP Chosen App, and in related websites or other digital domains of the NP Chosen App (e.g., TheChosenApp.com, TheOfficialChosenApp.com, GettheChosen App.com or similar URLs and the associated content), and as the name of a channel(s) available, including in or for use in non-profit OTT streaming applications, including content streaming (e.g., The Chosen App Channel, The Chosen Series App, the Chosen Series App Channel, The Chosen Series Non-Profit Channel, the Chosen Non-Profit, or The Official Chosen Non-Profit Channel, or similar uses [the “Exclusive Channel Name Rights”]).

(f)            Distribution of the Chosen App. The exclusive right to distribute the NP Chosen App in all media through any technology, including in third party “app stores” or platforms, by any means of installing apps on mobile and desktop, and the exclusive right to use the Exclusive Channel Name Rights in such distribution.

(g)            Convergence Channel Rights. The exclusive right to use one or more configurations of the NP Chosen App and/or some of its constituent software (including outsourced software and services) as the “Chosen App Channel” (or other Exclusive Channel Name Right) offering on one or more non-profit VOD or OTT platforms.

5

(h)            Exclusive Non-Profit Sector Channel Rights. The exclusive right to distribute the Programs (and employ The Chosen trademark rights) solely for access by and exhibition to the Non-Profit Sector media or channels which are notionally restricted to members of one or more designated Non-Profit Institutions (for example, members of a church, a college, or evangelical groups), including whereby a general audience app store or a VOD, OTT, or similar streaming platform or network (using the NP Chosen App or a derivative of the NP Chosen App) offers access to the Series or the Program solely to members of such designated Non-Profit Institution, or which channel is primarily target marketed to such Non-Profit Institution or Non-Profit Sector.

(i)            Exclusive Use and Publicity. The exclusive right in all media to use and publicize “The Chosen App” and “The Chosen App Channel” (or other Exclusive Channel Name Right) and the exclusive right to use “The Chosen” in marketing to the Non-Profit Sector and distributing to the Non-Profit Sector.

3.            Non-Profit Targeted Marketing; Overspill: TCL and its licensees and permitted assigns shall not market or promote the Programs (or any of them) or any Program distribution platform or app (other than the NP Chosen App), to the Non-Profit Sector (in any language or territory) in any direct or targeted manner, including digital or online marketing (the “NP Targeted Marketing Restriction”). Non-targeted, general and mass marketing (and targeted marketing not directed to Non-Profit Organizations or the Non-Profit Sector) that incidentally reaches a member or entity in the Non-Profit Sector shall not be deemed to violate the NP Targeted Marketing Restriction. TCL shall use commercially reasonable efforts to include in TCL’s Program license agreements with any affiliates, and with any third parties entered into after the Effective Date, a provision for the NP Targeted Marketing Restriction so as to avoid violation thereof by such licensees or affiliates. Notwithstanding the foregoing, the Parties acknowledge and agree that any incidental overspill from TCL’s and/or its licensees’ licensed exploitation of the Licensed Rights (e.g., where a church or other Non-Profit Organization organically uses a VOD or OTT service other than the NP Chosen App or uses any other non-CAS controlled method to exhibit a Program to an audience) shall not constitute an infringement of the CAS Reserved Rights by such user or a breach by TCL hereunder. Similarly, notwithstanding the foregoing, the Parties acknowledge and agree that any incidental overspill from CAS’s and/or its licensees’ licensed exploitation of the CAS Reserved Rights shall not constitute an infringement of the Licensed Rights or a breach by CAS hereunder. As provided in Paragraph 21(c) below the Parties shall abide by the provisions hereof regarding Take-Down Notices (as defined herein) with third parties.

4.            Royalty to CAS:

a.            In full and complete consideration of the Licensed Rights, TCL (on behalf of itself and its permitted successors and assignees) agrees to pay to CAS (or its designees) a perpetual royalty (the “CAS Gross Royalty”) equal to five percent (5%) of the gross revenues (“Gross Revenues”) (less any required sales and/or remittance taxes and withholdings, if any) actually received by TCL or the CAM (as defined below) from the distribution of the Series and any other Programs in all media and all territories, but excluding any and all merchandising revenues of the Series and other Programs. Proceeds from non-fungible tokens are not considered merchandising revenues hereunder and shall not be included in Gross Revenues. The CAS Gross Royalty shall be applicable to all media including, without limitation, video-on-demand; mobile app; traditional home video, theatrical and television; and donation media, with only such exclusions, if any, as are set forth herein.

b.            TCL shall account to CAS on a calendar quarterly basis with respect to the CAS Gross Royalty for the initial two (2) years following the initial commercial release or broadcast of each Program hereunder and on a calendar semi-annual basis thereafter for so long as amounts of the CAS Gross Royalty are payable to CAS hereunder, with accounting statements to be rendered within sixty (60) days after the end of each applicable accounting period. TCL shall not have the obligation to provide CAS with accounting statements for any accounting periods for which no amounts of CAS Gross Royalty are due or payable hereunder.  All TCL Gross Revenues shall be kept in a segregated account (and not commingled with any other TCL programs) and TCL shall keep full, true, and accurate books of account pertaining to its exploitation of the rights in the Programs and Series. Said books of account, insofar as they relate to the Programs and any CAS Gross Royalty payments hereunder, and have not become incontestable, may be examined by CAS upon reasonable advance request but not more than once annually. Such audits must be conducted during reasonable business hours at CAS’s expense, and at a time that is mutually acceptable to the parties within sixty (60) days after notice of such audit, by a reputable accounting or other professional firm. No audit may continue for longer than forty-five (45) consecutive business days.

6

c.            CAS may direct that Gross Revenues (but excluding any revenues from customary merchandising, non-fungible tokens and other third-party platform-serviced revenues (provided that such revenues respecting individual transactions are not material in amount)) be directed through one or more collection account(s) of a reputable collection agent (e.g., Fintage House or Freeway) (each a “CAM”), including that all required performance royalties, residuals, third party participations, customary off-the-top expenses and other corridors are to be directly paid to such third parties by such collection agent. No person shall be made party to any such CAM without CAS’s approval (e.g., recipients being beneficiaries versus parties to such CAM agreement(s)). CAS and TCL shall negotiate in good faith (for example, respecting third-party platform-serviced revenues) respecting the potential use (at CAS’s election) of one or more segregated TCL bank accounts into which non-CAM revenues would be remitted (with CAS having full transparency to track such collections in such account(s)).

d.            No royalties are payable to CAS with respect to any program produced and/or owned by TCL (or its assignee, successor or designee) which is not defined as a “Program” under this Agreement.

5.            CAS Donation Proceeds:

a.            CAS has and shall retain the right to retain (or receive, as applicable) ten percent (10%) of the “Net Amount” (as defined below) of Donations which CAS may receive or collect (the “CAS Corridor”) through the NP Chosen App (“NP App Donations”), and one hundred percent (100%) of the remainder of such NP App Donations shall be remitted to TCL (or a designee of TCL mutually agreed from time to time between TCL and CAS, with such agreement not to be unreasonably withheld, delayed or conditioned by CAS).

b.            The “Net Amount” of such NP App Donations shall be the gross amount of such NP App Donations, less only the direct and verifiable costs of operation of the NP Chosen App, including any out-of-pocket third party processing fees charged in connection with the operation of the NP Chosen App. CAS and TCL shall in good faith jointly negotiate an amortization schedule by which an additional share or corridor of NP App Donation revenues may be recouped by CAS over time (in addition to the CAS Corridor) in order for CAS to recoup CAS’s direct, verifiable and out-of-pocket costs (if any) expended by CAS (including amounts paid to contractors) in developing the NP Chosen App and/or its software, including software which CAS in its discretion may elect to license or sublicense to TCL (or TCL’s permitted designee) to be utilized in any similar app used by TCL (or TCL’s permitted designee) to distribute the Programs.

c.            For clarity, as a CAS Reserved Right, above, CAS has and retains the right to collect, retain, direct and administer (i) one hundred percent (100%) of donations to CAS which are made by means other than the NP Chosen App, (ii) one hundred percent (100%) of donations made through the NP Chosen App which are specifically solicited and designated for, or designated by the giver for, the creation or marketing of a specific foreign language version or translation of the Series or another Program (for the Non-Profit sector), and (iii) the CAS Corridor.

7

6.            TCL Approval Process: With respect to any matters for which TCL has an approval right hereunder, the following shall apply:

a.            Any and all materials related to such matter shall be submitted to TCL in writing (email is sufficient) allowing TCL not less than five (5) business days from CAS’s submission thereof to review such materials; provided, such review period shall be reduced to not less than two (2) business days solely with respect to extraordinary approvals sought which are prominently designated as being of “exigent circumstances” (for example, in the email subject line) TCL shall use commercially reasonable efforts to review and respond to all such requests on a timely basis, provided that any failure by TCL to do so shall not be deemed a breach hereunder, but shall have certain consequences described below.

b.            If TCL fails to provide its approval or its notes to such materials within such five (5) business day period, (reducible to two (2) business days for a matter designated as exigent), CAS shall re-submit its request to TCL for such approval, and in the event TCL fails to respond to such re-submission within twenty-four (24) hours following CAS’s re-submission, such matter or materials shall be deemed approved solely with respect to the limited use for which they were originally designated by CAS.

c.            TCL’s approvals hereunder shall not be unreasonably withheld, delayed or conditioned by TCL, and such approval rights are non-delegable and non-assignable by TCL. TCL’s review and approval of a CAS Version will be exercised in good faith and not in a manner designed to frustrate or interfere with CAS’s exploitation of the CAS Reserved Rights.

d.            Any rejection or non-approval by TCL hereunder must specify in detail the nature of the objectionable content or matter, including where reasonable specific detail as to the corrections which will remedy the matter. If TCL fails to respond substantively or timely to three (3) consecutive approval requests by CAS, then upon written notice by CAS to TCL, the review period for all submissions or requests by CAS thereafter shall be reduced to 24 hours. TCL may reset such submission and approval periods back to the 5-day/2 day norm by providing for and giving assurances of a workable and efficient approval process. With respect to CAS Versions, CAS may submit a rough cut or later version, but TCL shall have the right to approve the final edited CAS version; provided, that no new objections may be presented at the final version review if such content was included in (and approved) in a prior rough cut or later version; provided, further, that any of the final edits do not impact any of the prior approved elements or versions.

e.            CAS’s customary sermon material, instructional material, evangelical literature or lesson plan material which incorporates clips of an episode or Program (not exceeding 1 minute for any clip or an aggregate of 4 minutes of clips in any single such material) shall not require approval by TCL, so long as such usage does not result in a non-contextual use of such clip or footage. CAS’s use of portions of a transcript of an episode (including in alternative language) shall not require approval by TCL, so long as such transcription does not alter the screenplay other than on account of such literal translation to a non-English language. Upon request by TCL, CAS shall give TCL confidential access to such materials (e.g., in a hosted cloud) for TCL’s confidential library or archival use. Any such uses shall be subject to all third party contractual talent and guild related contractual restrictions and obligations. Any residuals, re-use fees or other amounts or obligations which becomes due or payable as a result of such uses shall be the sole responsibility of CAS. TCL and CAS shall cooperate in good faith with respect to such clearances.

8

7.            NP Chosen App: All rights to the NP Chosen App are owned exclusively by CAS unless otherwise provided by CAS in writing. The Parties agree to cooperate with each other in the development of the NP Chosen App and any other applications for the VOD, OTT or similar streaming and/or other exhibition of the Series or Programs. Any license by CAS to TCL of its NP Chosen App shall be in writing.

8.            Credit: Subject to any applicable contractual and/or guild requirements, CAS shall have the right (provided that CAS exercises such right in writing in a timely manner) to be accorded a production credit for “Come and See” (which may be shared) and other credits and logos on all episodes of Seasons 4 and after of the Series. CAS and its designees shall also be accorded such additional credits as are customary and reasonable for CAS’s role in supporting the Series to be discussed and mutually approved by the Parties in good faith, and all such credits shall be subject to any applicable contractual and/or guild requirements. No casual or inadvertent failure by TCL, nor any failure by any third party, to comply with the terms of this paragraph shall constitute a breach hereof and in no event shall CAS seek or be entitled to injunctive or other equitable relief for breach of any of the credit/billing requirements hereof. TCL agrees, upon receipt of written notice from CAS specifying any failure to accord such credit, to take prompt, commercially reasonable steps to prospectively cure such failure, but TCL will be under no obligation to recall any printed materials, ads, or other materials.

9.            Certain Additional Non-Profit Rights in Non-Program Biblical Works:

a.            CAS acknowledges and agrees that TCL and/or its successors or affiliates may develop and produce Biblical-based programming that is not derived from the Series or a Program, or which is not a Program (herein, each a “TCL Non-Chosen Program”). CAS shall not own or claim any intellectual property rights of any kind or nature whatsoever in such TCL Non-Chosen Programs, and TCL or its successors or designees shall exclusively own all such rights in and to all TCL Non-Chosen Programs. If and to the extent that any TCL Non-Chosen Program is created and wholly or solely owned, by TCL and/or its permitted successor(s), assignee(s) or affiliate(s), TCL or its affiliates shall agree, subject to any applicable third party contractual obligations and restrictions, to grant non-exclusive Non-Profit Rights licenses to CAS for such TCL Non-Chosen Programs, on reasonable and customary terms and conditions to be negotiated in good faith. Such Non-Profit Rights in such TCL Non-Chosen Programs shall be substantially the same as the Non-Profit Rights (except with respect to exclusivity) which are part of the CAS Reserved Rights as set forth above. To the extent that such TCL Non-Chosen Program is not wholly or solely owned or controlled by TCL or its affiliates, TCL shall use its commercially reasonable efforts to reserve or assist CAS in the procurement of such Non-Profit Rights license for CAS.

b.            All such Non-Profit Rights licenses to CAS for TCL Non-Chosen Programs wholly or solely owned by TCL shall: (i) be non-exclusive, perpetual and royalty-free unless otherwise agreed by the Parties; provided, however, that CAS’s exploitation of such rights may be subject to a reasonable commercial exclusivity window not to exceed eighteen (18) months; and (ii) include the up-front opportunity for CAS to negotiate an exclusive (rather than non-exclusive) Non-Profit Rights license for such works. If TCL has the commercial reasonable ability to reserve or procure such Non-Profit Rights for CAS on an exclusive basis (or partially exclusive basis), then TCL shall use its commercially reasonable efforts to procure such exclusive (rather than non-exclusive) rights for CAS, provided, however, that any failure by TCL to do so shall not be a breach of this Agreement.

9

10.            Customer Data and Indemnity:

a.            With respect to CAS’s distribution of the Programs and the operation of the NP Chosen App, CAS will comply with all Digital Data Protection Laws (as defined herein). For any Program-related customer data collected by CAS (including via the NP Chosen App), CAS shall indemnify and hold harmless TCL for any violation by CAS (including any hacking of CAS or breaches of customer information held by CAS) of any digital customer privacy law violations or breaches by CAS (or permitted by CAS) (including without limitation, compliance with the California Consumer Privacy Act of 2018; the California Consumer Protection Act of 2020; the EU General Data Protection Act; and the Virginia Data Protection Act and the Colorado Privacy Act [the “Digital Data Protection Laws”]).

b.            With respect to TCL’s and any TCL licensee’s digital distribution of the Programs, TCL will (and will contractually obligate TCL’s Program licensees to) comply with all applicable Digital Data Protection Laws. For any Program-related customer data collected by TCL (or by TCL’s licensees), including via any app or medium that is subject to an applicable Digital Data Protection Law, TCL shall indemnify and hold harmless CAS for any violation by TCL or TCL’s licensees (including any hacking of TCL or breaches of customer information held by TCL or TCL’s licensees) of any Digital Data Protection Laws.

11.            Press Releases: Each Party agrees to include mention of the other Party in any press releases specifically related to the Series or a Program (as opposed to corporate and other general press releases in which the Series is incidentally mentioned), and any such press releases shall be in form and substance acceptable to both Parties. No casual or inadvertent failure by a Party, nor any failure by any third party, to comply with the terms of this paragraph shall constitute a breach hereof and in no event shall either Party seek or be entitled to injunctive or other equitable relief for breach of any of the requirements of this paragraph.

12.            Security Agreement: As an express condition and material inducement to enter into this Agreement CAS hereby grants TCL a first priority lien and security interest in and to all of the rights licensed to TCL hereunder (which for clarity excludes any security in the CAS Reserved Rights)(the “Collateral”). CAS shall, concurrently with the execution of this Agreement, execute the Copyright Mortgage and Security Agreement attached hereto as Schedule 1 (“License Security Agreement”) whereby CAS grants TCL a first priority lien and security interest in and to all of the Licensed Rights (for clarity, not including the CAS Reserved Rights) and the underlying rights therein and the Collateral in order to secure all of TCL’s rights and entitlements hereunder, together with any additional ancillary documents reasonably necessary to perfect TCL’s security interest (including, without limitation, security documentation in accordance with the Uniform Commercial Code and any applicable local law) and TCL shall be entitled to file and record such documents in order to perfect TCL’s security interest hereunder. TCL acknowledges that CAS has the right to effect such filings with the US Copyright Office, the US Patent and Trademark Office and any UCC filing office of such documentation as CAS, in its discretion, deems advisable, regarding or pertaining to the CAS Reserved Rights.

13.            General Representations and Warranties: Each Party to this Agreement represents and warrants to the other Party as follows: (i) that such Party has the full right, power and authority to enter into this Agreement and to perform the acts required of it hereunder; (ii) that the execution of this Agreement by such Party, and the performance by such Party of its obligations and duties hereunder, does not and will not violate any agreement to which such Party is a party or by which it is otherwise bound; and (iii) that when executed and delivered by such Party, this Agreement will constitute the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms.

10

14.            CAS’s Representations and Warranties. CAS represents and warrants to TCL as follows: (i) the rights granted hereunder are free and clear of all claims, liens, encumbrances, demands and other third party rights of any nature which would conflict with the rights licensed hereunder and no interim or conflicting grant or encumbrance has been made or permitted by CAS; (ii) that the License granted under this Agreement to TCL and TCL’s exercise of its rights thereunder as provided herein will not infringe in any manner any third-party rights, including, without limitation, intellectual property rights; (iii) CAS shall be solely responsible, liable and obligated for the post-Closing (as defined in the IPAA Agreement) use and exploitation of the CAS Reserved Rights, including post-Closing compliance with respect to the post-Closing exploitation of the NP Chosen App, any advertising, marketing, promotional or other materials created by CAS post-Closing respecting CAS’s production or exploitation of a Program, and any Non-Profit Organization’s post-Closing exploitation of a Program, and the payments of all guild and/or talent residuals and re-use fees, royalties and amounts required of CAS or as a result of CAS’s use and exploitation of the CAS Reserved Rights (provided that the foregoing does not create any intended third party beneficiaries and does not confer to any third party any such rights); (iv) that CAS shall comply with all government regulations, laws and administrative requirements related to CAS’ media and programming services; (v) CAS is a duly formed, validly existing non-profit organization in good standing under the laws of its jurisdiction of organization, (vi) is duly licensed or qualified to do business in each jurisdiction where it is so required, (vii) has all requisite, power and authority to own its properties and conduct its business as currently conducted and to execute and deliver, and to perform its obligations under, the Agreement, (viii) there are no actions, suits, or proceedings pending or, to the best of such CAS’s knowledge, threatened against or affecting such CAS in any court or before any governmental authority that, if adversely determined, would have a material adverse effect on the ability of CAS to perform its obligations under this Agreement, (ix) there are no actions, suits, or proceedings pending or, to the best of CAS’s knowledge, threatened, against or affecting the Licensed Rights in any court or before any Governmental Authority, (x) there are no actions, proceedings or claims pending or to the best of CAS’s threatened, the adverse determination of which might have a material adverse effect or on any related or affiliated group or impair its ability to perform its obligations under, or affect the validity or enforceability of this Agreement, and (xii) CAS has conducted, and is conducting, its business so as to comply in all material respects with all applicable federal, state, county and municipal statutes and regulations and neither CAS nor any officer, manager, director or member of CAS is charged with, or so far as is known by such CAS, is under investigation with respect to, any violation of any such statutes, regulations or orders that could have a material adverse effect on the financial condition, business or operations of CAS.

15.            TCL’s Representations and Warranties. TCL represents and warrants to the CAS as follows:

a.            Good Standing; Powers. TCL: (i) is duly formed, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business in each jurisdiction where it is so required, and (iii) has all requisite, power and authority to own its properties and conduct its business as currently conducted and to execute and deliver, and to perform its obligations under, the Agreement.

b.            Compliance with Laws and Other Agreements. The execution, delivery and performance of the Agreement will not: (i) violate any law, rule or regulation applicable to TCL, any provision of its Certificate of Formation, Operating Agreement, by-laws or other similar governing instruments of TCL, or any judgement, order, statute, rule or regulation of any Governmental Authority applicable to TCL, (ii) conflict with, result in a breach of, or constitute a default under any terms or provisions of any indenture, mortgage, note or other agreement or instrument to which TCL is a party or by which it or any of its assets is bound, or any license, judgment, order or decree of any Governmental Authority having jurisdiction over TCL, or any of its activities or properties, including but not limited to borrowing limits and negative pledges, or (iii) result in, or require the creation or imposition of, any Lien in favor of any third party, upon or with respect to any assets or properties now or hereafter owned by TCL, or (iv) require any consent or approval (including any exchange control approval) of, registration or filing with, or any other action by, any Governmental Authority, or (v) violate or contravene any provision of any law, regulation, order, ruling or interpretation thereunder or any decree, order or judgment or any court or Governmental Authority, of (vi) require any waivers, consents or approvals by any other Person.

11

c.            Legal, Valid and Binding Obligation; Member Approval. The Agreement has been duly authorized by all necessary action by TCL and duly executed and delivered by TCL and constitutes a legal, valid and binding obligation of TCL, enforceable according to its terms.

16.            Trademark Matters.1 The parties further agree that all trademarks licensed hereunder to TCL shall be subject to the following standards requirements:

a.            The parties agree that all goods and services offered under the marks licensed hereunder shall (i) be consistent with and not contravene the religious and historical teachings of the Bible as interpreted by evangelical Christian beliefs; (ii) maintain the same standards of artistry, theological interpretation and quality of goods and content as are demonstrated and reflected in Seasons 1 and 2 of the Series and corresponding goods and services to date; and (iii) be in accordance with the standards of faith articulated by Dallas Jenkins (“Jenkins”).

b.            CAS hereby delegates to Jenkins authority over setting and enforcing the standards of quality for goods and services (to include content) offered to the public under the trademarks licensed hereunder. Jenkins shall be responsible for establishing and enforcing the quality and content standards of the licensed marks and shall manage the day to day monitoring and management of all use of the licensed marks. Jenkins or his representatives shall timely report to CAS any problems with brand standards. Jenkins may delegate authority to establish and police standards provided that he maintains direct responsibility for and oversight of all such quality standards and enforcement for the licensed marks. TCL shall timely report to CAS all third party complaints regarding brand standards of the licensed marks that remain active and unresolved after 90 ninety days from the date of first complaint. CAS’s delegation hereunder is personal to Jenkins and may not be assigned to another by TCL.

c.            TCL shall keep CAS informed of all goods and services offered under the licensed trademarks and shall timely provide samples to or allow auditing of the same to CAS. TCL shall maintain records sufficient to disclose the preceding five years of TCL uses of the licensed trademarks. CAS has the right at its expense to inspect and audit all records and things associated with the use of the licensed trademarks, and TCL shall cooperate with all reasonable inspection and auditing requests.

d.            CAS may prospectively terminate the trademark license hereunder if TCL materially breaches the foregoing trademark use standards and fails to remedy the breach after written notice and failure to cure within a reasonable period of not less than 14 days, and provided further that CAS provide written notice of termination after the failure to cure and allow TCL 30 days within which to respond or initiate arbitration pursuant to the terms of this Agreement. Termination shall be suspended pending arbitration and any arbitration involving this section shall be conducted pursuant to the AAA rules for Expedited Procedures irrespective of the amount in controversy. Notwithstanding anything to the contrary contained herein, any such termination hereunder shall not apply with respect to the use of the licensed trademarks and/or the title of the Series or Programs with respect to episodes produced (in whole or in part) or distributed prior to the date of such termination.

e.            CAS may appoint a designee of TCL, from time to time, as a trademark management agent to manage the exchange of information regarding trademark and brand issues between the Parties, with Adam Swerdlow, or such other designee of TCL, being the initially appointed agent. Such agent shall act as the agent of CAS with respect to certain management and administrative functions pertaining to The Chosen trademarks.

1 NTD: Under review by TCL.

12

17.            Events Of Default; Remedies. Each of the following shall be an “Event of Default” under this Agreement:

a.            Involuntary Insolvency Proceedings. The entry of a decree or order for relief in respect of the either Party in a bankruptcy, insolvency or receivership proceeding, or any other action or proceeding for any other relief under any law affecting creditors’ rights that is similar to a bankruptcy law; or a receiver, trustee, liquidator, assignee, sequestrator (or similar official) is appointed in respect of such Party or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, in an involuntary case under any bankruptcy, insolvency or other similar law; or the commencement against either Party of an involuntary case under any bankruptcy, insolvency, receivership or other similar law which is not dismissed within 120 days; or

b.            Voluntary Insolvency Proceedings. Either Party or any Affiliate of such Party shall (i) be dissolved, (ii) fail or shall be unable to pay its debts generally as they become due, (iii) admit in writing its inability to pay its debts generally as they become due, (iv) make a general assignment for the benefit of creditors, (v) commence a voluntary case in bankruptcy, insolvency, receivership, reorganization or any other action or proceeding for any other relief under any law affecting creditors’ rights that is similar to a bankruptcy law (including, without limitation, requesting a moratorium or suspension of payment of debts from any court or instituting proceedings or taking any form of corporate action to be liquidated, adjudicated bankrupt or insolvent), (vi) consent by answer or otherwise to the commencement against it of an involuntary case in bankruptcy, receivership, insolvency, reorganization or any other such action or proceeding or (vii) otherwise become insolvent; or

c.            Cessation of Business. If either Party’s business is prohibited or suspended, partially or totally, or if either Party suspends, ceases or threatens to suspend or cease to carry on all or a substantial part of its business; or

d.            Insolvency. If either Party is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts, proposes or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness, or if the value of the assets of such Party is less than its liabilities (taking into account contingent and prospective liabilities), or if a moratorium or other protection from its creditors is declared or imposed in respect of any indebtedness of either Party.

e.            Obligations. If either Party fails to perform or with any of its material covenants or obligations set forth herein or fails to cure such failure within a reasonable period of time (not to exceed thirty (30) days), after receipt of written notice from the other Party.

18.            Remedies. If an Event of Default has occurred and is continuing, the non-defaulting Party may take any or all of the following actions:

a.            Any action or remedy provided for by applicable law.

b.            Terminate the Agreement for an Event of Default pursuant to Paragraphs 17(a) through 17(d), above.

c.            Subject to the provisions of Paragraph 21, below, the rights and remedies of the non-defaulting Party hereunder, are cumulative and in addition to all rights and remedies provided under all agreements between TCL, on the one hand, and CAS, on the other hand, in equity or otherwise. Neither any delay nor any omission by the non-defaulting Party to exercise any right or remedy shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise thereof or any exercise of any other right or remedy.

13

19.            Indemnification:

a.            CAS agrees to defend, indemnify and hold harmless TCL and its officers, directors, employees, investors, representatives and agents, from any damages and/or losses (including, without limitation, reasonable outside attorneys’ fees) resulting from or relating to any third-party claims arising from (i) CAS’s exploitation of the CAS Reserved Rights, (ii) CAS’s exploitation of the NP Chosen App and any advertising, marketing, promotional or other materials created by CAS, (iii) any Non-Profit Organization’s exploitation of a Program, and/or (iv) any breach of a representation or warranty of CAS contained herein.

b.            TCL agrees to defend, indemnify and hold harmless CAS and its officers, directors, employees, investors, representatives and agents, from any damages and/or losses (including, without limitation, reasonable outside attorneys’ fees) resulting from or relating to any third-party claims arising from (i) TCL’s exploitation of the Licensed Rights (ii)  any advertising, marketing, promotional or other materials created by TCL, and/or (iii) any breach of a representation or warranty of TCL contained herein.

c.            Each party’s indemnification obligations under this section are hereby expressly conditioned on the following: (i) the party requesting indemnity (“Indemnified Party”) provides the purported indemnifying party (“Indemnifying Party”) with prompt written notice of any such claim; and (ii) the Indemnified Party permits the Indemnifying Party to control the defense of such action, with counsel chosen by the Indemnifying Party (who will be reasonably acceptable to Indemnified Party); and (iii) Indemnified Party provides the Indemnifying Party with any reasonable information or assistance requested by the Indemnifying Party, at the Indemnifying Party’s expense. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, effect any settlement of any pending or threatened proceeding in respect to which the Indemnified Party is or could be indemnified hereunder unless such settlement either (A) includes an unconditional release of the Indemnified Party from all liability on all claims that are the subject matter of such proceeding or (B) is consented to in writing by the Indemnified Party (which consent shall not be unreasonably withheld).

20.            Confidentiality: TCL and CAS shall keep confidential and retain in the strictest confidence and shall not disclose to any third party any of the terms of this Agreement without the written consent of the other, except (a) as required by law (provided that any Party so required shall provide the other Party with the contents of such disclosure as soon as reasonably practicable prior to making such disclosure); (b) to enforce a party’s rights hereunder; (c) to a party’s attorneys, accountants, agents, investors, potential investors, financiers (including, without limitation, their representatives), and other professional representatives who agree to be bound to the confidentiality obligations of this provision; or (d) in connection with any third party participations, accounting and audit rights, SEC or other disclosure requirements and tax and other reporting requirements. The provisions of this paragraph shall survive any termination or expiration of this Agreement. For clarity, nothing in this Agreement shall be deemed to interfere with each Party’s obligation to disclose any information pursuant to any audits or reporting or disclosure requirements or to report transactions with the appropriate governmental, taxing, and/or registering agencies.

14

21.            Injunctive Relief/Non-Disturbance/Quiet Enjoyment:

a.            Each Party’s remedies for any breach of this Agreement shall be solely pursuant to the mandatory arbitration and related provisions hereof. Each Party hereby expressly waives any right to seek injunctive or other equitable relief (other than termination of the Agreement pursuant to an Event of Default pursuant to the provision of Paragraphs 17(a) through 17(d), above) and under no circumstances shall a Party have the right to interfere with or enjoin and/or prohibit any distribution or exploitation of the Programs.

b.            Notwithstanding anything to the contrary herein, each Party shall have the continuing right of quiet enjoyment and non-disturbance of their respective rights (i.e., the Licensed Rights and the CAS Reserved Rights) hereunder. Neither Party shall exercise its rights hereunder in a manner that materially and adversely infringes upon the rights of the other Party or the exploitation thereof, subject to the overspill provisions of Paragraph 3 above.

c.            If any dispute arises as to whether any of either Party’s use, exploitation or quiet enjoyment of their respective rights (i.e., the Licensed Rights and the CAS Reserved Rights) violates (or may violate) the rights of the other Party, the aggrieved Party agrees that it shall not issue to any person (other than the other Party) any so-called infringement notice or take-down demand (as such are set forth under the Digital Millennium Copyright Act) any similar law or act which demands that a person remove, restrict or limit the distribution of digital content (each a “Take-Down Notice”) except as provided herein. Any Take-Down Notice shall first be submitted to the other Party, and the Parties shall use timely best efforts to resolve any dispute reflected in the Take-Down Notice. If the Parties cannot resolve such matter within fifteen (15) business days, then the aggrieved Party shall refrain from issuing any Take-Down Notice except upon the matter having been adjudicated pursuant to the binding arbitration provisions set forth in Paragraph 25 below.

22.            Assignment:

a.            Except as set forth below, neither Party may assign this Agreement or any of its rights hereunder or delegate any of its obligations hereunder without the prior written consent of the other Party. Any purported assignment made contrary to the terms of this Agreement (including, without limitation, any assignment for the benefit of creditors, or assignment to a trustee pursuant to any bankruptcy or insolvency) shall constitute a breach hereof and shall be void ab initio. Notwithstanding the foregoing, a Party may assign this Agreement to a creditworthy person or entity so long as (i) such acquiror simultaneously acquires all or substantially all of the business or assets of the assigning Party, whether by asset purchase, equity purchase, merger, consolidation or otherwise, subject to such assignee assuming all of such assigning Party’s obligations hereunder (including owing to third party beneficiaries), (ii) such acquiror assumes all obligations to the non-assigning Party hereunder in writing; provided, that in the event such assignor is TCL, such assumed obligations (A) shall include the Production Integrity Obligations and Production Covenants in the Schedules attached to the Contribution Funding and Production Agreement of even date herewith (the “Funding Agreement”), and (B) shall include Jenkins remaining as the Key Man (as such term is defined in the Funding Agreement), unless otherwise approved in writing by CAS, pursuant to the Key Man Affiliation provisions of the Funding Agreement; provided, however, that the foregoing shall not be construed to restrict TCL’s customary sub-licensing in the ordinary course, or sub-distribution or other exploitation of the Series and other Programs in the ordinary course and which does not constitute, individually or in any series or aggregation of transactions, a transfer or assignment of a substantial portion of the business or assets of TCL, including the Series or the other Programs. CAS in any event, shall not be obligated to accept any executory performances from, or render any executory performances to, any purported assignee of this Agreement in any bankruptcy.

15

b.            TCL’s right to sublicense the Licensed Rights hereunder may not be conducted, individually or any series or aggregation of transactions, so as to result in a transfer or assignment of a substantial portion of the business or assets of TCL, or an assignment or transfer of a substantial portion of the Licensed Rights.

c.            This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties hereto.

23.            Further Documents: The Parties shall, and shall cause their respective affiliates to, execute and deliver such additional , instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this and each Party’s respective rights and entitlements hereunder.

24.            Notices: All notices and other communications required or permitted under this Agreement shall be in writing, and shall be deemed to have been given, if such notice is provided as follows: (i) by deposit with the United States mail, certified, return receipt requested, upon deposit with a nationally recognized overnight carrier; (ii) by personal delivery; or (iii) by electronic mail (with confirmed receipt). Rejection or other refusal to accept or inability to deliver because of a changed address or email address of which no notice has been received shall also constitute service of notice. The Parties may change their respective addresses by sending written notice to the other Parties in accordance with the foregoing; however, no written notice of change of address shall be effective until the date of receipt thereof. Physical and email addresses for the notices are as follows:

If to TCL:

The Chosen, LLC

4 South 2600 West, Suite 5

Hurricane, Utah 84737

Attn: Brad Pelo

Email: brad@thechosen.tv

and

Loeb & Loeb LLP

10100 Santa Monica Blvd., Suite 2200

Los Angeles, California 90067

Attn: Andrew Kramer

Email: akramer@loeb.com

If to CAS:

Michael Barnes Esq.

Barnes Law Firm

100 Wilshire Blvd. Ste. 700

Santa Monica, CA 90401

MBarnes@BarnesLaw.US

-and-

Anthony Biller Esq.

Envisage Law

2601 Oberlin Rd, Ste 100

Raleigh, NC 27608

ajbiller@envisage.law

16

25.            Binding Arbitration:

a.            Any dispute, claim, or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation, or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by private, confidential binding arbitration as provided by the Federal Arbitration Act (or, if inapplicable, by similar state statute) in Oklahoma City, Oklahoma, before one arbitrator. The arbitrator shall be selected by application of the rules of the American Arbitration Association (“AAA”) or other formal arbitration rules mutually agreed upon by the Parties. No Party to this Agreement will challenge the jurisdiction or venue provisions as provided in this section. In the event a Party fails to proceed with arbitration, unsuccessfully challenges the arbitrator’s award, or fails to comply with the arbitrator’s award, the other Party is entitled to costs of suit, including reasonable attorneys’ fees for having to compel arbitration or defend or enforce an award. Judgment on the award may be entered in any court having jurisdiction. The underlying award may be appealed pursuant to the AAA’s Optional Appellate Arbitration Rules (“Appellate Rules”). The award shall not be considered final until after the time for filing the notice of appeal pursuant to the Appellate Rules has expired. Appeals must be initiated within thirty (30) days of receipt of an underlying award, as defined by Rule A-3 of the Appellate Rules, by filing a notice of appeal with any AAA office. Following the appeal process the decision rendered by the appeal tribunal may be entered in any court having jurisdiction thereof. In the event any action is brought by any Party to enforce any aspect of this Agreement, the prevailing Party in any such enforcement action shall be entitled to reasonable attorneys’ fees and costs, in addition to all of the relief to which that Party may be entitled.

b.            Each Party hereby irrevocably: (i) waives any objection which it may have as to determining the basis for jurisdiction in any claim, action or proceedings arising as a result of this Agreement or related thereto, including any claim for which the tribunal set forth above would be a forum non conveniens for the suit, action or proceedings; (ii) waives any right which it may have to initiate any claim, action or proceedings arising as a result of this Agreement before a court in its own domicile; (iii) and agrees as follows: WAIVER OF JURY TRIAL: EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES THE RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, THIS AGREEMENT; and (iv) agrees that a final judgment issued in respect of such action, claim or process shall be conclusive and may be enforced by filing legal proceedings in any court in the jurisdiction to which the applicable Party and its assets are subject.

17

26.            Miscellaneous:

a.            This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, applicable to contracts entered into and performed entirely therein, without regard to any conflict of law principles.

b.            This Agreement constitutes the parties’ entire understanding with respect to the subject matter hereof and it supersedes all prior statements, negotiations, agreements and understandings between or among the parties, whether oral or written (and including respecting any third party or third party beneficiary). Other than as specifically set forth in this Agreement, no other purported agreement, statement, negotiation, assurance, inducement, understanding or promise between or among the parties relating to the subject matter of this Agreement shall be valid or binding, nor provide any remedy to any party. This Agreement shall be deemed jointly drafted by the Parties and each Party hereto will bear its own costs and expenses incurred in connection with the preparation, negotiation and execution of this Agreement. The parties acknowledge that in entering into this Agreement they have not relied and will not in any manner rely upon any other agreements, other than those agreements specifically set forth in this Agreement or in any agreements referred to therein. No person, whether or not an officer, agent, employee or representative of any party hereto, has made for or on behalf of that party any agreement, representation, warranty, statement, promise, arrangement or understanding not expressly set forth in this Agreement. This Agreement can be amended only by a written instrument signed by the parties. Each provision of this Agreement will be considered separate and severable, and in the event that any such provision is held to be invalid, void or unenforceable by a court of competent jurisdiction, the remaining provisions will continue to be in full force and effect without being impaired or invalidated in any way. This Agreement, and all rights and obligations hereunder, will be binding on and inure to the benefit of the parties hereto and their respective successors, licensees, assigns, parents, affiliates and subsidiaries.

c.            The failure of any Party at any time or times to demand strict performance by another Party of any of the terms, covenants, or conditions set forth herein shall not be construed as a continuing waiver or relinquishment thereof. Any Party may by written notice, at any time, demand strict and complete performance by the other Party of the terms, covenants, and conditions of this Agreement. A waiver shall only be effective if set forth in writing and signed by the Party to be charged with such waiver. No notice or demand on any Party shall entitle it to any further notice or demand in similar or other circumstances.

d.            Neither party shall take any action, nor exercise its rights in any manner, which will (or would reasonably be perceived by the other Party or the public as being) derogatory, scandalous or defamatory to either Party, or which would subject The Chosen Series or The Chosen trademarks to public ridicule or disapproval, or uses which portray (or would reasonably be perceived by the public as portraying) the underlying Biblical material in a derogatory, scandalous or defamatory manner, or in a manner which is a material deviation from the doctrines of Biblical Scripture, as they are traditionally understood and interpreted with modern evangelical audiences and institutions.

e.            This Agreement may be signed in counterparts and PDF documents and photocopies may be used as an original. Signatures of the parties so transmitted by PDF or other electronic means shall be deemed to be their original signatures for all purposes. The exchange of copies of this Agreement and of signature pages by PDF or other electronic means from which a paper replica can be generated shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes.

AGREED AND ACCEPTED:

THE CHOSEN, LLC		COME AND SEE FOUNDATION, INC.

By:	The Chosen Productions, LLC, its Manager	By:
Name:
	By:	Title:
Name:
Title:

18

Annex E

CERTIFICATE OF INCORPORATION

OF

THE CHOSEN, INC.

THE UNDERSIGNED, in order to form a corporation for the purposes herein stated, under and pursuant to the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

FIRST: The name of the corporation is The Chosen, Inc. (the “Corporation”).

SECOND: The registered office of the Corporation is to be located at 850 New Burton Road, Suite 201, in the City of Dover in the County of Kent, in the State of Delaware 19904. The name of its Registered Agent at such address is Cogency Global Inc.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

FOURTH: The total number of shares of all classes of capital stock that the Corporation is authorized to issue is (a) 35,000,000 shares of Common Stock, $0.001 par value per share (“Common Stock”), of which (i) 10,000,000 shares are designated as “Series A Common Stock”, and (ii) 25,000,000 shares are designated as “Series B Common Stock”; and (b) 8,000,000 shares of Preferred Stock, $0.001 par value per share (“Preferred Stock”). Except as set forth in this Certificate of Incorporation, the powers, privileges and rights of the varying classes and series of capital stock of the Corporation, and the qualifications, limitations or restrictions thereof, shall be identical.

A.            Common Stock

Except as otherwise required by law, as provided in this Certificate of Incorporation, and as otherwise provided in the resolution or resolutions, if any, adopted by the board of directors of the Corporation (the “Board”) with respect to any series of the Preferred Stock, the holders of the Common Stock shall exclusively possess all voting power. In addition, except as otherwise required by law, as provided in this Certificate of Incorporation, and as otherwise provided in the resolution or resolutions, if any, adopted by the Board with respect to any series of the Preferred Stock, on any matter presented to the holders of Common Stock and Preferred Stock for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), the holders thereof shall vote together as a single class, whereby (i) each holder of shares of Common Stock shall be entitled to the number of votes set forth in clauses (x) and (y) immediately below, as applicable, and (ii) each holder of shares of Preferred Stock shall be entitled to one (1) vote for each share held by such holder. For any matter presented to the holders of Common Stock for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), (x) the holders of Series A Common Stock are entitled to ten (10) votes for each share of Series A Common Stock, and (y) the holders of Series B Common Stock are entitled to one (1) vote for each share of Series B Common Stock. Subject to the rights of holders of any series of outstanding Preferred Stock, holders of shares of Common Stock shall have equal rights of participation in the dividends and other distributions in cash, stock or property of the Corporation when, as and if declared thereon by the Board from time to time out of assets or funds of the Corporation legally available therefor and shall have equal rights to receive the assets and funds of the Corporation available for distribution to stockholders in the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary.

B.       Preferred Stock

The Board is hereby authorized to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers, if any, of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by the Board.

Notwithstanding the foregoing, 6,000,000 shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated “Series A Preferred Stock” with the following rights, preferences, powers, privileges and restrictions, qualifications and limitations. Unless otherwise indicated, references to “Sections” in this Part B of this Article Fourth refer to sections of Part B of this Article Fourth.

1.             Dividends.

The holders of then outstanding shares of Series A Preferred Stock shall be entitled to receive, only when, as and if declared by the Board, out of any funds and assets legally available therefor, dividends at the rate of up to 120% of the Original Issue Price (as defined below) for each share of Series A Preferred Stock (the “Preferential Dividends”), prior and in preference to any declaration or payment of any other dividend (other than dividends on shares of Common Stock payable in shares of Common Stock), until such time such holders have received in the aggregate 120% of the Original Issue Price for each share of Series A Preferred Stock. The right to receive dividends on shares of Series A Preferred Stock pursuant to the preceding sentence of this Section 1 shall not be cumulative, and no right to dividends shall accrue to holders of Series A Preferred Stock by reason of the fact that dividends on said shares are not declared. The “Original Issue Price” shall mean, with respect to the Series A Preferred Stock, $2.00 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock.

2.             Short-Term Asset Sale; Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Other Asset Sales.

2.1           Preferential Payments to Holders of Preferred Stock (Short-Term Asset Sale). In the event of any sale by the Corporation of all or substantially all of the assets of the Corporation, in a single transaction or series of related transactions, within twelve (12) months of the date of the filing of this Certificate of Incorporation (a “Short-Term Asset Sale”), the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders an amount per share equal to 1.2 times the Original Issue Price, less any Preferential Dividends (collectively, the “Short-Term Preferential Payments”). If upon any Short-Term Asset Sale, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series A Preferred Stock the full amount to which they shall be entitled under this Section 2.1, the holders of shares of Series A Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. Any remaining proceeds from any Short-Term Asset Sale shall be used, reserved, distributed or otherwise in such manner as determined by the Board.

2

2.2           Other Preferential Payments to Holders of Preferred Stock. Subject to Section 2.1, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders or, in the case of a Deemed Liquidation Event (as defined below), out of the consideration payable to stockholders in such Deemed Liquidation Event, before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to 1.2 times the Original Issue Price, less any Short-Term Preferential Payments (collectively, the “Other Preferential Payments”). If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series A Preferred Stock the full amount to which they shall be entitled under this Section 2.2, the holders of shares of Series A Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

2.3           Distribution of Remaining Assets. Subject to Section 2.1, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after the payment in full of all Liquidation Amounts (as defined below) required to be paid to the holders of shares of Series A Preferred Stock the remaining assets of the Corporation available for distribution to its stockholders or, in the case of a Deemed Liquidation Event, the consideration not payable to the holders of shares of Series A Preferred Stock pursuant to Section 2.2 shall be distributed among the holders of the shares of Series A Preferred Stock and Common Stock, pro rata based on the number of shares held by each such holder. The aggregate amount which a holder of a share of Series A Preferred Stock is entitled to receive under Sections 2.2 and 2.3 is hereinafter referred to as the “Liquidation Amount.”

2.4           Deemed Liquidation Events.

2.4.1        Definition. Subject to Section 2.1, each of the following events shall be considered a “Deemed Liquidation Event” unless the holders of at least a majority of the outstanding shares of Series A Preferred Stock (the “Requisite Holders”), exclusively and as a separate class, elect otherwise by written notice sent to the Corporation at least five (5) days prior to the effective date of any such event:

3

(a)            a merger or consolidation in which

(i)	the Corporation is a constituent party or

(ii)	a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation,

except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority of the capital stock of (1) the surviving or resulting corporation; or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or

(b)           (1) the sale in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or (2) the sale or disposition (whether by merger, consolidation or otherwise, and whether in a single transaction or a series of related transactions) of one (1) or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale is to a wholly owned subsidiary of the Corporation.

2.4.2        Effecting a Deemed Liquidation Event. The Corporation shall not have the power to effect a Deemed Liquidation Event referred to in Section 2.4.1(a)(i) unless the agreement or plan of merger or consolidation for such transaction (the “Merger Agreement”) provides that the consideration payable to the stockholders of the Corporation in such Deemed Liquidation Event shall be allocated to the holders of capital stock of the Corporation in accordance with Sections 2.2 and 2.3.

2.4.3        Amount Deemed Paid or Distributed. The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such merger, consolidation, or sale shall be the cash or the value of the property, rights or securities to be paid or distributed to such holders pursuant to such Deemed Liquidation Event. The value of such property, rights or securities shall be determined in good faith by the Board.

2.4.4        Allocation of Escrow and Contingent Consideration. In the event of a Deemed Liquidation Event pursuant to Section 2.4.1(a)(i), if any portion of the consideration payable to the stockholders of the Corporation is payable only upon satisfaction of contingencies (the “Additional Consideration”), the Merger Agreement shall provide that (a) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 2.2 and 2.3 as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event; and (b) any Additional Consideration which becomes payable to the stockholders of the Corporation upon satisfaction of such contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 2.2 and 2.3 after taking into account the previous payment of the Initial Consideration as part of the same transaction. For the purposes of this Section 2.4.4, consideration placed into escrow or retained as a holdback to be available for satisfaction of indemnification or similar obligations in connection with such Deemed Liquidation Event shall be deemed to be Additional Consideration.

4

3.             Voting. On any matter presented exclusively to the holders of Series A Preferred Stock pursuant to Section 2.4.1 for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Series A Preferred Stock shall be entitled to cast one (1) vote for each share of Series A Preferred Stock as of the record date for determining stockholders entitled to vote on such matter.

4.             Mandatory Conversion.

4.1           Trigger Event. Upon receipt of the Short-Term Preferential Payments or the Other Preferential Payments (such time, the “Mandatory Conversion Time”), then such share of Series A Preferred Stock shall automatically be converted into a share of Series B Common Stock on a one-to-one (1:1) basis.

4.2           Procedural Requirements. All rights with respect to the Series A Preferred Stock converted pursuant to Section 4.1 will automatically terminate at the Mandatory Conversion Time. Such converted Series A Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series A Preferred Stock accordingly.

5.             Converted or Otherwise Acquired Shares. Any shares of Series A Preferred Stock that are converted or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred.

6.             Waiver. Except as otherwise set forth herein, any of the rights, powers, preferences and other terms of the Series A Preferred Stock set forth herein may be waived on behalf of all holders of Series A Preferred Stock by the affirmative written consent or vote of the holders of the Requisite Holders.

7.             Notices. Any notice required or permitted by the provisions of this Article Fourth to be given to a holder of shares of Series A Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the DGCL, and shall be deemed sent upon such mailing or electronic transmission.

FIFTH: The name and mailing address of the incorporator is: Susan Zalduendo, c/o Loeb & Loeb LLP, 321 N. Clark Street, Suite 2300, Chicago, IL 60654.

5

SIXTH: Subject to any applicable rights of the holders of any series of Preferred Stock, the number of directors of the Corporation which shall constitute the entire Board shall be the number of directors as fixed from time to time in accordance with the Bylaws of the Corporation (the “Bylaws”). The election of directors need not be by written ballot unless the Bylaws so provide.

SEVENTH: The Bylaws may be altered, amended, supplemented or repealed or new Bylaws may be adopted (a) by the stockholders, by the affirmative vote or written consent of the holders of a majority of the shares entitled to vote, or (b) by a resolution adopted by a majority of the whole Board at any regular or special meeting of the Board. The stockholders, by the affirmative vote or written consent of the holders of a majority of the shares entitled to vote, shall have authority to change or repeal any Bylaws adopted by the directors.

EIGHTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders of this Corporation, as the case may be, and also on this Corporation.

NINTH: Anything to the contrary in this Certificate of Incorporation notwithstanding and to the fullest extent permitted by the DGCL, no director or officer shall be liable personally to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, provided however, that nothing in this paragraph shall eliminate or limit the liability of a director or officer (a) for any breach of such person’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL, or (d) for any transaction from which such person derived an improper personal benefit. The modification or repeal of this Article Ninth shall not affect the restriction hereunder of a director’s or officer’s personal liability for any act or omission occurring prior to such modification or repeal.

TENTH: The Corporation, to the full extent permitted by Section 145 of the DGCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized hereby.

6

ELEVENTH:

A. Subject to the last sentence in this Section 11.1, and unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by the applicable law, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Certificate of Incorporation or the Bylaws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder's counsel except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or (C) for which the Court of Chancery does not have subject matter jurisdiction. Notwithstanding the foregoing, (i) the provisions of this Article Eleventh, Paragraph A will not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction and (ii) unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

B. If any action the subject matter of which is within the scope of Article Eleventh, Paragraph A immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Article Eleventh, Paragraph A immediately above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder's counsel in the Foreign Action as agent for such stockholder.

C. If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any sentence of this Article Eleventh, Paragraph C containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article Eleventh, Paragraph C.

7

TWELFTH: The doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of this Certificate of Incorporation or in the future. In addition to the foregoing, unless the Corporation and a director or officer of the Corporation otherwise agree in writing, the doctrine of corporate opportunity shall not apply to any other corporate opportunity with respect to any of the directors or officers of the Corporation unless such corporate opportunity is offered to such person solely in his or her capacity as a director or officer of the Corporation and such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue.

I, the undersigned, being the sole incorporator, for the purpose of forming a corporation under the laws of the State of Delaware do make, file and record this Certificate of Incorporation, do certify that the facts herein stated are true, and accordingly, have hereto set my hand and seal this ___ day of November, 2022.

Susan Zalduendo, Incorporator
c/o Loeb & Loeb LLP
321 N. Clark Street, Suite 2300
Chicago, IL 60654

8